UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

SILICON STORAGE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value per share, of Silicon Storage Technology, Inc.

(2)	Aggregate number of securities to which transaction applies:

98,647,736 shares of Common Stock outstanding as of February 25, 2010, and includes the anticipated issuance of 2,458,501 shares of Common Stock pursuant to options granted under the 1995 Equity Incentive Plan, the 1995 Non-Employee Directors’ Stock Option Plan and the 2008 Equity Incentive Plan prior to the closing of the transaction with exercise prices below $3.00 that are eligible to be cashed out in the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 96,189,235 shares of Common Stock outstanding as of February 25, 2010 multiplied by $3.00 per share and (B) options to purchase 2,458,501 shares of Common Stock outstanding as of February 25, 2010 with exercise prices below $3.00 multiplied by $0.64 per share (which is the difference between $3.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00007130 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$290,141,145.64

(5)	Total fee paid:

$20,687.06

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $20,687.06

(2)	Form, Schedule or Registration Statement No.: Schedule 14A

(3)	Filing Party: Silicon Storage Technology, Inc.

(4)	Date Filed: February 26, 2010

SILICON STORAGE TECHNOLOGY, INC.

1020 Kifer Road

Sunnyvale, California 94086

(408) 735-9110

Dear Shareholder:

We invite you to attend a special meeting of shareholders of Silicon Storage Technology, Inc., or SST, to be held at SST’s offices at 1020 Kifer Road, Sunnyvale, California 94086, at 10:00 a.m., local time, on April 8, 2010, or the Special Meeting. Holders of record of SST common stock, no par value per share, at the close of business on February 26, 2010 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

On February 2, 2010, we entered into an Agreement and Plan of Merger with Microchip Technology Incorporated and Sun Acquisition Corporation, or the Original Merger Agreement, which was amended pursuant to Amendment No. 1 to the Agreement and Plan of Merger on February 22, 2010, or the Amendment. The Original Merger Agreement, as amended by the Amendment, is referred to as the Merger Agreement. At the Special Meeting, we will ask you to adopt the Merger Agreement and approve the principal terms of the merger as contemplated by the Merger Agreement, or the Merger. As a result of the Merger, SST will become a wholly-owned subsidiary of Microchip Technology Incorporated. Microchip Technology Incorporated is a Delaware corporation. Sun Acquisition Corporation is a California corporation and is a wholly-owned subsidiary of Microchip Technology Incorporated.

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the principal terms of the Merger and adopt the Merger Agreement.

If the Merger is completed, you will be entitled to receive $3.00 in cash, without interest and less any applicable withholding taxes, for each share of SST common stock that you own, and you will have no ongoing ownership interest in the continuing business of SST. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of SST common stock as of February 26, 2010.

A strategic committee of our board of directors composed entirely of independent directors, or the Strategic Committee, reviewed and considered the terms and conditions of the Merger. The Strategic Committee determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, SST and our shareholders and recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that our board of directors recommend that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement. Our board of directors also determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, SST and our shareholders, declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and recommended that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement. Directors Bing Yeh and Yaw Wen Hu abstained from the determinations of the board of directors with respect to the Original Merger Agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND

THE ADOPTION OF THE MERGER AGREEMENT AND, IF NECESSARY, TO

ADJOURN THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

TO VOTE IN FAVOR OF APPROVING THE PRINCIPAL TERMS OF THE MERGER AND

ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement relating to the actions to be taken by our shareholders at the Special Meeting and a proxy card. The proxy statement includes other important information about the Merger Agreement and the Merger. We encourage you to read the entire proxy statement, including its annexes, carefully.

All of our shareholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the approval of the principal terms of the Merger and the adoption of the Merger Agreement.

Sincerely,

James B. Boyd

Secretary, Chief Financial Officer and

Senior Vice President of Finance

March 1, 2010

SILICON STORAGE TECHNOLOGY, INC.

1020 Kifer Road

Sunnyvale, California 94086

(408) 735-9110

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 8, 2010

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Silicon Storage Technology, Inc., a California corporation, or SST, that will be held at our offices at 1020 Kifer Road, Sunnyvale California 94086, at 10:00 a.m., local time, on April 8, 2010, or the Special Meeting, for the following purposes:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 2, 2010, or the Original Merger Agreement, as amended on February 22, 2010, or the Amendment, among Microchip Technology Incorporated, Sun Acquisition Corporation and SST (the Original Merger Agreement, as amended by the Amendment, is referred to as the Merger Agreement), and approve the principal terms of the merger as contemplated by the Merger Agreement, or the Merger; and

2.	to vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the principal terms of the Merger and adoption of the Merger Agreement.

Microchip Technology Incorporated is a Delaware corporation. Sun Acquisition Corporation is a California corporation and is a wholly-owned subsidiary of Microchip Technology Incorporated.

A strategic committee of our board of directors composed entirely of independent directors, or the Strategic Committee, reviewed and considered the terms and conditions of the Merger. The Strategic Committee determined that the Merger and the Merger Agreement are advisable, fair to, and in the best interests of, SST and our shareholders and recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that our board of directors recommend that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement. Our board of directors then determined that the Merger and the Merger Agreement are fair to, and in the best interests of, SST and our shareholders, declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and recommended that SST’s shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement. Directors Bing Yeh and Yaw Wen Hu abstained from the determinations of the board of directors with respect to the Original Merger Agreement. This item of business to be submitted to a vote of the shareholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the principal terms of the Merger and adopt the Merger Agreement. No other business may be transacted at the Special Meeting.

Shareholders of record at the close of business on February 26, 2010, or the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. The proxy statement is dated March 1, 2010, and is first being mailed to shareholders of SST on or about March 4, 2010. All shareholders are cordially invited to attend the Special Meeting in person. Approval of the principal terms of the Merger and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of SST common stock as of the record date.

SST shareholders will have the right to demand appraisal of their shares of SST common stock and obtain payment in cash for the fair value of their shares of SST common stock, but only if they perfect their dissenters’ rights and comply with the applicable provisions of California law. A copy of the California statutory provisions relating to dissenters’ rights is attached as Annex C to the attached proxy statement, and a summary of these provisions can be found under “The Merger—Dissenters’ Rights” in the attached proxy statement.

You should not send any certificates representing shares of SST common stock with your proxy card. Upon the closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash Merger consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND

THE ADOPTION OF THE MERGER AGREEMENT AND, IF NECESSARY, TO

ADJOURN THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

TO VOTE IN FAVOR OF APPROVING THE PRINCIPAL TERMS OF THE MERGER AND

ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return your proxy card in the enclosed envelope, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the principal terms of the Merger and adoption of the Merger Agreement and, if necessary, to adjourn the Special Meeting for the purposes of soliciting additional proxies to vote in favor of approving the principal terms of the Merger and adopting the Merger Agreement. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against approving the principal terms of the Merger and adoption of the Merger Agreement and the adjournment of the Special Meeting for the purposes of obtaining additional proxies to vote in favor of approving the principal terms of the Merger and adoption of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by SST or any other person.

By Order of the Board of Directors

James B. Boyd

Secretary, Chief Financial Officer and

Senior Vice President of Finance

Sunnyvale, California

March 1, 2010

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

In addition to delivering the proxy materials for the Special Meeting to be held on April 8, 2010 to shareholders by mail, the proxy statement for such meeting is also is available at www.sst.com.

i

(CONTINUED)

ii

(CONTINUED)

ANNEX A-1	AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 2, 2010, BY AND AMONG MICROCHIP TECHNOLOGY INCORPORATED, SUN ACQUISITION CORPORATION AND SILICON STORAGE TECHNOLOGY, INC.	A-1-1
ANNEX A-2	AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 22, 2010, BY AND AMONG SILICON STORAGE TECHNOLOGY, INC., MICROCHIP TECHNOLOGY INCORPORATED AND SUN ACQUISITION CORPORATION	A-2-1

ANNEX B	OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.	B-1

ANNEX C	CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE	C-1

iii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the Special Meeting. In addition, you may obtain additional business and financial information about Silicon Storage Technology, Inc. without charge by following the instructions in “Where You Can Find More Information” beginning on page 69. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. Attached as Annex A-1 to this proxy statement is the Agreement and Plan of Merger, dated as of February 2, 2010, among Microchip Technology Incorporated, Sun Acquisition Corporation and Silicon Storage Technology, Inc., or the Original Merger Agreement, and attached as Annex A-2 to this proxy statement is Amendment No. 1 to the Agreement and Plan of Merger, or the Amendment. The Original Merger Agreement, as amended by the Amendment, is referred to as the Merger Agreement. We encourage you to read the Merger Agreement, as it is the legal document that governs the merger, or the Merger. In this proxy statement, “we,” “us,” “our” and “SST” refer to Silicon Storage Technology, Inc.

The Merger and the Merger Agreement.

•

The Parties to the Merger (see page 12). Silicon Storage Technology, Inc., a California corporation, is a leading provider of nonvolatile memory solutions, including flash mass storage products. Microchip Technology Incorporated, a Delaware corporation, or Parent, is a leading provider of microcontrollers and analog semiconductors. Sun Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent, or Merger Sub, was formed solely for the purpose of effecting the Merger. Merger Sub has not engaged in any business except in furtherance of this purpose.

•

The Merger. You are being asked to vote to approve the principal terms of the Merger and adopt the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into SST with SST being the surviving corporation in the Merger. As a result of the Merger, SST will cease to be an independent, publicly-traded company. You will no longer have any interest in SST’s future earnings or growth. Following consummation of the Merger, the registration of SST common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, or the SEC. In addition, upon completion of the Merger, shares of our common stock will no longer be listed on any stock exchange, including the Nasdaq Global Market, or quotation system. See “The Merger Agreement” beginning on page 53.

•

Merger Consideration. If the Merger is completed, you will be entitled to receive $3.00 in cash, without interest and less any applicable withholding taxes, for each share of SST common stock, no par value per share, or SST common stock, that you own (other than shares as to which dissenters’ rights have been properly exercised). See “The Merger Agreement—Merger Consideration” beginning on page 53.

•

Treatment of Outstanding Options. Upon the consummation of the Merger, all outstanding options to acquire SST common stock will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option outstanding immediately prior to the effective time of the Merger will receive an amount equal to the number of shares of SST common stock underlying the option multiplied by the amount (if any) by which $3.00 exceeds the exercise price for each share of SST common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $3.00, the holder of such option will not be entitled to any Merger consideration. See “The Merger Agreement—Treatment of Options” beginning on page 54.

•	Conditions to the Merger (see page 58). The consummation of the Merger depends on the satisfaction or waiver of a number of conditions, including the following:

•

the Merger Agreement must have been adopted and the principal terms of the Merger must have been approved by the affirmative vote of the holders of a majority of the outstanding shares of SST common stock as of February 26, 2010;

•

no governmental entity having jurisdiction over SST, Parent or Merger Sub shall have issued an order, decree or ruling (1) enjoining or otherwise prohibiting the Merger substantially on the terms contemplated in the Merger Agreement, or (2) compelling SST, Parent or Merger Sub or any of our or their respective subsidiaries to dispose of or hold separate any significant portion of our or their business or assets as a result of the Merger or any of the other transactions contemplated by the Merger Agreement;

•

any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and any other applicable foreign antitrust laws must have expired or been terminated;

•	since the date of the Merger Agreement, there must not have been any material adverse effect on SST;

•

SST’s, Parent’s and Merger Sub’s respective representations and warranties in the Merger Agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 58; and

•	SST, Parent and Merger Sub must have performed in all material respects all obligations under the Merger Agreement that each is required to perform at or prior to the closing of the Merger.

•	Restrictions on Solicitations of Other Offers and the Recommendation of our Board (see page 60).

•

The Merger Agreement provides that we must cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person relating to an acquisition proposal and, until the termination of the Merger Agreement, we are generally not permitted to:

•

solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to our shareholders) with respect to, or that would reasonably be expected to lead to, any acquisition proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to our properties, books and records or personnel in connection with, any acquisition proposal; or

•

terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party (or fail to take reasonable measures to enforce the provisions of any such agreements), or take any action to exempt any person (other than Parent, Merger Sub and their affiliates) from any applicable takeover laws or otherwise cause such restrictions not to apply.

•	The Merger Agreement provides that (subject to certain exceptions) neither our board of directors nor any of its committees may:

•	withdraw or modify in a manner adverse to Parent our board of directors’ recommendation to our shareholders that they approve the principal terms of the Merger and adopt the Merger Agreement;

•	approve or recommend any acquisition proposal of a third party; or

•	cause or permit SST to enter into (or publicly propose that SST enter into) any alternative acquisition agreement with respect to any acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, and so long as SST complies with certain terms of the Merger Agreement described under “The Merger Agreement—Restrictions on Solicitations of Other Offers” and “The Merger Agreement—Recommendation Withdrawal/Termination,” our board of directors or the Strategic Committee may (1) respond to a bona fide unsolicited acquisition proposal not obtained in violation of our covenants in the Merger Agreement, (2) approve or recommend certain superior proposals and, in connection with such approval or recommendation, withdraw or modify its recommendation of the Merger Agreement and/or terminate the Merger Agreement, and/or (3) withdraw or modify our board of directors’ recommendation of the Merger Agreement in response to a material development occurring after the date of the Merger Agreement that was neither known by our board of directors or reasonably foreseeable, where the board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our shareholders.

•	Termination of the Merger Agreement (see page 62). The Merger Agreement may be terminated:

•	by mutual written consent of SST and Parent;

•	by either SST or Parent, if:

•

the Merger is not consummated on or before July 2, 2010, unless the failure of the Merger to be completed by such date is primarily caused by the failure of the party seeking to exercise such termination right to fulfill any obligation under the Merger Agreement;

•

any governmental entity having jurisdiction over SST, Parent or Merger Sub has issued a final and non-appealable order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by the Merger Agreement; or

•

the shareholders’ meeting to consider approval of the Merger Agreement concludes without the approval and adoption by our shareholders of the Merger Agreement in accordance with the California Corporations Code.

•	by Parent, if:

•

we have breached any of our covenants or agreements under the Merger Agreement, or if any of our representations or warranties shall be untrue, such that the conditions to closing relating to such covenants, agreements, representations and warranties would not be satisfied, unless such breach is curable by us through the exercise of our reasonable best efforts and as long as we continue to exercise such reasonable best efforts;

•

our board of directors fails to include its recommendation of the Merger Agreement in this proxy statement or withdraws its recommendation that our shareholders approve the principal terms of the Merger and adopt the Merger Agreement;

•

our board of directors approves or recommends, or proposes publicly to approve or recommend, any other acquisition agreement other than the Merger Agreement or permits us to enter into an acquisition agreement related to an acquisition proposal with a third party;

•

we have failed to call the shareholders’ meeting to approve the Merger Agreement or to deliver this proxy statement in accordance with the Merger Agreement and such failure is not due to any material breach by Parent or Merger Sub; or

•

a tender offer or exchange offer for outstanding shares of SST common stock is commenced by a third party and our board of directors recommends that our shareholders tender their shares in such offer (or fails to recommend rejection of such offer within ten business days of the commencement of such offer or subsequently modifies a recommendation of rejection of such offer).

•	by SST, if:

•

Parent or Merger Sub has breached any of their covenants or agreements under the Merger Agreement, or if any representation or warranty of Parent or Merger Sub shall be untrue, such that the conditions to closing relating to such covenants, representations and warranties would not be satisfied, unless such breach is curable by Parent and Merger Sub through the exercise of their reasonable best efforts and as long as Parent and Merger Sub continue to exercise such reasonable best efforts; or

•

prior to the Special Meeting, we terminate the Merger Agreement due to a superior proposal or an intervening event in compliance with the terms of the Merger Agreement described under “The Merger Agreement—Restrictions on Solicitations of Other Offers” and “The Merger Agreement—Recommendation Withdrawal/Termination” beginning on pages 60 and 61, respectively, and concurrently pay to Parent the termination fee as described under “The Merger Agreement—Termination Fees” beginning on page 63.

•	Termination Fees (see page 63). If the Merger Agreement is terminated under certain circumstances:

•	SST may be obligated to pay:

•	a termination fee of $10,120,624, and

•

the expenses of Parent, up to $2.0 million, or a higher amount that may be agreed to by Parent and our board of directors, which amount shall be credited toward any termination fee that may be payable by SST.

The Special Meeting of SST Shareholders.

See “Questions and Answers About the Special Meeting and Merger” beginning on page 7 and “The Special Meeting” beginning on page 49.

Other Important Considerations.

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The Strategic Committee and its Recommendation. The Strategic Committee is a committee of our board of directors that was formed in May 2008 to review our investments and to investigate strategic alternatives, including acquisitions and divestitures. After a review of all transactions or relationships between each director, or any of his family members, and SST, our senior management and our independent registered public accounting firm, the Board determined that all the members of the Strategic Committee were independent directors within the meaning of the applicable listing standards of The Nasdaq Stock Market LLC and did not possess a disqualifying interest with respect to any potential acquisition proposal.

The Strategic Committee was originally comprised of three independent members of our board of directors: Ronald Chwang, Yasushi Chikagami and Edward Y.W. Yang. Dr. Chwang has served as Chairman of the Strategic Committee since its inception. Mr. Chikagami did not stand for re-election to our board of directors in June 2008. In January 2009, Terry M. Nickerson and Bryant R. Riley joined the Strategic Committee. Mr. Riley resigned as a member of our board of directors and all its committees on November 12, 2009 following the approval of the prior merger agreement with Technology Resources Holdings, Inc. and Technology Resources Merger Sub, Inc., each a subsidiary of Prophet Equity LP, or the Prior Agreement. The Strategic Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of SST and our shareholders and recommended to our board of directors that our board of directors (1) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, and (2) recommend the approval of the principal terms of the Merger and the adoption of the Merger Agreement by our shareholders. See “The Merger—Reasons for the Merger of SST and Recommendation of the Board of Directors” beginning on page 29.

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Board Recommendation. Our board of directors, acting upon the unanimous recommendation of the Strategic Committee, recommends that SST’s shareholders vote “FOR” the approval of the principal terms of the Merger and adoption of the Merger Agreement, and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies. See “The Merger—Reasons for the Merger of SST and Recommendation of the Board of Directors” beginning on page 29.

•

Reasons for the Merger. For a discussion of the material factors considered by our board of directors and the Strategic Committee in reaching their conclusions and the reasons why our board of directors and the Strategic Committee determined that the Merger is advisable and fair, see “The Merger—Reasons for the Merger of SST and Recommendation of the Board of Directors” beginning on page 29.

•	Share Ownership of Directors and Executive Officers. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 66.

•

Interests of SST’s Directors and Executive Officers in the Merger. In considering the recommendation of the Strategic Committee and our board of directors in favor of approval of the principal terms of the Merger and adoption of the Merger Agreement, you should be aware that there are provisions of the Merger Agreement and the Merger that will result in certain benefits to our directors and executive officers, including the continuation of certain indemnification and insurance arrangements and the acceleration of stock options (as with all holders of options). See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 41.

As of February 26, 2010, our directors and executive officers collectively beneficially held, including shares subject to options exercisable within 60 days of February 26, 2010, approximately 13.9% of the outstanding shares of SST common stock. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 66.

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Opinion of Houlihan Lokey Howard & Zukin Capital, Inc. On February 2, 2010, Houlihan Lokey Howard & Zukin Capital, Inc., or Houlihan Lokey, rendered an oral opinion to the Strategic Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated February 2, 2010), as to the fairness, from a financial point of view, of the Merger consideration to be received by the holders of SST common stock, as of February 2, 2010, or the Original Merger Consideration, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Houlihan Lokey’s opinion was based on financial, economic, market and other conditions as in effect as of February 2, 2010.

Houlihan Lokey’s opinion was directed to the Strategic Committee and only addressed the fairness from a financial point of view of the Original Merger Consideration to be received by the holders of SST common stock and does not address any other aspect or implication of the Merger as of February 2, 2010 or any subsequent date. The full text of Houlihan Lokey’s written opinion is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Strategic Committee or any shareholder as to how to act or vote with respect to the Merger or related matters. See “The Merger—Opinion of the Financial Advisor to SST’s Strategic Committee” beginning on page 33.

•

Regulatory Approvals (see page 47). The Merger Agreement requires us, Parent and Merger Sub to use our and their reasonable best efforts to prepare any merger notifications or obtain any government clearances or approvals required to close the Merger under the Hart-Scott-Rodino Antitrust

Improvement Act of 1976, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC. After signing the Merger Agreement, we and Parent have concluded that we are not required to file the notification under the HSR Act.

U.S. federal and state laws and regulations, as well as the laws and regulations of other countries in which we or Parent do business, may require that we or Parent obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the Merger.

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Tax Consequences. The Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. person, as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” If you are a U.S. person, your receipt of cash in exchange for your shares of SST common stock in the Merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger, determined before the deduction of any applicable withholding taxes, and your adjusted tax basis in your shares of SST common stock. Under U.S. federal income tax law, you will be subject to information reporting on cash received in the Merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the Merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the termination of, and full payment for, your options to purchase shares of SST common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.

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Dissenters’ Rights (see page 43). If you do not wish to accept the $3.00 per share Merger consideration in the Merger, you have the right under California law to have your shares appraised by a California court, provided that you comply with certain procedures. These dissenters’ rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters’ rights, among other things, (1) you must not vote in favor of the Merger Agreement, (2) you must make a written demand for appraisal in compliance with California law within 30 days of notification that the Merger Agreement has been approved and (3) you must hold shares of SST common stock on the record date and continuously hold such shares through the effective time of the Merger. The fair value of your shares of SST common stock as determined in accordance with California law may be more or less than, or the same as, the Merger consideration to be paid to non-dissenting shareholders in the Merger. Merely voting against approval of the principal terms of the Merger and adoption of the Merger Agreement will not preserve your right of appraisal under California law. Annex C to this proxy statement contains a copy of the California statute relating to shareholders’ dissenters’ rights. Failure to follow all of the steps required by this statute will result in the loss of your dissenters’ rights.

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Market Price of SST Common Stock. Our common stock is listed on the Nasdaq Global Market under the ticker symbol “SSTI.” The $3.00 per share Merger consideration represents a premium of approximately (1) 61% to the $1.86 per share closing price of SST common stock on November 12, 2009, the last full trading day prior to the announcement of the Prior Agreement, (2) 43% to the $2.10 per share merger consideration proposed in the Prior Agreement, (3) 12% to the $2.69 per share closing price of SST common stock on February 2, 2010, the last full trading day prior to the public announcement of the Merger, and (4) 4% to the $2.89 per share closing price of SST common stock on February 22, 2010, the last full trading day prior to the announcement of the Amendment.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

Q:	What will happen to SST as a result of the Merger?

A:	Upon the consummation of the Merger, SST will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of SST common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, shares of our common stock will no longer be listed on any stock exchange, including the Nasdaq Global Market, or quotation system.

Q:	What will happen to my shares of SST common stock after the Merger?

A:	Upon the consummation of the Merger, each outstanding share of SST common stock, other than shares held by SST, Parent, Merger Sub, or any of their respective subsidiaries, and shareholders who perfect their dissenters’ rights, will automatically be cancelled and will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes.

Q:	Will I own any shares of SST common stock or Parent common stock after the Merger?

A:	No. You will be paid cash for your shares of SST common stock. Our shareholders will not have the option to receive shares of Parent common stock in exchange for their shares instead of cash.

Q:	What happens to SST stock options in the Merger?

A:	Upon the consummation of the Merger, all outstanding options to acquire SST common stock will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option will receive an amount equal to the number of shares of SST common stock underlying the option multiplied by the amount (if any) by which $3.00 exceeds the exercise price for each share of SST common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $3.00, the holder of such option will not be entitled to any Merger consideration. For discussion of tax-related implications, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.

Q:	Will the Merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally SST shareholders, other than SST and Parent, that are U.S. persons (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger), will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between $3.00 per share and their adjusted tax basis in that share. This gain or loss will be a long-term capital gain or loss if the U.S. person has held its SST shares more than one year as of the effective time of the Merger. For discussion of tax-related implications, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.

Q:	Does our board of directors recommend approval of the principal terms of the Merger and adoption of the Merger Agreement?

A:

Yes. The Strategic Committee, reviewed and considered the terms and conditions of the Merger. The Strategic Committee unanimously determined that the Merger and the Merger Agreement are advisable, fair to, and in the best interests of, SST and our shareholders and unanimously recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that our board of directors recommend that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement. Our board of directors then determined that the Merger and the Merger Agreement are fair to, and in the best interests of, SST and our shareholders, and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable. Mr. Yeh and Dr. Hu abstained from the determinations of the board of directors with respect to the Original Merger Agreement. Our board of directors recommends that our shareholders approve the principal terms of the Merger and adopt the Merger Agreement.

Q:	What vote of the shareholders is required to approve the principal terms of the Merger and adopt the Merger Agreement?

A:	To approve the principal terms of the Merger and adopt the Merger Agreement, shareholders of record as of February 26, 2010 holding a majority of the outstanding shares of SST common stock must vote “FOR” the approval of the principal terms of the Merger and adoption of the Merger Agreement. There are 96,200,563 shares of SST common stock entitled to be voted at the Special Meeting.

Q:	What vote of the shareholders is required to approve the adjournment of the Special Meeting?

A:	The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of SST common stock present, in person or by proxy, at the Special Meeting, excluding abstentions.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by SST. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation. We will pay Innisfree approximately $125,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of SST common stock that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Under California law, you have the right to seek appraisal of the fair value of your shares as determined by a California court if the Merger is completed, but only if you do not vote in favor of approving the principal terms of the Merger and adopting the Merger Agreement and comply with the California law procedures explained in this proxy statement.

Q:	What is the date, time and location of the Special Meeting?

A:	The Special Meeting will be held at SST’s offices at 1020 Kifer Road, Sunnyvale, California 94086, at 10:00 a.m., local time, on April 8, 2010.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting “AGAINST” approval of the principal terms of the Merger and adoption of the Merger Agreement.

Q:	How are votes counted?

A:	For the proposal relating to the approval of the principal terms of the Merger and adoption of the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal relating to approval of the principal terms of the Merger and adoption of the Merger Agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the approval of the principal terms of the Merger and adoption of the Merger Agreement. For a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN,” it will have no effect on a proposal to adjourn or postpone the Special Meeting. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the principal terms of the Merger and adopt the Merger Agreement, and “FOR” a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do NOT send in your share certificates with your proxy card.

Q:	May I vote in person?

A:	Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I appoint a proxy over the Internet or by telephone?

A:	Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials. See “The Special Meeting—Voting over the Internet or by Telephone” beginning on page 50.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Written notices of revocation and other communications with respect to revocation of any proxies should be addressed to: Corporate Secretary, Silicon Storage Technology, Inc., 1020 Kifer Road, Sunnyvale, CA, 94086.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Your broker will NOT vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” approval of the principal terms of the Merger and adoption of the Merger Agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of SST common stock for the Merger consideration of $3.00 in cash, without interest and less any applicable withholding taxes, for each share of SST common stock.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible, but we can not predict the exact timing. We currently expect the Merger to be completed in the second quarter of 2010. In addition to obtaining shareholder approval, all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the Merger consideration for my shares of SST common stock?

A:	After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the Merger consideration of $3.00 in cash, without interest and less any applicable withholding taxes, for each share of SST common stock. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the Merger consideration for your shares.

Q:	What happens if I sell my shares of SST common stock before the Special Meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the Special Meeting and the expected closing date of the Merger. If you transfer your shares of SST common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the Special Meeting or prior to the effective time of the Merger, you will not be eligible to exercise your dissenters’ rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your dissenter’ rights, see “The Merger—Dissenters’ Rights” beginning on page 43.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact us or our proxy solicitor, Innisfree, as follows:

Silicon Storage Technology, Inc. Investor Relations 1020 Kifer Road Sunnyvale, California 94086 Telephone: (408) 735-9110	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Telephone: (877) 456-3510

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the closing of the Merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of the holders of a majority of the outstanding shares of SST common stock as of the record date, satisfying other conditions to the closing of the Merger and other matters.

For a detailed discussion of these and other risk factors, please refer to our filings with the SEC on Forms 10-K, 10-Q and 8-K, which should be read in conjunction with this proxy statement. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.sst.com, at the SEC website at www.sec.gov or from commercial document retrieval services.

The statements made in this proxy statement represent SST’s views as of the date of this proxy statement, and it should not be assumed that the statements herein remain accurate as of any future date. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Silicon Storage Technology, Inc.

SST is a California corporation with headquarters in Sunnyvale, California. SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST’s principal executive offices are located at 1020 Kifer Road, Sunnyvale, California 94086, and our telephone number is (408) 735-9110. For more information about SST, please visit our website at www.sst.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. SST is publicly traded on the Nasdaq Global Market under the ticker symbol “SSTI.”

Microchip Technology Incorporated

Microchip Technology Incorporated is a Delaware corporation with headquarters in Chandler, Arizona. Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors. The principal office address of Microchip Technology Incorporated is 2355 W. Chandler Blvd., Chandler, Arizona, and its telephone number is (480) 792-7200. For more information about Microchip Technology Incorporated, please visit its website at www.microchip.com. This website address is provided as an inactive textual reference only. The information provided on Microchip Technology Incorporated’s website is not part of this proxy statement, and therefore is not incorporated by reference. Microchip Technology Incorporated is publicly traded on the Nasdaq Global Market under the ticker symbol “MCHP.”

Sun Acquisition Corporation

Sun Acquisition Corporation is a California corporation and is a wholly-owned subsidiary of Microchip Technology Incorporated and has not engaged in any business activity other than in connection with its formation and the Merger. The principal office address of Sun Acquisition Corporation is 2355 W. Chandler Blvd., Chandler, Arizona, and its telephone number is (480) 792-7200.

THE MERGER

The discussion of the Merger and the Merger Agreement contained in this statement summarizes the material terms of the Merger and the Merger Agreement. Although we believe that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the other documents referred to herein (including the annexes) carefully for a more complete understanding of the Merger and the Merger Agreement.

Background of the Merger

Over the past several years, our business has contracted in its primary markets. Despite enhancements to our core product offering, our market position has suffered as price reductions for chips have continued, and will continue, putting downward pressure on margins. Our board of directors and management team recognize that that we operate in an industry that is highly competitive and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards and short life-cycles for certain products. In addition, we have been conscious of the limited trading volume of our shares in the market. Accordingly, members of senior management and our board of directors have continuously reviewed and assessed our business strategy, the various trends and conditions affecting our business and our industry generally, and a variety of strategic alternatives as part of our long-term strategy to increase revenue and profitability and to maximize shareholder value. This review and assessment has included, among other things, consideration of whether it would be in the best interests of our shareholders to continue as a separate company and to expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company. Additionally, we have explored the opportunity to liquidate, declare a special dividend, or repurchase shares.

On May 12, 2008, our board of directors established a strategic committee, or the Strategic Committee, consisting of three independent directors of our board of directors: Ronald Chwang (as Chairman), Yasushi Chikagami and Edward Y.W. Yang. The Strategic Committee was delegated the power and authority to review and evaluate stock repurchases, dividends, mergers and acquisitions and divestitures, as well as the power and authority to engage an investment/strategic advisor and such legal or other advisors as it deemed appropriate. After a review of all transactions or relationships between each director, or any of his family members, and SST, our senior management and our independent registered public accounting firm, the Board determined that all the members of the Strategic Committee were independent directors within the meaning of the applicable listing standards of The Nasdaq Stock Market LLC and did not possess a disqualifying interest with respect to any potential acquisition proposal.

Our board of directors determined that establishing a Strategic Committee was the most prudent course of action given that Bing Yeh, our Chairman and Chief Executive Officer, beneficially held approximately 11% of the outstanding shares of SST common stock at that time, and the likelihood that any financial buyer would require Mr. Yeh to roll-over his SST common stock in connection with any acquisition.

In May 2008, the Strategic Committee held meetings with numerous investment banks to discuss our strategic alternatives with the intention of selecting one bank to advise the Strategic Committee on assessing our strategic alternatives.

On June 6, 2008, the Strategic Committee selected Houlihan Lokey to serve as strategic and financial advisor to the Strategic Committee.

On June 13, 2008, the Strategic Committee met and representatives from Houlihan Lokey discussed with the Strategic Committee their initial views on our strategic alternatives. The Strategic Committee discussed with the Houlihan Lokey representatives a variety of strategic options that would enhance shareholder value and reviewed the options with respect to the near-term use of our cash balances. The Strategic Committee also discussed a potential share repurchase and cash dividend and determined that neither a share repurchase nor a cash dividend would be a prudent use of cash at the time, because a cash dividend would not increase SST’s market value, and because it believed that neither option would create value for our shareholders. In addition, the Strategic Committee and the representatives of Houlihan Lokey discussed the possibility of finding merger and acquisition candidates as well as the potential sale of SST. The Strategic Committee instructed Houlihan Lokey to contact a number of potential candidates for an acquisition, merger or sale of SST.

On June 23, 2008, we held our Annual Meeting of Shareholders. Mr. Chikagami did not stand for re-election to our board of directors.

On June 27, 2008, the Strategic Committee, with Mr. Chikagami attending as an observer, and representatives of Houlihan Lokey met to discuss recent industry trends and our financial performance. Also discussed was the initial status of conversations with potential acquirors, merger partners, and acquisition targets, as well as the potential for divesting certain of our divisions and the recent industry trend involving joint ventures. The Strategic Committee instructed Houlihan Lokey to continue to facilitate discussions with acquirors, acquisition targets and merger partners for both the entire company and certain of our divisions, as well as joint venture candidates.

From June 2008 through December 2008, we held numerous meetings and facilitated due diligence with numerous strategic and financial parties to acquire either the entire company or certain of our divisions. During this time, 33 prospective buyers, including 18 prospective financial buyers and 15 prospective strategic buyers (not including Parent), were approached by representatives of Houlihan Lokey. Seventeen prospective buyers entered into non-disclosure agreements with us, and members of our management team gave telephonic and in-person management presentations to 15 prospective buyers. Thirteen prospective buyers, including Prophet Equity, had conference calls and meetings, and conducted due diligence to various degrees, regarding SST. Members of our management team engaged in such conference calls and meetings at the direction of the Strategic Committee.

On July 18, 2008, the Strategic Committee, and Mr. Chikagami as an observer, met and representatives of Houlihan Lokey provided to the Strategic Committee an update on its search for potential buyers of SST or certain of our divisions, as well as merger, acquisition and joint venture candidates.

On July 25, 2008, the Strategic Committee, and Mr. Riley as an observer, met and representatives of Houlihan Lokey provided to the Strategic Committee a further update on its search for potential buyers of SST or certain of our divisions, as well as merger, acquisition and joint venture candidates.

On August 18, 2008, members of our management made a management presentation to representatives from Prophet Equity, with representatives of Houlihan Lokey present.

Throughout August 2008, members of our management met with strategic and financial parties to discuss the merits of a sale of SST. We continued to provide diligence information to numerous parties, including Prophet Equity.

On September 10, 2008, the Strategic Committee, and Mr. Riley as an observer, met and representatives of Houlihan Lokey updated the Strategic Committee members on the status of various discussions around divisional divestitures, mergers, acquisition targets and a potential sale of SST.

On September 10, 2008, representatives from Prophet Equity and our management met in-person at our headquarters, with representatives of Houlihan Lokey present.

Throughout September and October 2008, members of our management held numerous meetings and diligence sessions with various strategic and financial parties, including Prophet Equity, with representatives of Houlihan Lokey present.

On October 21, 2008, Prophet Equity submitted a non-binding indication of interest to acquire SST for an aggregate purchase price of $300 to $330 million in cash (which would have resulted in a per share price of $3.00 to $3.25 based on our then-outstanding share count). The proposal stated that it was contingent on us accepting obligations for our shareholders to indemnify Prophet Equity for breaches of our representations and warranties in the Prior Agreement for an eighteen-month period following the closing and a holdback of a portion of the purchase price in an escrow account to cover any post-closing claims, and a post-closing adjustment to the purchase price based on certain balance sheet line items. The proposal was also subject to the satisfactory completion of Prophet Equity’s due diligence, and Prophet Equity’s ability to obtain financing. In connection with submitting its non-binding proposal, Prophet Equity communicated to representatives of Houlihan Lokey that it would require Mr. Yeh and Dr. Hu to agree to exchange their shares of SST common stock, including beneficially held shares, for capital stock in the surviving corporation after the Merger.

On October 22, 2008, Party A submitted a non-binding indication of interest to acquire SST for the lesser of (1) $3.00 to $3.15 per share and (2) a 5.0% premium to the ten day volume-weighted average price of SST common stock, which was to be calculated after the public announcement and completion of our share repurchase program. The proposal from Party A was subject to, among other items, the satisfactory completion of Party A’s due diligence on SST, negotiation of definitive agreement as well as the condition that Mr. Yeh and potentially other members of our senior management agree to exchange their shares of SST common stock, including beneficially held shares, for capital stock in the surviving corporation after the Merger.

On October 23, 2008, the Strategic Committee, and Messrs. Nickerson and Riley as observers, met and asked representatives of Houlihan Lokey to provide an update on the negotiations with interested parties, including Party A and Prophet Equity. The Strategic Committee asked Houlihan Lokey to engage with Party A in an effort to obtain a more definitive offer, which did not include a price per share based on market prices with no floor. In addition, the Strategic Committee and representatives of Houlihan Lokey discussed acquisition targets and joint venture opportunities, the potential for a share repurchase and the relative performance of our stock to other companies in the industry.

On October 24, 2008, the Strategic Committee, and Messrs. Nickerson and Riley as observers, met and asked representatives of Houlihan Lokey to update their review of strategic alternatives for SST. The topics discussed included the proposals received from Party A and Prophet Equity, buy-side opportunities, a Dutch tender share repurchase and joint venture opportunities. Also discussed was recent industry trends in the NOR flash market, our recent financial performance and the liquidity of the SST common stock relative to our competitors.

On October 24, 2008, Party B submitted a non-binding indication of interest to acquire SST for a range of $2.90 to $3.00 per share. The proposal from Party B was subject to, among other items, the satisfactory completion of Party B’s due diligence on us.

On October 30, 2008, the Strategic Committee, and Messrs. Nickerson and Riley as observers, met and asked representatives of Houlihan Lokey to provide an update on the negotiations with interested parties, including Prophet Equity, Party A and Party B. At this meeting the Strategic Committee also approved the retention of Shearman & Sterling LLP, or Shearman & Sterling, as the Strategic Committee’s legal advisor. Representatives of Shearman & Sterling provided the Strategic Committee with an overview of its fiduciary duties in connection with a potential transaction and related procedural matters.

Our closing trading price on October 21, 2008, the date we received Prophet Equity’s non-binding indication of interest, was $3.06 per share, our closing trading price on October 22, 2008, the date we received the proposal from Party A, was $3.06 and our closing trading price on October 24, 2008, the date we received Party B’s non-binding indication of interest, was $2.79 per share.

On November 7, 2008, the Strategic Committee, and Messrs. Nickerson and Riley as observers, met and asked representatives of Houlihan Lokey to present an update on the status of discussions with various strategic and financial parties. Representatives of Houlihan Lokey indicated that in addition to Prophet Equity, Party A and Party B were interested in receiving a draft merger agreement for the acquisition of SST.

On November 10, 2008, representatives of Houlihan Lokey had discussions with Party C regarding Party C’s interest in engaging in a transaction with us.

On November 20, 2008, Shearman & Sterling distributed an initial draft of the Prior Agreement to Prophet Equity, Party A and Party B. Neither Party A nor Party B provided any comments or feedback on the draft Prior Agreement.

On November 21, 2008, our management met with Party C to discuss a potential transaction between SST and Party C, with representatives of Houlihan Lokey present.

In November and December 2008, our management continued to provide diligence information and meet with various strategic and financial parties including Prophet Equity, Party A, Party B and Party C, with representatives of Houlihan Lokey present. However, during this time, the ongoing severe changes in the global financial markets impacted our visibility into the business trends, our financial performance and our trading price, and led to reduced activity and interest in SST by the interested strategic and financial parties, including Prophet Equity, Party A, Party B and Party C.

On December 18, 2008, the Strategic Committee, and Messrs. Nickerson and Riley as observers, met and asked representatives of Houlihan Lokey to provide an update on the status of discussion with various parties on acquisitions, divisional divestitures and a sale of SST.

Throughout December 2008 and early January 2009, we facilitated due diligence with all interested strategic and financial parties, including Prophet Equity, Party A and Party B.

On January 12, 2009, members of Prophet Equity met at our headquarters to discuss various diligence items, with representatives of Houlihan Lokey present.

On January 14, 2009, the Strategic Committee met and asked representatives of Houlihan Lokey to present an update on the status of discussions with various strategic and financial parties. Also discussed were the recent industry trends in the NOR flash market and how they affected our relative competitiveness.

On January 22, 2009, our management met again with Party C to discuss a potential transaction between SST and Party C.

On January 23, 2009, our management met with Party D to discuss a potential transaction between SST and Party D, and to provide Party D with diligence information regarding SST.

On January 26, 2009, our management met again with Party D to discuss a potential transaction between SST and Party D, and to provide Party D with additional diligence information regarding SST.

On January 29, 2009, Prophet Equity delivered to representatives of Houlihan Lokey an initial list of issues on the draft Prior Agreement previously circulated by Shearman & Sterling on November 20, 2008.

Also on January 29, 2009, our management met again with Party C to discuss a potential transaction between SST and Party C.

On January 30, 2009, representatives of Shearman & Sterling, Houlihan Lokey and Jackson Walker L.L.P., or Jackson Walker, Prophet Equity’s legal advisor, had a conference call to discuss Prophet Equity’s list of issues on the draft Prior Agreement.

On January 30, 2009, our board of directors appointed Messrs. Nickerson and Riley to the Strategic Committee.

Throughout January and February 2009, we continued to hold diligence meetings, with representatives of Houlihan Lokey present, with interested financial and strategic parties including Prophet Equity, Party A, Party C and Party D.

On February 2, 2009, Shearman & Sterling delivered an initial draft of the disclosure schedules to the Prior Agreement to Prophet Equity.

On February 4, 2009, our management met again with Party C to discuss a potential transaction between SST and Party C.

On February 13, 2009, Prophet Equity submitted a revised non-binding indication of interest to acquire SST for $1.82 per share. Prophet Equity indicated that its reduced price was based on our lower than expected fourth quarter financial results and our downwardly revised outlook for future performance of the business. Also cited were the continuing downturns in our industry and end markets as well as difficulties faced by certain of our larger competitors. Prophet Equity and Jackson Walker also delivered a revised draft of the Prior Agreement, which included as a condition that Prophet Equity be able to obtain debt financing, included obligations for our shareholders to indemnify Prophet Equity for breaches of our representations and warranties in the Prior Agreement for an eighteen month period following the closing and included a post-closing adjustment to the purchase price based on certain balance sheet line items. The revised draft did not contain a go shop provision. The revised draft also deleted any requirement that Prophet Equity guarantee the payment obligations of Parent under the Prior Agreement. The revised draft also provided that Prophet Equity was to be reimbursed all expenses incurred by it in connection with the transaction, whether incurred before or after the execution of the Prior Agreement.

Also on February 13, 2009, our management met again with Party D to discuss a potential transaction between SST and Party D, and to provide Party D with additional diligence information regarding SST.

On February 17, 2009, representatives of Shearman & Sterling, Houlihan Lokey, Prophet Equity and Jackson Walker held a teleconference during which they discussed the revised Prior Agreement delivered by Jackson Walker.

On February 20, 2009, Prophet Equity sent a letter to our board of directors outlining its view on the status of the transaction, and its rationale for its proposed purchase price of $1.82 per share.

On February 23, 2009, the Strategic Committee met with representatives of Houlihan Lokey to discuss the proposal from Prophet Equity as well as the status of discussions with other parties, including Party A. Representatives of Shearman & Sterling also attended and reviewed for the Strategic Committee the legal terms of Prophet Equity’s proposal. The Strategic Committee asked representatives of Houlihan Lokey and Shearman & Sterling to continue to negotiate with Prophet Equity to obtain improved terms. The Strategic Committee also instructed Houlihan Lokey to continue discussions with the other interested strategic and financial parties, including Party A. The Strategic Committee also discussed other alternatives such as a dividend or share repurchase. Given the lack of visibility of the business operating results and the pending bankruptcies affecting the memory industry, the Strategic Committee determined that it was in the best interest of our shareholders to retain our cash. Following the meeting, Shearman & Sterling delivered a revised draft of the Prior Agreement to Prophet Equity and Jackson Walker reflecting the feedback from the Strategic Committee.

On February 24, 2009, our management met again with Party D to discuss a potential transaction between SST and Party D, and to provide Party D with additional diligence information regarding SST.

Throughout March 2009, we and representatives of Houlihan Lokey continued to conduct meetings and due diligence with interested strategic and financial parties, including Prophet Equity, Party A, Party C and Party D. In addition, during this time, Prophet Equity worked with its financing sources to obtain the necessary financing to complete the transaction.

On April 14, 2009, Prophet Equity sent a letter to our board of directors and the Strategic Committee outlining the current status of the transaction. Prophet Equity and Jackson Walker also delivered a revised draft of the Prior Agreement, which contained a go-shop provision, but also continued to include the financing, indemnification and guarantee terms contained in the February 13, 2009 draft.

Also on April 14, 2009, the Strategic Committee met to discuss the revised terms of Prophet Equity’s proposal. Representatives of Houlihan Lokey provided an update on the status of negotiations with Prophet Equity and to provide an update on Prophet Equity’s financing discussions. Representatives of Shearman & Sterling provided an update on the revised draft of the Prior Agreement received from Prophet Equity and Jackson Walker. The Strategic Committee and representatives of Houlihan Lokey also discussed our shareholder rights plan and the viability of a share buyback. Also discussed was our revenue size and manufacturing capabilities relative to our competitors. The shareholder rights plan was allowed to expire according to its terms.

On April 15, 2009, Shearman & Sterling sent a revised draft of the Prior Agreement to Prophet Equity and Jackson Walker reflecting the feedback from the Strategic Committee. Also on April 15, 2009, representatives of Shearman & Sterling, Prophet Equity and Jackson Walker conducted a conference call to discuss the revised draft of the Prior Agreement.

On April 20, 2009, the Strategic Committee met to discuss our shareholder rights plan and related issues. Representatives from Houlihan Lokey, Cooley Godward Kronish LLP, or Cooley, counsel to SST, and Shearman & Sterling were in attendance.

On April 23, 2009, Prophet Equity and Jackson Walker delivered a revised draft of the Prior Agreement, which deleted the indemnification term contained in the April 14, 2009 draft, but continued to retain the financing and guarantee terms in the April 14, 2009 draft. Later on April 23, 2009, representatives of Shearman & Sterling, Houlihan Lokey, Prophet Equity and Jackson Walker conducted a conference call to discuss the revised draft of the Prior Agreement. After the conference call, the Strategic Committee met and representatives of Houlihan Lokey and Shearman & Sterling provided an update on the revised terms with Prophet Equity.

On April 24, 2009, Prophet Equity and Jackson Walker delivered a revised draft of the Prior Agreement, which was substantially similar to the draft received on April 23, 2009, other than the proposed expense reimbursement was limited to expenses incurred after signing of the definitive Prior Agreement.

Throughout April 2009, we and representatives of Houlihan Lokey continued to conduct meetings and due diligence with interested strategic and financial parties, including Prophet Equity, Party A and Party D.

On April 30, 2009, Prophet Equity indicated to representatives of Houlihan Lokey that it would be willing to guarantee certain of the payment obligations of Parent and Merger Sub under the Prior Agreement, up to a maximum amount equal to the termination fee, and provided proposed language for such a guarantee. Also on April 30, 2009, Shearman & Sterling sent a revised draft of the Prior Agreement to Prophet Equity and Jackson Walker.

On May 1, 2009, Prophet Equity sent an email to representatives of Houlihan Lokey outlining its view on the status of the transaction, and the status of the negotiations. Representatives of Shearman & Sterling, Houlihan Lokey, Prophet Equity and Jackson Walker also held a conference call to discuss the open points in the draft Prior Agreement. Later on May 1, 2009, the Strategic Committee met to discuss the status of the proposal from

Prophet Equity. Representatives of Houlihan Lokey were asked to provide an overview of the proposal as well as update the Strategic Committee on the status of discussions with Party A, Party C and Party D as well as discussion with acquisition targets and joint venture candidates. Representatives of Shearman & Sterling provided an update on the status of the Prior Agreement.

On May 4, 2009, the Strategic Committee met again to discuss the Prophet Equity proposal. Representatives of Houlihan Lokey and Shearman & Sterling provided an overview of the transaction terms and the terms of the Prior Agreement. After discussions, the Strategic Committee decided not to recommend the transaction to the full board of directors for approval because, among other reasons, the proposed purchase price per share of $1.82 and the other terms of the proposal did not adequately value the SST business and was not in the best interest of shareholders.

From May 2009 until July 2009, we continued to hold diligence meetings, with representatives of Houlihan Lokey present, with interested financial and strategic parties including Prophet Equity, Party A and Party D. In addition, our management held meetings regarding the possibility of acquiring other businesses and divesting certain of our divisions.

On July 15, 2009, representatives of Shearman & Sterling, Houlihan Lokey, Prophet Equity and Jackson Walker held a conference call during which Prophet Equity provided an update on the status of its negotiations with potential debt financing sources, and during which the parties discussed the open points in the draft Prior Agreement.

On July 17, 2009, Prophet Equity submitted a draft equity commitment letter, and Prophet Equity and Jackson Walker delivered a revised draft of the Prior Agreement. The revised draft of the Prior Agreement continued to include as a condition that Prophet Equity be able to obtain debt financing and the expense reimbursement provisions contained in the April 24, 2009 draft, but now included a guarantee by Prophet Equity of certain of the payment obligations of Parent and Merger Sub under the Prior Agreement, up to a maximum amount equal to the termination fee.

On July 20, 2009, the Strategic Committee met to discuss the Prophet Equity proposal. Representatives of Houlihan Lokey and Shearman & Sterling provided updates on the transaction and Prior Agreement terms. The Strategic Committee also asked representatives of Houlihan Lokey to provide an overview of the status of discussion with potential parties to a transaction as well as review potential acquisition targets for us. The Strategic Committee and representatives of Houlihan Lokey discussed the strategic rationale for a number of acquisition targets. In addition, the Strategic Committee and representatives of Houlihan discussed other uses of SST’s cash including share repurchases, dividends and joint venture opportunities. The Strategic Committee instructed Houlihan Lokey to continue to facilitate discussions with potential acquisition targets.

From July until October 2009, members of our management continued to hold discussions with potential strategic and financial acquirors, including Prophet Equity, Party A and Party D. At the request of the Strategic Committee, our management also held meetings with potential acquisition targets.

On August 14, 2009, the Strategic Committee met to discuss the merits of a potential Dutch tender share buyback in an effort to maximize value for all shareholders, rather than for only specific shareholders who requested liquidity from time to time.

On August 17, 2009, the Strategic Committee met with representatives of Houlihan Lokey to further discuss the merits of a Dutch tender share buyback. Given our lack of trading and recent operating cash burn, the Strategic Committee determined it was in the best interest of all shareholders to retain our cash.

On August 20, 2009, we entered into a non-disclosure agreement with Party C, and Party C began conducting due diligence on us. Also on August 20, 2009, the Strategic Committee communicated to Party C its interest in exploring a transaction with Party C.

On September 11, 2009, our management and representatives of Houlihan Lokey met with Prophet Equity and its lending partners to discuss our recent financial performance.

On October 9, 2009, our management, representatives of Houlihan Lokey, Party C and Party C’s financial advisors held a meeting to discuss a potential transaction between SST and Party C. SST agreed to provide Party C with additional diligence information regarding SST.

On October 16, 2009, the Strategic Committee met with representatives of Houlihan Lokey to discuss the status of recent meetings with potential strategic acquirors, as well as to provide an update on the discussions involving potential acquisition targets.

During October 2009, our management continued to hold meetings with strategic and financial acquirors, as well as with potential acquisition targets.

On October 29, 2009, Prophet Equity submitted a revised proposal to acquire us for $2.10 per share. The proposal included revised terms and conditions, and continued to include a go-shop provision. The revised proposal also included equity and debt commitment letters, from Prophet Equity and Petrus Investments L.P., respectively.

On November 3, 2009, the Strategic Committee met to discuss the revised proposal received from Prophet Equity. Representatives of Houlihan Lokey were asked to provide an overview of the proposal as well as update the Strategic Committee on the status of other discussions. The Strategic Committee instructed Houlihan Lokey to continue to negotiate with Prophet Equity. In addition, Houlihan Lokey was instructed to continue discussions with other parties.

On November 4, 2009, representatives of Shearman & Sterling, Houlihan Lokey, Prophet Equity and Jackson Walker conducted a conference call to discuss the terms of the Prior Agreement.

On November 5, 2009, the Strategic Committee met to discuss the revised proposal received from Prophet Equity. Representatives of Houlihan Lokey and Shearman & Sterling provided an update on the discussions and negotiations that occurred on November 4, 2009. Also on November 5, 2009, representatives of Shearman & Sterling, Houlihan Lokey, Prophet Equity and Jackson Walker continued to discuss the terms of the Prior Agreement and related ancillary agreements.

On November 6 through 9, 2009, representatives of Shearman & Sterling, Houlihan Lokey, Prophet Equity and Jackson Walker exchanged drafts of the Prior Agreement and related ancillary agreements, and engaged in conference calls regarding open items.

On November 10, 2009, the Strategic Committee met to discuss the revised proposal received from Prophet Equity. Representatives of Houlihan Lokey were asked to provide an update on the discussion with Prophet Equity as well other strategic and financial acquirors. The Strategic Committee asked Houlihan Lokey to conduct a potential liquidation analysis to discuss with the Strategic Committee the following day. Representatives of Shearman & Sterling reviewed with the Strategic Committee its fiduciary duties, the terms of the Prior Agreement, and the issues in the Prior Agreement that remained open. During the Strategic Committee meeting, Mr. Riley objected to our undertaking a sale of SST, and expressed the opinion that the Strategic Committee should evaluate the liquidation value of SST. Mr. Riley departed the Strategic Committee meeting prior to its conclusion. The Strategic Committee asked representatives of Houlihan Lokey to work with our management team (other than Mr. Yeh and Dr. Hu) to prepare an analysis of the liquidation value for presentation at a Strategic Committee meeting the following day. Representatives of Shearman & Sterling, Prophet Equity and Jackson Walker continued to negotiate the terms of the Prior Agreement and related ancillary agreements. Cooley delivered a revised draft of the disclosure schedules to the Prior Agreement to Prophet Equity and Jackson Walker.

On November 11, 2009, the Strategic Committee met to discuss the revised proposal received from Prophet Equity. Representatives of Houlihan Lokey reviewed their analysis regarding a potential liquidation of SST. Mr. Riley reiterated his opposition to a sale of SST based on his view that the proposed purchase price undervalued SST, and that a gradual wind-down and liquidation of SST would result in greater value for our shareholders. Representatives of Shearman & Sterling and Jackson Walker continued to negotiate the terms of the Prior Agreement, related ancillary agreements and the disclosure schedules to the Prior Agreement.

On November 12, 2009, the Strategic Committee met to review the current proposal from Prophet Equity. Representatives of Shearman & Sterling reviewed with the Strategic Committee its fiduciary duties, the terms of the Prior Agreement, and the resolution of the open issues in the Prior Agreement. At the request of the Strategic Committee, Houlihan Lokey was asked to render a fairness opinion. The Strategic Committee then voted to recommend that our board of directors approve the Prior Agreement and the transaction with Prophet Equity. Three of the four members of the Strategic Committee voted in favor of the transaction with Prophet Equity, and Mr. Riley voted against the transaction with Prophet Equity because he believed that the proposed purchase price undervalued SST, and that a gradual wind-down and liquidation of SST would result in greater value for our shareholders. At a meeting of our board of directors, the Strategic Committee recommended to our board of directors that it approve the Prior Agreement and the transaction with Prophet Equity. Our board of directors then voted to approve the transaction with Prophet Equity, with Mr. Yeh and Dr. Hu abstaining, and Mr. Riley voting against. Following the vote on the transaction, Mr. Riley submitted his resignation as a member of our board of directors and all its committees.

Although Party A continued to conduct diligence and engage with our management and representatives of Houlihan Lokey following its October 28, 2008 indication of interest, it never provided an updated indication of interest to acquire SST or commented on the legal documents provided by Shearman & Sterling. In addition, although they conducted diligence and met with our management several times, Parties C and D never provided an indication of interest to acquire SST.

On November 13, 2009, we and affiliates of Prophet Equity, Technology Resources Holdings, Inc. and Technology Resources Merger Sub, Inc., entered into the Prior Agreement, a limited guarantee and an equity commitment letter, Parent and Merger Sub entered into voting agreements with Mr. Yeh and Dr. Hu, and Parent, Mr. Yeh and Dr. Hu entered into a contribution agreement. We issued a press release announcing the transaction following execution of the various transaction documents and prior to the opening of trading on the Nasdaq Global Market.

Beginning November 13, 2009, under the supervision of the Strategic Committee, representatives of Houlihan Lokey began renewed contact of parties that they believed would be capable of, and might be interested in, consummating an acquisition of SST.

On November 16, 2009, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the potential parties that Houlihan Lokey would solicit during the 45 day go-shop period contained in the Prior Agreement.

During the go-shop period, the Strategic Committee, with the assistance of representatives of Houlihan Lokey, contacted 140 potential partners. Of the 140 parties, 35 entered into non-disclosure agreements with SST. This was the first contact between SST and Parent.

On November 23, 2009, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the progress of contacting potential partners and the arranging of due diligence meetings. Houlihan Lokey representatives provided an update on recent developments and the schedule of upcoming meetings with interested parties.

On November 25, 2009, our management met telephonically with Party A to provide an update on our business and our recent financial performance.

On November 30, 2009, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the recent meetings with various strategic and financial parties.

Also on November 30, 2009, SST entered into a non-disclosure agreement with Parent.

Throughout December 2009, our management held numerous meetings with several potential strategic and financial parties including Party A, Party B, and Party D. Our management continued to provide diligence information to all interested parties and participated in numerous meetings to discuss the diligence information.

On December 2, 2009, Bertrand Cambou, our President, and James Boyd, our Senior Vice President Finance and Chief Finance Officer met telephonically with management of Parent. Our management provided an overview of SST and discussed the recent trends in the business.

Also on December 2, 2009, our management held an in person diligence session with Party A. In addition, throughout that week Party A and our management held numerous telephonic conference calls to discuss diligence items.

On December 4, 2009, our management met telephonically with Party B to provide an update on the business and recent financial performance.

On December 7, 2009, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the recent meetings with various strategic and financial parties. In addition, Houlihan Lokey representatives provided an update on the progress of the due diligence of interested parties.

On December 7, 2009, Mr. Cambou and Mark Reiten, our Vice President Business Development and Technology Licensing, held a telephonic meeting with management of Parent to discuss our licensing business.

On December 10, 2009, our management met telephonically with Party D to provide an update on the business and recent financial performance.

During the week beginning December 13, 2009, our management participated in various meetings, conference calls and due diligence sessions with various strategic and financial parties including Party A, Party B and Party D.

On December 14, 2009, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the progress of discussions relating to the go-shop process. Houlihan Lokey representatives provided an update on the recent meetings held and the upcoming meetings scheduled with the remaining interested parties.

On December 15, 2009, our management held an in-person meeting with members of Party D to discuss various due diligence items.

On December 16, 2009, our management held a telephonic meeting with Party E to provide an overview of the business and discuss recent trends.

On December 21, 2009, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the progress of the remaining interested parties participating in the go-shop. Houlihan Lokey provided an update on the recent discussions held. In addition, Shearman & Sterling representatives provided an overview of the factors the Strategic Committee should consider in determining whether to designate any of the interested parties as “Excluded Parties” pursuant to the Prior Agreement.

On December 23, 2009, Party A submitted a proposal to acquire SST for $2.25 per share. Party A’s proposal contemplated that Mr. Yeh and potentially other members of our senior management agree to exchange their shares of SST common stock, including beneficially held shares, for capital stock in the surviving corporation after the Merger, and was not contingent on Party A obtaining third party financing.

On December 27, 2009, the Strategic Committee received proposals from each of Parent, Party D and Party F. Parent’s proposal contemplated acquiring SST for $2.45 per share. Parent’s proposal did not contemplate any participation by Mr. Yeh or other members of our senior management, and was not contingent on Parent obtaining third party financing. Parent’s proposal was contingent on confirmatory due diligence, but noted that it was willing to work in an expeditious manner to do so. Party D’s proposal contemplated acquiring SST for $2.50 per share. Party D’s proposal contemplated that Mr. Yeh and potentially other members of our senior management would have the opportunity to exchange their shares of SST common stock, including beneficially held shares, for capital stock in the surviving corporation after the merger, and was not contingent on Party D obtaining third party financing. Party D’s proposal was contingent on completion of its due diligence, but noted that it was willing to work on any reasonable time period. The proposal received from Party F was the first contact between the Strategic Committee and Houlihan Lokey, and Party F. Party F’s proposal contemplated acquiring SST for a price per share of $2.60 to $3.00. Party F’s proposal required SST to enter into exclusive negotiations with Party F until April 15, 2010. Party F’s proposal did not contemplate any participation by Mr. Yeh or other members of our senior management. Party F’s proposal mentioned delivering a financing commitment letter to SST from a major Asian bank not later than within seven days of its proposal, and it was unclear as to whether Party F’s proposal was contingent on Party F obtaining such third party financing. Party F’s proposal was contingent on completion of its due diligence, which it expected to complete within nine calendar weeks.

Also on December 27, 2009, on behalf of the Strategic Committee, Shearman & Sterling sent a notification to Prophet Equity and Jackson Walker of the proposals received from Parent, Party A, Party D and Party F by the Strategic Committee. Between December 27, 2009 and February 2, 2010, on behalf of the Strategic Committee, Shearman & Sterling provided Prophet Equity and Jackson Walker prompt notice of new or modified proposals received by the Strategic Committee.

On December 28, 2009, Party E submitted a proposal to acquire SST for $2.25 per share. Party E’s proposal contemplated that Mr. Yeh and potentially other members of our senior management agree to exchange their shares of SST common stock, including beneficially held shares, for capital stock in the surviving corporation after the merger, and was not contingent on Party E obtaining third party financing. Party E’s proposal was contingent on completion of its due diligence, but noted that Party E was ready to begin such due diligence immediately, and that it expected to be able to complete such due diligence promptly.

On December 28, 2009, Party F submitted a revised proposal to acquire SST. Party F’s proposal was substantially similar to the proposal it submitted on December 27, 2009, with the following changes: (1) the revised proposal stated that it was not contingent on obtaining any third party financing and (2) the revised proposal shortened the time frame for Party F to complete its due diligence from nine calendar weeks to by the end of January 2010.

On December 29, 2009, Party A submitted a revised proposal to acquire SST for $2.40 per share, which would increase to $2.45 per share if SST entered into a definitive agreement with Party A by 5:00 p.m. Pacific Standard Time on January 5, 2010.

Following receipt of Party A’s revised proposal, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the proposals received from Party A, Parent, Party D, Party E and Party F. During the meeting, Jackson Walker sent a communication to the Strategic Committee expressing Prophet Equity’s position that none of the parties who submitted proposals to the Strategic Committee could be designated as “Excluded Parties” pursuant to the Prior Agreement. Representatives of Houlihan Lokey provided an overview of the proposals received and the history of the discussions with each of Party A, Parent, Party D, Party E and Party F. Shearman & Sterling again provided an overview of the factors the Strategic Committee should consider in determining whether to designate any of the interested parties as “Excluded Parties” pursuant to the Prior Agreement. Representatives of Shearman & Sterling also provided the Strategic Committee with its initial analysis of the arguments made in the communication from Prophet Equity regarding the designation of “Excluded Parties.” After discussing the relevant factors with respect to each proposal, the Strategic Committee determined to designate Parent, Party A, Party D, Party E and Party F as “Excluded Parties” pursuant to the Prior Agreement. In addition, the Strategic Committee determined not to seek to enter into a transaction with Party A before January 5, 2010 given that it was not the highest per share price offered and that there was sufficient interest from other “Excluded Parties.”

On the evening of December 29, 2009, representatives of Shearman & Sterling notified Prophet Equity and Jackson Walker that Parent, Party A, Party D, Party E and Party F were designated as “Excluded Parties” pursuant to the Prior Agreement. In such notice, Shearman & Sterling also detailed the Strategic Committee’s analysis in designating each of such parties as “Excluded Parties.”

On December 30, 2009, representatives of Houlihan Lokey notified Parent, Party A, Party D, Party E and Party F that they were designated “Excluded Parties” pursuant to the Prior Agreement by the Strategic Committee and would be allowed to continue due diligence and negotiations with the Strategic Committee.

On December 31, 2009, Jackson Walker sent a letter to the Strategic Committee reasserting Prophet Equity’s position that none of Parent, Party A, Party D, Party E and Party F could properly be designated as “Excluded Parties” pursuant to the Prior Agreement.

On January 4, 2010, a group of shareholders sent a letter to our board of directors urging our board of directors to reconsider the decision to enter into the transaction contemplated by the Prior Agreement.

On January 4, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the proposals received from the “Excluded Parties,” and to determine the timeline for selecting a final proposal. The Strategic Committee asked Houlihan Lokey to establish a process whereby “Excluded Parties” would be encouraged to submit final proposals by January 18, 2010.

On January 5, 2010, Houlihan Lokey notified all “Excluded Parties” of the January 18, 2010 objective.

Throughout January 2010, our management continued to provide due diligence information and facilitate meetings with the “Excluded Parties” in order to assist them in completing their due diligence. In addition, representatives of Shearman & Sterling held numerous telephonic meetings with the legal advisors for all of the “Excluded Parties” to negotiate the terms of the definitive documents, and exchanged draft definitive documents with several of the “Excluded Parties,” which were provided to Prophet Equity pursuant to the terms of the Prior Agreement.

On January 7 and 8, 2010, our management held in person due diligence meetings with Party A to discuss a variety of business items.

On January 7, 2010, Cerberus Capital Management, L.P., or Cerberus, filed a Schedule 13D with the SEC disclosing the fact that Cerberus had executed a term sheet with Mr. Yeh, in which, solely in the event Mr. Yeh’s contribution and voting agreements with Prophet Equity were terminated, Mr. Yeh agreed to exchange his shares of SST common stock, including beneficially held shares, exclusively for capital stock in the surviving corporation after a merger with an affiliate of Cerberus, and to vote in favor of a transaction with Cerberus and against a transaction with any other party. The term sheet with Cerberus by its terms did not become effective until Mr. Yeh’s contribution and voting agreements with Prophet Equity were terminated and will terminate on the earlier of (1) six months after December 29, 2009 and (2) the date Cerberus voluntarily withdrew from pursuing a transaction with SST.

On January 7, 2010, Party E notified the Strategic Committee that it had determined it was not interested in pursuing an acquisition of SST at higher price levels than those set forth in its December 28 proposal.

On January 8, 2010, our management held a telephonic meeting with Party F.

On January 11, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the status of the due diligence being conducted by the “Excluded Parties” and the negotiations regarding the definitive documents with each “Excluded Party.” The Strategic Committee also discussed the term sheet between Cerberus and Mr. Yeh, and its possible implications for the go-shop process.

On January 12, 2010, Messrs. Boyd, Cambou, Reiten and Yeh, Dr. Hu and William Kinzie, our Controller, Paul Lui, our Senior Vice President, NSP Business Unit, David Fox, our Manager, Financial Planning & Analysis, and Doug Lee, our Vice President, Memory Products, and Parent management held an in person meeting to further discuss the operations of our business and recent trends in our business.

On January 13 and 14, 2010, our management held in person due diligence meetings with Party D to discuss a variety of business items.

On January 15, 2010, a group of shareholders filed a preliminary proxy to solicit votes against the transaction with Prophet Equity.

On January 17, 2010, the Strategic Committee received a revised proposal from Parent, which contemplated acquiring SST for $2.52 per share. In its revised proposal, Parent indicated that its due diligence was complete.

On January 18, 2010, the Strategic Committee received revised proposals from Party A and Party F. The Party A proposal contemplated acquiring SST for $2.50 per share. The Party F proposal contemplated acquiring SST for $2.70 per share. In their revised proposals, Party A indicated that its due diligence was complete and Party F indicated that its proposal was contingent on further due diligence. Also on January 18, 2010, the Strategic Committee received a revised proposal from Parent, in which Parent indicated that its January 17, 2010 proposal was a binding commitment by Parent to execute a definitive agreement with SST between 4:00 p.m. Eastern Time on Monday, January 25, 2010 and ending at 9:00 a.m. Eastern Time on Thursday, January 28, 2010.

On January 18, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the revised proposals received from the “Excluded Parties.” The Strategic Committee asked Houlihan Lokey and Shearman & Sterling to further clarify a number of items in each “Excluded Parties’” proposal and report back to the Strategic Committee.

On January 19, 2010, Party D notified the Strategic Committee that it had determined it was not interested in pursuing an acquisition of SST at higher price levels than those set forth in its December 27 proposal.

Also on January 19, 2010, the Strategic Committee entered into an amended engagement letter with Houlihan Lokey, as described in “The Merger—Opinion of the Financial Advisor to SST’s Strategic Committee.”

At 9:00 a.m. Pacific Time on January 20, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to further discuss the legal, financial and due diligence requirements of the remaining “Excluded Parties.” The Strategic Committee asked for further clarification on a number of legal and financial items and determined to hold another meeting later in the day to decide whether any of the proposals received from the “Excluded Parties” constituted a “Superior Proposal” pursuant to the Prior Agreement.

Following the Strategic Committee’s meeting, also on January 20, 2010, the Strategic Committee received a revised proposal from Parent, which contemplated acquiring SST for $2.70 per share. Parent’s revised proposal indicated that it was a binding commitment by Parent to execute a definitive agreement with SST between 4:00 p.m. Eastern Time on Monday, January 25, 2010 and ending at 9:00 a.m. Eastern Time on Thursday, January 28, 2010.

At 5:00 p.m. Pacific Time on January 20, 2010, the Strategic Committee again met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the proposals received from the “Excluded Parties.”

Representatives of Houlihan Lokey provided an overview of the proposals received and the history of the discussions with each of the “Excluded Parties.” Representatives of Shearman & Sterling provided an overview of the factors the Strategic Committee should consider in determining whether any of the proposals constituted a “Superior Proposal” pursuant to the Prior Agreement. After discussion, the Strategic Committee determined that Parent’s proposal constituted a “Superior Proposal” pursuant to the Prior Agreement, and determined to recommend that our full board of directors make the same determination.

At 9:30 p.m. Pacific Time on January 20, 2010, our board of directors met with representatives of Houlihan Lokey, Shearman & Sterling and Cooley to discuss the proposals received from the “Excluded Parties” and the Strategic Committee’s determination that the Parent proposal constituted a “Superior Proposal” pursuant to the Prior Agreement. Our board of directors then unanimously determined that the Parent proposal constituted a “Superior Proposal” pursuant to the Prior Agreement. Our board of directors then instructed Houlihan Lokey and Shearman & Sterling to notify Prophet Equity of such determination, and that, pursuant to the terms of the Prior Agreement, Prophet Equity would have three business days to respond. Immediately following the meeting of the board of directors, representatives of Shearman & Sterling notified Prophet Equity and Jackson Walker that our board of directors had determined that the Parent proposal constituted a “Superior Proposal” pursuant to the Prior Agreement.

On January 22, 2010, Party F submitted a revised proposal to acquire SST for $2.85. Party F’s proposal was contingent on its completion of due diligence. Despite requests made by representatives of Houlihan Lokey and Shearman & Sterling, Party F continued to fail to provide information regarding Party F’s financial ability to consummate a transaction, and constituent information regarding Party F in order for the Strategic Committee to assess potential regulatory issues related to consummating a transaction with Party F.

Between January 20, 2010 and January 27, 2010, representatives of Houlihan Lokey and Shearman & Sterling held several telephonic meetings with representatives of Prophet Equity and Jackson Walker.

In the evening of January 24, 2010, the Strategic Committee held a meeting with representatives of Houlihan Lokey and Shearman & Sterling to discuss the status of negotiations with Prophet Equity.

On January 25, 2010, Party A submitted a revised proposal to acquire SST for $2.75 per share.

Also on January 25, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the negotiations with Prophet Equity and the new proposal received from Party A. Representatives of Shearman & Sterling outlined for the Strategic Committee the differences between the proposals as they related to transaction completion certainty, including with respect to the ability of the potential purchaser to obtain third party financing, or fund a transaction in the absence of such third party financing. The Strategic Committee instructed Houlihan Lokey and Shearman & Sterling to clarify certain items with each party.

On January 26, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the status of the negotiations with Prophet Equity, Parent and Party A. The Strategic Committee determined not to seek to enter into a transaction with Parent at its proposed price of $2.70 per share, and instructed both Houlihan Lokey and Shearman & Sterling to further negotiate with each party.

On January 27, 2010, Parent submitted a revised proposal to acquire SST for $2.85 per share.

At 6:00 p.m. on January 27, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the status of the negotiations with Prophet Equity, Parent and Party A. Representatives of Houlihan Lokey provided an overview of the proposals received and the history of the discussions with each of Prophet Equity, Parent and Party A. Representatives of Shearman & Sterling again provided an overview of the factors the Strategic Committee should consider in determining whether any of the proposals constituted a “Superior Proposal” pursuant to the Prior Agreement. After discussion, the Strategic

Committee determined that Parent’s revised proposal constituted a “Superior Proposal” pursuant to the Prior Agreement, and determined to recommend that our full board of directors make the same determination.

At 7:00 p.m. Pacific Time on January 27, 2010, our board of directors met with representatives of Houlihan Lokey, Shearman & Sterling and Cooley to discuss the negotiations with Prophet Equity, Parent and Party A and the Strategic Committee’s determination that the Parent proposal constituted a “Superior Proposal” pursuant to the Prior Agreement. Our board of directors then unanimously determined that the Parent proposal constituted a “Superior Proposal” pursuant to the Prior Agreement. Our board of directors then instructed Houlihan Lokey and Shearman & Sterling to notify Prophet Equity of such determination, and that, pursuant to the terms of the Prior Agreement, Prophet Equity would have three business days to respond. Immediately following the meeting of the board of directors, representatives of Shearman & Sterling notified Prophet Equity and Jackson Walker that our board of directors had determined that the Parent proposal constituted a “Superior Proposal” pursuant to the Prior Agreement.

Between January 27, 2010 and February 2, 2010, representatives of Houlihan Lokey and Shearman & Sterling held several telephonic meetings with representatives of Prophet Equity and Jackson Walker.

On February 1, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the status of the negotiations with Prophet Equity. The Strategic Committee instructed Shearman & Sterling to attempt to obtain information from Prophet Equity regarding the certainty of its ability to consummate the transaction.

At 12:00 p.m. Pacific Time on February 2, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the status of the negotiations with Prophet Equity, including whether Prophet Equity had provided any information regarding the certainty of its ability to consummate the transaction. Representatives of Shearman & Sterling and Houlihan Lokey confirmed that they had received no new information from Prophet Equity or Jackson Walker despite written and oral requests for such information. During the meeting, Prophet Equity submitted a revised proposal to acquire SST for $2.90 per share. The Strategic Committee discussed the certainty of Prophet Equity’s ability to consummate the transaction. Subsequent to that discussion, the Strategic Committee determined that, taking into all factors relating to Prophet Equity’s revised proposal, failure to terminate the Prior Agreement to enter into a definitive agreement with Parent would reasonably be expected to constitute a breach of its fiduciary duties to our shareholders. Houlihan Lokey then rendered an opinion as to the fairness, from a financial point of view, of the Merger consideration to be received by holders of SST common stock to such holders. The Strategic Committee then unanimously determined to recommend that our board of directors approve the Merger Agreement and the transaction with Parent.

Immediately after the Strategic Committee meeting concluded, at 3:40 p.m. Pacific Time on February 2, 2010, our board of directors met with representatives of Houlihan Lokey, Shearman & Sterling and Cooley to discuss the status of negotiations with Prophet Equity. The Strategic Committee discussed the factors leading to its recommendation that our board of directors approve the Merger Agreement and the transaction with Parent. Following the presentation by the Strategic Committee, the board of directors held a recess for Mr. Yeh and Dr. Hu to consult with their personal legal advisors.

At 7:00 p.m. Pacific Time on February 2, 2010, the meeting of our board of directors reconvened and a vote was held where our board of directors approved the transaction with Parent, with Mr. Yeh and Dr. Hu abstaining.

Following the meeting of our board of directors, the Strategic Committee notified Prophet Equity that it was terminating the Prior Agreement in order to enter in a definitive agreement with Parent. Concurrently therewith, the Strategic Committee delivered a check in the amount of $4,025,875 to Prophet Equity as payment of the termination fee pursuant to the Prior Agreement. Following the termination, SST and Parent entered into the Merger Agreement.

On February 3, 2010, Parent and SST each issued press releases announcing the transaction prior to the opening of trading on the Nasdaq Global Market.

On February 19, 2010, the Strategic Committee received a non-binding proposal from an affiliate of Cerberus, or the Cerberus Proposal, related to a potential acquisition of control of SST through a transaction structure that would provide our shareholders the option of electing to receive (i) $3.00 in cash per share, or (ii) $2.62 in cash per share plus retained equity in SST with an initial per share value estimated by Cerberus to be $0.33. Specifically, the Cerberus Proposal contemplates, among other things: (i) Cerberus investing $45.0 million into SST in exchange for SST’s issuance to Cerberus of 45,000 shares of new convertible participating preferred stock, representing, as of the closing of such issuance, 58% of our outstanding shares on an as converted fully diluted basis, (ii) an affiliate of Cerberus providing a new credit facility to SST, consisting of a $50.0 million senior secured term loan and a $25.0 million subordinated loan (which subordinated loan would be increased if our available cash, following the disposition of certain equity securities we own, is less than $170.0 million), (iii) Cerberus using the proceeds from the issuance of the preferred stock, the funds available under the credit facility and our available cash (following the disposition of certain equity securities we own) to cause SST to provide our existing common shareholders with a cash dividend of $2.62 per share, and (iv) Cerberus thereafter commencing a tender offer for any and all outstanding shares at a price of $0.38 per share, whereby any shares not tendered would remain outstanding. The debt financing transaction is described as being subject to the completion of definitive documentation in form and substance satisfactory to Cerberus, and would include closing conditions, which were not provided with the written proposal. Included in the Cerberus Proposal was an executed voting agreement, or the Riley Voting Agreement, between Mr. Riley, Dialectic Capital Management, LLC, Lloyd I. Miller, III and certain other associated shareholders, or the Riley Group, pursuant to which the Riley Group agreed to vote in favor of the Cerberus Proposal and against alternative acquisition proposals (which such voting commitment terminates upon the earlier of (a) the six month anniversary of the date of such voting agreement, (b) the closing of the transactions contemplated by the Cerberus Proposal, and (c) either (i) the date on which Cerberus notifies the Riley Group in writing that it has withdrawn from pursuing any merger, consolidation, business combination, or other similar transaction involving SST or (ii) two business days following the date of receipt by Cerberus of written notice from the Riley Group claiming that Cerberus has withdrawn from pursuing any merger, consolidation, business combination, or other similar transaction involving SST, provided that such voting agreement will not terminate if prior to the expiration of the two business day period Cerberus provides written notice to the Riley Group disputing the Riley Group’s claim that is has so withdrawn and evidence that Cerberus has not withdrawn).

Pursuant to the Merger Agreement, also on February 19, 2010, we provided a copy of the Cerberus Proposal to Parent.

On February 22, 2010, the Strategic Committee received a proposal from Parent to either (i) increase the per share price to $3.00 per share, and keep the termination fee payable by SST in certain circumstances equal to 3.5% of the equity value of the transaction, or the Parent Proposal A, or (ii) increase the per share price to $3.10 per share, and increase the termination fee payable by SST in certain circumstances from 3.5% of the equity value of the transaction to 4.5% of the equity value of the transaction, or the Parent Proposal B, and together with the Parent Proposal A, the Parent Proposal.

At 12:00 p.m. Pacific Time on February 22, 2010, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the Parent Proposal and the Cerberus Proposal. After discussion, the Strategic Committee determined that the Parent Proposal A provided increased value to our shareholders, while also maintaining the termination fee at a level that would not pose a significant new barrier to the ability of interested parties to submit an acquisition proposal pursuant to the terms of the Merger Agreement. The Strategic Committee then unanimously determined to recommend that our board of directors approve the Parent Proposal A, and approve an amendment to the Merger Agreement on the terms described in the Parent Proposal A, or the Amendment.

At 7:00 p.m. Pacific Time on February 22, 2010, our board of directors met with representatives of Houlihan Lokey, Shearman & Sterling and Cooley to discuss the Parent Proposal and the Cerberus Proposal. After extensive discussions, our board of directors then unanimously approved the Amendment.

Following the meeting of our board of directors, SST, Parent and Merger Sub entered into the Amendment.

On February 23, 2010, Parent and SST each issued press releases announcing the execution of the Amendment prior to the opening of trading on the Nasdaq Global Market.

Also on February 23, 2010, the Riley Group filed an amendment to Schedule 13D with the SEC in which the Riley Group disclosed the execution of the Riley Voting Agreement and certain of the terms of the Cerberus Proposal.

On February 24, 2010, Cerberus filed an amendment to Schedule 13D with the SEC in which Cerberus disclosed the execution of the Riley Voting Agreement and certain of the terms of the Cerberus Proposal.

Also on February 24, 2010, our board of directors met with representatives of Houlihan Lokey, Shearman & Sterling and Cooley to further discuss the Cerberus Proposal. After the meeting of our board of directors, the Strategic Committee met with representatives of Houlihan Lokey and Shearman & Sterling to discuss the Cerberus Proposal. Representatives of Shearman & Sterling provided an overview of the factors the Strategic Committee should consider in determining whether the Cerberus Proposal constituted, or could reasonably be likely to result in, a “Superior Proposal” pursuant to the Merger Agreement. After discussion, the Strategic Committee determined that the Cerberus Proposal could reasonably be likely to result in a “Superior Proposal” pursuant to the Merger Agreement, and that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our shareholders under applicable law. Following the conclusion of the meeting, on behalf of the Strategic Committee, Shearman & Sterling provided notice to Parent of the Strategic Committee’s determinations regarding the Cerberus Proposal. Later that evening, a representative of Wilson Sonsini Goodrich & Rosati, P.C., outside legal counsel to Parent, sent a reply letter to the Strategic Committee, disagreeing with the Strategic Committee’s determinations.

Reasons for the Merger of SST and Recommendation of the Board of Directors

Reasons for the Recommendation of the Strategic Committee

The Strategic Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Parent and Merger Sub. The Strategic Committee determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the holders of SST common stock and recommended to our board of directors that our board of directors (1) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and (2) recommend the approval of the principal terms of the Merger and adoption by our shareholders of the Merger Agreement.

In the course of reaching its determination, the Strategic Committee considered the following substantive factors and potential benefits of the Merger, each of which the Strategic Committee believed supported its decision (which are not listed in any relative order of importance):

•

its belief that the Merger was more favorable to our shareholders than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such shareholders if we remained independent in light of our business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those returns, the nature of the industry in which we compete, general industry, economic, market and regulatory conditions, both on an historical and on a prospective basis, and in particular:

•

its belief that it is difficult to be profitable in the memory business, which is unstable and fragmented, and changes and consolidation in the memory business need to occur for companies to have success in the industry;

•	its belief that SST’s historical losses make it difficult to invest in next generation technology processes and products;

•

its belief that in order to be profitable, in-house manufacturing and an end-product business that utilizes much of the fabrication capacity is required, and the capacities of our large competitors make it difficult for us to compete and win customers. Generally, only large integrated competitors can successfully compete in the long-term;

•	its belief that price reductions for chips have continued, and will continue, putting downward pressure on margins;

•

its belief that diversifying into new products that are less flash memory related, which has been our strategy for the last five years, is extremely difficult as we have consistently underachieved our targets;

•

its belief that our fabrication processes significantly lag industry standards, which disadvantage us versus our competitors, and any capital expenditures to remedy this issue would be extremely expensive;

•	its belief that each of our business units if valued and sold separately would result in a lower overall value to shareholders due to their interdependence and lack of scale as standalone businesses;

•

its belief that the interdependency between the research and development efforts in our product business and the long term sustainability of our licensing business make it difficult to achieve a higher value for each of those businesses by splitting our company into multiple parts; and

•

its belief that the liquidation of equity investments in certain related parties would negatively impact the Company’s long term sustainability and would overall result in a lower value to shareholders;

•	the likelihood that the Merger would be consummated, and that Parent had the sufficient resources to do so;

•

its belief that the Merger was more favorable to shareholders than the potential value that might result from other alternatives available to us, including the Prior Agreement and the alternatives of pursuing other strategic initiatives such as a liquidation, stock repurchase, divestiture of selected assets, potential acquisition or a leveraged recapitalization, given the potential rewards, risks and uncertainties associated with those alternatives;

•

the Strategic Committee’s belief that $3.00 per share was advisable, fair to and in the best interests of our shareholders, and resulted from (i) the Strategic Committee’s vigorous negotiations with multiple parties over the course of the several month long go-shop process, in which approximately 140 parties were contacted and (ii) Parent’s response to the Cerberus Proposal after the conclusion of the go-shop process;

•

the current and historical market prices of the SST common stock, including the market price of the SST common stock relative to those of other industry participants and general market indices, and the fact that the cash Merger price of $3.00 per share represented a premium of approximately 12% to the closing share price of the SST common stock on February 2, 2010, the last trading day prior to the announcement of the acquisition of SST by Parent, and a premium of approximately 61% to the closing share price of the SST common stock on November 12, 2009, the last trading day prior to the announcement of the Prior Agreement;

•

the financial presentation of Houlihan Lokey, including the separate opinion of Houlihan Lokey to the effect that, as of February 2, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Original Merger Consideration to be received by the holders of SST common stock was fair, from a financial point of view, to the holders of SST common stock (see “The Merger—Opinion of the Financial Advisor to SST’s Strategic Committee”);

•	the efforts made by the Strategic Committee and its advisors to negotiate and execute a Merger Agreement favorable to us;

•

the financial and other terms and conditions of the Merger Agreement as reviewed by the Strategic Committee, including the fact that they were the product of arm’s-length negotiations between the parties;

•

the fact that the Merger consideration is all cash, so that the transaction allows our shareholders to immediately realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares; and

•

the availability of dissenters’ rights to holders of the SST common stock who comply with all of the required procedures under Chapter 13 of the California Corporations Code, which allows such holders to demand that we purchase their shares for the fair market value of their shares.

The Strategic Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the Merger to our shareholders (which are not listed in any relative order of importance):

•

the fact that negotiations were conducted under the oversight of a Strategic Committee comprised solely of independent directors who are not our employees and who have no financial interest in the Merger that is different from that of our shareholders;

•

the fact that the Strategic Committee retained and received advice and assistance from its own independent financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

•

the fact that the Strategic Committee was delegated the power and authority to review and evaluate stock repurchases, dividends, mergers and acquisitions, and divestitures subject to approval by our board of directors;

•

the fact that the financial and other terms and conditions of the Merger Agreement were the product of arm’s-length negotiations between the Strategic Committee and its independent advisors, on the one hand, and Parent and its advisors, on the other hand;

•	the fact that the Merger Agreement must be adopted and the principal terms of the Merger must be approved by the holders of a majority of the outstanding shares of SST common stock;

•

the fact that the opinion of Houlihan Lokey addresses the fairness, from a financial point of view, to the holders of SST common stock, of the Merger consideration to be received by such holders in the Merger;

•

the fact that the we are permitted under certain circumstances to respond to inquiries regarding acquisition proposals and, upon payment of a termination fee, to terminate the Merger Agreement in order to complete a superior transaction; and

•	the fact that under California law, our shareholders have the right to demand appraisal of their shares.

The Strategic Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following (which are not listed in any relative order of importance):

•

the fact that the Riley Group filed a Schedule 13D with the SEC on January 4, 2010, and sent a letter to our board of directors on December 30, 2009, in which the Riley Group stated its belief that the transactions contemplated by the Prior Agreement are not in the best interests of our shareholders because the proposed merger consideration for the transactions contemplated by the Prior Agreement, $2.10, was inadequate;

•	the fact that the Riley Group entered into the Riley Voting Agreement with Cerberus;

•

the fact that Mr. Yeh entered into a term sheet with Cerberus, which terminates on the earlier of (1) six months after December 29, 2009 and (2) the date Cerberus voluntarily withdraws from pursuing a cash merger transaction with SST, in which, in the event Mr. Yeh’s contribution and voting agreement with Prophet Equity was terminated, Mr. Yeh agreed to vote in favor of a transaction with Cerberus and against a transaction with any other party, which could impact the ability of our shareholders to adopt the Merger Agreement and approve the principal terms of the Merger, as described in “The Merger—Term Sheet With Cerberus”;

•	the risks and costs to us if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business;

•

the fact that our shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

•

the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•

the fact that an all cash transaction would be taxable to our shareholders that are U.S. persons for U.S. federal income tax purposes (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”);

•

the requirement that, if the Merger Agreement is terminated under specified circumstances, we must pay a termination fee of $10,120,624 and the expenses of Parent, up to $2.0 million (or a higher amount that may be agreed to by Parent and our board of directors), which amount shall be deducted from any termination fee that may be payable by SST; and

•	the fact that, even if the Merger is not completed, we will be required to pay our legal and accounting fees, a portion of our investment banking fees, and other miscellaneous fees.

The foregoing discussion summarizes the material factors considered by the Strategic Committee in its consideration of the Merger, but is not meant to be an exhaustive description of the information and factors considered by the Strategic Committee. After considering these factors, the Strategic Committee concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, SST’s shareholders. In view of the wide variety of factors considered by the Strategic Committee, and the complexity of these matters, the Strategic Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Strategic Committee may have assigned different weights to various factors. The Strategic Committee approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Reasons for the Recommendation of the Board of Directors

Our board of directors, acting upon the recommendation of the Strategic Committee, at a meeting described above on February 22, 2010, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the holders of SST common stock; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and (3) recommended the approval of the principal terms of the Merger and adoption by our shareholders of the

Merger Agreement. In reaching these determinations, our board of directors considered (1) the financial presentation of Houlihan Lokey that was prepared for the Strategic Committee and which was delivered to our board of directors at the request of the Strategic Committee on February 2, 2010, as well as the fact that the Strategic Committee received opinions delivered by Houlihan Lokey as to the fairness, from a financial point of view, to holders of SST common stock of the Original Merger Consideration to be received by such holders in the Merger as of February 2, 2010 and (2) the recommendation and analysis of the Strategic Committee, as described above, and adopted such recommendation and analysis in reaching its determinations. Mr. Yeh and Dr. Hu abstained from the determinations of the board of directors with respect to the Original Merger Agreement.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the Merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the approval of the principal terms of the Merger and adoption of the Merger Agreement.

Opinion of the Financial Advisor to SST’s Strategic Committee

On February 2, 2010, Houlihan Lokey rendered an oral opinion to the Strategic Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated February 2, 2010), to the effect that, as of February 2, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Original Merger Consideration to be received by the holders of SST common stock was fair, from a financial point of view, to the holders of SST common stock.

Houlihan Lokey’s opinion was directed to the Strategic Committee and only addressed the fairness from a financial point of view of the Original Merger Consideration to be received by the holders of SST common stock and does not address any other aspect or implication of the Merger as of February 2, 2010 or any subsequent date. The full text of Houlihan Lokey’s written opinion is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Houlihan Lokey’s opinion was based on financial, economic, market and other conditions as in effect as of February 2, 2010. We encourage our shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Strategic Committee or any shareholder as to how to act or vote with respect to the Merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the Prior Agreement and the Original Merger Agreement;

•	reviewed certain publicly available business and financial information relating to SST that Houlihan Lokey deemed to be relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of SST made available to Houlihan Lokey by SST, including (a) regularly prepared financial projections relating to SST through the end of 2010 prepared by management of SST, and financial projections extrapolated therefrom through the end of 2014 based on discussions with management of SST (such financial projections being collectively referred to herein as the Financial Projections), and (b) a liquidation analysis prepared by management of SST;

•	spoke with certain members of the management of SST regarding the business, operations, financial condition and prospects of SST, the Merger and related matters;

•	compared the financial and operating performance of SST with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for SST common stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of SST advised Houlihan Lokey, and Houlihan Lokey assumed, that the Financial Projections and liquidation analysis reviewed by Houlihan Lokey were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of SST, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SST since the date of the most recent financial statements provided to Houlihan Lokey and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading, in each case that would have been material to its analyses or the opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the first bullet point above and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto, in each case other than as would not be material to Houlihan Lokey’s analyses or the opinion. Houlihan Lokey also relied upon and assumed, without independent verification, that (1) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (2) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of SST or have an effect on SST that would be material to Houlihan Lokey’s analyses or the opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of SST or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey was, however, provided a copy of the liquidation analysis identified in the third bullet point above, and Houlihan Lokey relied upon and assumed, without independent verification, the accuracy of the conclusions set forth therein with respect to amounts and values other than those related to securities valuation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or asset. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SST is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SST is or may be a party or is or may be subject. In reaching its conclusion set forth in the last sentence of its opinion, Houlihan Lokey considered the terms and conditions of other indications of interest received by SST to enter into a change of control transaction with SST, including indications of interest received during the “go-shop” period contemplated by the Prior Agreement. The opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of February 2, 2010. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after February 2, 2010.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Strategic Committee in connection with its consideration of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the Strategic Committee, our board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address as of February 2, 2010 or any subsequent date, among other things: (1) the underlying business decision of the Strategic Committee, SST, its security holders or any other party to proceed with or effect the Merger, (2) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than the consideration in the Merger to the extent expressly specified therein), (3) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of SST or to any other party, except as expressly set forth in the last sentence of the opinion, (4) the relative merits of the Merger as compared to any alternative business strategies that might exist for SST or any other party or the effect of any other transaction in which SST or any other party might engage, (5) the fairness of any portion or aspect of the Merger to any one class or group of SST’s or any other party’s security holders vis-à-vis any other class or group of SST’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (6) whether or not SST, our respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (7) the solvency, creditworthiness or fair value of SST or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (8) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the consideration in the Merger or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Strategic Committee, on the assessments by the Strategic Committee, SST and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to SST and the Merger.

In preparing its opinion to the Strategic Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of SST, such as the impact of competition on the business of SST and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of SST or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to SST or the Merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in SST’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of SST. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the Strategic Committee in connection with its consideration of the Merger as contemplated by the Original Merger Agreement and was only one of many factors considered by the Strategic Committee in evaluating the Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Original Merger Consideration or of the views of the Strategic Committee or management with respect to the Merger, the Original Merger Consideration or the Merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Strategic Committee and Parent, and the decision to enter into the Merger was solely that of the Strategic Committee.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Strategic Committee on February 2, 2010 in connection with Houlihan Lokey’s opinion. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, adjusted for certain non-recurring items, or EBITDA.

•

Net income divided by the number of the company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities), adjusted for certain non-recurring items, or EPS.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of SST common stock and the common stock of the selected computer memory companies listed below as of November 10, 2009, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Unless the context indicates otherwise, estimates of each of revenue for calendar year 2009, or CY09 Revenue, EBITDA for calendar year 2009, or CY09 EBITDA, and for calendar year 2009, were based on certain research analyst estimates. In addition, unless the context indicates otherwise, per share reference range amounts for SST were based on assumptions of (1) 95.9 million shares outstanding, and (2) net debt of $(180.0) million, in each case, as per our 10-Q filing for the period ended September 30, 2009. The net debt amount reflects SST’s estimated value of certain debt and equity securities and other investments.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value and price per share based on certain financial data for SST and certain selected computer memory companies. Two companies meeting the criteria, Qimonda AG and Spansion Inc., were excluded from the summary statistics set forth below due to their respective filings for bankruptcy. The calculated multiples included: (1) enterprise value to revenue for the most recently reported twelve months for which financial information has been made public, or LTM Revenue, (2) enterprise value to CY09 Revenue, (3) enterprise value to earnings LTM EBITDA, (4) enterprise value to CY09 EBITDA, (5) price per share to LTM EPS, and (6) price per share to CY09 EPS. The list of selected companies and the related financial data for such selected companies and for SST are set forth below:

	Enterprise Value / Revenue		Enterprise Value / EBITDA(1)		Price / EPS(1),(2)
	LTM	CY 09	LTM	CY 09	LTM	CY 09
Computer Memory Companies
Infineon Technologies AG	1.2x	1.2x	10.2x	10.2x	NEG	NEG
SanDisk Corp.	0.7x	0.7x	3.4x	3.4x	14.7x	14.7x
Integrated Silicon Solution Inc.	0.5x	0.5x	6.9x	6.9x	NM	NM
Toshiba Corp.	0.4x	0.4x	13.2x	13.2x	NEG	NEG
Imation Corp.	0.1x	0.1x	3.1x	3.1x	NEG	NEG
Entorian Technologies, Inc.	0.4x	0.4x	NEG	NEG	NEG	NEG
Netlist Inc.(3)	3.0x	3.0x	NEG	NEG	NEG	NEG
Samsung Electronics Co. Ltd.	0.8x	0.8x	5.0x	5.0x	10.2x	10.2x
Macronix International Co. Ltd.	1.2x	1.2x	3.5x	3.5x	10.0x	10.0x
SMART Modular Technologies (WWH) Inc.	0.8x	0.8x	8.7x	8.7x	NM	NM
Elpida Memory Inc.(4)	1.8x	1.8x	16.9x	16.9x	NEG	NEG

(1)	NEG—Denotes Negative
(2)	NM—Denotes Not Meaningful
(3)	Excluded from ranges and averages data; dramatic change in business model and ongoing patent infringement lawsuits.
(4)	Excluded from ranges and averages data; recently received rescue financing.

The calculated multiple ranges and averages for the selected companies were as follows:

	Enterprise Value / Revenue		Enterprise Value / EBITDA		Price / EPS
	LTM	CY 09	LTM	CY 09	LTM	CY 09
High	1.2x	1.2x	13.2x	13.2x	14.7x	14.7x
Low	0.1x	0.1x	3.1x	3.1x	10.0x	10.0x
Mean	0.7x	0.7x	6.7x	6.7x	11.6x	11.6x
Median	0.7x	0.7x	5.9x	5.9x	10.2x	10.2x

Houlihan Lokey compared the following selected multiple ranges derived from the selected companies analysis referred to above to corresponding financial data for SST, provided that the financial data for SST was adjusted to exclude non-recurring items.

The selected multiples range from the selected companies analysis indicated the following ranges and averages:

	Enterprise Value / Revenue		Enterprise Value / EBITDA		Price / EPS
	LTM	CY 09	LTM	CY 09	LTM	CY 09
High	1.0x	1.0x	13.2x	13.2x	14.7x	14.7x
Low	0.1x	0.1x	3.1x	3.1x	10.0x	10.2x
Mean	0.7x	0.7x	6.7x	6.7x	11.6x	11.7x
Median	0.7x	0.7x	5.9x	5.9x	10.2x	10.2x

The selected companies analysis indicated the following implied per share reference ranges for SST, as compared to the proposed per share consideration:

	Enterprise Value / Revenue		Enterprise Value / EBITDA		Price / EPS
	LTM	CY 09	LTM	CY 09	LTM	CY 09
Implied Reference Range	$4.13 - $2.09	$4.27 - $2.10	NEG	NEG	NEG	NEG
Consideration	$2.85		$2.85		$2.85

Selected Transactions Analysis. Houlihan Lokey calculated multiples of enterprise value and per share equity value based on the estimated purchase prices paid in certain selected publicly-announced computer memory transactions. The calculated multiples included: (1) enterprise value as a multiple of LTM Revenue; (2) enterprise value as a multiple of revenue for the twelve month period immediately following the LTM period, or NTM Revenue; (3) enterprise value as a multiple of LTM EBITDA; and (4) enterprise value as a multiple of NTM EBITDA. The list of selected transactions and the related financial data for such selected transactions and for SST are set forth below:

Transaction Value /
			Revenue		EBITDA
Announced	Acquiror	Target	LTM	NTM	LTM	NTM
7/9/2008	Transwitch	Centillium Communications Inc.	0.1x	0.1x	NEG	NEG
2/4/2008	Freescale	SigmaTel	0.3x	0.4x	NM	NM
11/7/2007	Hong Jeng Investment	Accton Technology Corp.	0.2x	0.1x	9.2x	7.2x
5/22/2007	Intel & ST Micro	Numonyx	0.3x	NA	NA	NA
5/14/2007	Emerson Electric Co.	Stratos International Inc.	0.3x	0.3x	4.2X	3.7X
3/17/2006	Deutsche Bank Investments	CCT Tech International Ltd.	0.2x	0.2x	NM	NM
3/8/2006	Micron	Lexar	0.8x	NM	0.7x	NM
9/23/2005	Quadnetics Group	Protec plc	0.1x	0.1x	NM	NA
8/16/2004	Bytes Technology	CS Computer	0.1x	0.1x	NM	NA
2/12/2004	TPG; Francisco Partners; Shah Capital	SMART Modular	0.1x	0.1x	2.0x	2.1x
6/9/2003	Vitesse Semiconductor	Multilink Technology	NM	NM	NM	NM
4/22/2003	Nikko Investments Japan	Genesis Technology Inc.	0.2x	NA	NM	NA
5/7/2002	Daisytek International	ISA International	0.0x	NA	NM	NA

The calculated multiple ranges and averages for the selected transactions were as follows:

Transaction Value /
	Revenue		EBITDA
	LTM	NTM	LTM	NTM
High	0.8x	0.4x	9.2x	7.2x
Mean	0.2x	0.2x	4.0x	4.3x
Median	0.2x	0.1x	3.1x	3.7x
Low	0.0x	0.1x	0.7x	2.1x

The selected transactions analysis indicated the following implied per share reference ranges for SST, as compared to the proposed per share consideration;

Transaction Value /
	Revenue		EBITDA
	LTM	NTM	LTM	NTM
Implied Reference Range	$3.04 - $1.84	$3.03 - $1.98	NEG	$3.79 - $2.40
Consideration	$2.85		$2.85

Discounted Cash Flow Analysis. Houlihan Lokey also calculated the net present value of SST’s unlevered, after-tax cash flows based on the Financial Projections. In performing this analysis, Houlihan Lokey used discount rates ranging from 16.0% to 20.0% taking into account SST’s estimated weighted average cost of capital and for periods after calendar year 2014 of 0.5% to 1.5% a range of implied perpetual growth rates selected by Houlihan Lokey. Houlihan Lokey selected discount rates based on SST’s historical weighted average costs of capital, or WACC, and the WACCs for the companies used in the Selected Companies Analysis. Houlihan Lokey selected implied perpetual growth rates based on third-party research for the long term growth rate of the NOR Flash industry. The discounted cash flow analysis indicated the following implied per share reference range for SST, as compared to the proposed per share consideration:

Implied Per Share Equity Reference Range for the SST	Per Share Consideration
$2.01 - $2.14	$2.85

Hypothetical Liquidation Analysis. Houlihan Lokey reviewed a hypothetical liquidation analysis for SST based on the liquidation analysis prepared by management of SST referred to above. SST’s assumed recovery value ranges are set forth below:

Type of Asset	Book Value (in $ millions)	Estimated Recovery Range
Cash & Cash Equivalents	75.251	100%	–	100%
Accounts Receivable	35.943	60%	–	70%
Inventory	30.643	23%	–	33%
Other Current Assets	4.016	10%	–	20%
PP&E, Net	13.365	10%	–	20%
Goodwill & Other	17.208	5%	–	10%

In addition, Houlihan Lokey assumed recovery value ranges for securities of SST as set forth below:

Type of Asset	Book Value (in $ millions)	Estimated Recovery Range
Short-Term Available-for-Sale investments	40.607	98%	–	100%
Long-Term Marketable Debt Securities	27.915	90%	–	100%
Long-Term Marketable Equity Securities	34.941	70%	–	80%
Other Equity Investments	32.888	65%	–	75%

SST assumed liquidation termination costs of $42.46 million, which included $21.3 million to satisfy certain wafer purchase commitments.

These assumptions indicated the following implied per share reference range for SST on a liquidation basis, as compared to the proposed per share consideration:

Implied Per Share Equity Reference Range for SST	Per Share Consideration
$1.15 - $1.35	$2.85

Other Matters

Houlihan Lokey was engaged by the Strategic Committee to act as its financial advisor in connection with the Merger and provide financial advisory services, including rendering an opinion to the Strategic Committee regarding the fairness from a financial point of view of the Merger consideration to be received by the holders of SST common stock. Houlihan Lokey has participated in certain of the negotiations leading to the Merger, including such negotiations occurring during the “go-shop” period contemplated by the Prior Agreement. After holding meetings with numerous investment banks to discuss SST’s strategic alternatives, the Strategic Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter, which was amended on January 19, 2010, SST has agreed to pay Houlihan Lokey the following fees for its services: a $75,000 initial retainer fee, which was payable upon the execution of Houlihan Lokey’s engagement letter, a $25,000 monthly retainer fee, which is payable on the first day of each month after the execution of Houlihan Lokey’s engagement letter until July 31, 2009 and thereafter commencing again on January 1, 2010 and thereafter until the engagement letter expires or is terminated, a $350,000 fee, which was payable upon the delivery of Houlihan Lokey’s initial opinion relating to the Prior Agreement, and $200,000 upon delivery of each subsequent opinion, regardless of the conclusion reached therein or whether the Merger is consummated, and a $3,800,000 fee (against which the retainer fees (other than those paid after January 1, 2010) and the initial opinion fee are credited), which will become payable upon consummation of the Merger. Houlihan Lokey waived its monthly retainer fee beginning in May 2009 (until January 1, 2010). We have also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain affiliates of Houlihan Lokey, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SST or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Term Sheet With Cerberus

On December 28, 2009, Mr. Yeh signed a binding term sheet with Cerberus, summarizing the principal terms of a proposed equity investment by Mr. Yeh, to be completed simultaneously with the consummation of a cash merger transaction with SST. The investment contemplated by the Cerberus term sheet would have consisted solely of 10,762,583 shares of SST common stock beneficially owned by Mr. Yeh, in an affiliate of Cerberus. Cerberus is not a party to any agreement with SST providing for such a transaction and no such transaction has been approved or recommended by our board of directors. The term sheet provides that Mr. Yeh will vote such shares in favor of a cash merger with Cerberus and against any alternative transaction, including the proposed Merger with Parent and Merger Sub. In connection with the contribution of the 10,762,583 shares to such affiliate, Mr. Yeh would receive a pro-rata interest in such affiliate based on the value of the 10,762,583 shares contributed by Mr. Yeh and the amount of cash contributed by Cerberus to capitalize such affiliate. The term sheet further provides that the obligations of the parties terminate upon the earlier of (1) the six-month anniversary of the date of execution of the term sheet and (2) the date Cerberus voluntarily withdraws from pursuing a cash merger transaction with SST. The term sheet provides that during its term Mr. Yeh will not sell or transfer his SST shares, or contribute, exchange or enter into an agreement to contribute or exchange his shares in connection with an alternative transaction.

Delisting and Deregistration of SST Common Stock

If the Merger is completed, SST common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act. Therefore, the provisions of the Exchange Act will no longer apply to SST, including the requirement that SST furnish a proxy or information statement to our shareholders in connection with meetings of our shareholders. SST will also no longer be required to file periodic reports with the SEC.

Accounting

For financial reporting purposes, the Merger will be accounted for by Parent under a purchase price allocation where the assets and liabilities will be presented at their fair value.

Effects on SST if the Merger is Not Completed

If SST’s shareholders do not approve the principal terms of the Merger or adopt the Merger Agreement, or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the Merger. Instead, SST will remain an independent public company and the SST common stock will continue to be listed and traded on the Nasdaq Global Market. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that SST shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the memory industry on which SST’s business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your SST shares. From time to time, SST’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of SST and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If SST’s shareholders do not approve the principal terms of the Merger or adopt the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to SST will be offered, or that the business, prospects or results of operations of SST will not be adversely impacted. We may be required to pay the Parent’s expenses and the termination fees as described in “The Merger Agreement—Termination Fees.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of SST’s Strategic Committee and board of directors with respect to the Merger, you should be aware that some of SST’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. SST’s Strategic Committee and board of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Stock Options

As of the record date, there were 2,625,123 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. Upon the consummation of the Merger, all outstanding options to acquire SST common stock held by our executive officers and directors, like all other stock options held by our other employees, will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option outstanding immediately prior to the effective time of the Merger will receive an amount equal to the number of shares of SST common stock underlying the option multiplied by the amount (if any) by which $3.00 exceeds the exercise price for each share of SST common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $3.00, the holder of such option will not be entitled to any Merger consideration. For discussion of tax-related implications, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Our executive officers will receive $950,600 pursuant to the Merger Agreement in connection with the cancellation of their options upon the consummation of the Merger, of which Bertrand F. Cambou, our President, will receive $819,000.

SST Director Compensation Arrangements and Other Interests

As of February 26, 2010, our directors, other than Mr. Yeh and Dr. Hu, held options to purchase an aggregate of 68,416 shares of SST common stock with exercise prices below $3.00 per share at a weighted average exercise price of $2.29 per share. As with our other employees generally, these awards will be cancelled and converted into the right to receive the Merger consideration. The aggregate cash payment that will be made to these directors in connection with the cancellation of their options upon the consummation of the Merger is anticipated to be $48,600, based on a cash Merger consideration of $3.00 per share. As of February 26, 2010, Dr. Chwang has received aggregate remuneration in the amount of $31,400, plus expenses, in consideration of his acting as Chairman of the Strategic Committee. As of February 26, 2010, Mr. Nickerson has received aggregate remuneration in the amount of $28,000, plus expenses, in consideration of his serving as a member of the Strategic Committee. As of February 26, 2010, Mr. Yang has received aggregate remuneration in the amount of $32,200, plus expenses, in consideration of his serving as a member of the Strategic Committee. As of February 26, 2010, Mr. Riley has received aggregate remuneration in the amount of $8,800, plus expenses, in consideration of his serving as a member of the Strategic Committee. Each member of the Strategic Committee will receive remuneration in the amount of $1,000 per in-person meeting or $800 per telephonic meeting, plus expenses, in consideration of his service as a member of the Strategic Committee. On November 12, 2009, Mr. Riley resigned from our board of directors and all its committees. The members of our board of directors are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the Merger.

Indemnification of Directors and Officers; Insurance

For a period of six years after the effective time of the Merger, Parent and the surviving corporation have agreed to indemnify, to the fullest extent permitted by law, each of our and our subsidiaries’ present and former directors and officers against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the Merger) and the surviving corporation has agreed to advance funds to any such indemnified person for expenses incurred in the defense of any such claim, action, suit, proceeding or investigation.

The Merger Agreement requires that the surviving corporation purchase at the effective time of the Merger “tail coverage” directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as our existing policies and with a claims period of at least six years from the effective time of the Merger for claims arising from facts or events that occurred on or prior to the effective time of the Merger. However, the surviving corporation is not required to spend more than a one-time premium payment of 200% of the current annual premium paid by us and, in the event the premium exceeds that amount, the surviving corporation must only obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

Dissenters’ Rights

If the Merger is completed, holders of SST common stock are entitled to dissenters’ rights under Chapter 13 of the California Corporations Code, or Chapter 13, provided that they comply with the conditions established by Chapter 13.

The discussion below is not a complete summary regarding your dissenters’ rights under California law and is qualified in its entirety by reference to the text of the relevant provisions of California law, which are attached to this proxy statement as Annex C. Shareholders intending to exercise dissenters’ rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the Merger is completed, SST shareholders who do not vote in favor of the Merger may become entitled to be paid cash for the fair market value of their stock in lieu of the Merger consideration set forth in the Merger Agreement.

The Merger Agreement provides that shares of SST common stock held by a holder who has exercised his, her or its dissenters’ rights in accordance with Chapter 13 and as of the Closing has neither effectively withdrawn nor lost such holder’s dissenters’ right shall not be converted into the applicable Merger consideration, but shall be entitled to only such rights as are granted by Chapter 13. Parent shall be entitled to retain any Merger consideration not paid on account of such dissenting shares pending resolution of the claims of such holders, and the non-dissenting SST shareholders shall not be entitled to any portion thereof.

Section 1301(a) of the California Corporations Code requires SST to give notice that the Merger was approved to each of our shareholders who did not vote in favor of the Merger and requires SST to provide a statement of the fair market value (excluding any appreciation or depreciation in consequence of the Merger) of the shares on the day before the first announcement of the terms of the Merger. If you do not wish to pursue your dissenters’ rights, you will be entitled to receive the Merger consideration set forth in the Merger Agreement in exchange for your shares of SST common stock. All SST shareholders who desire to pursue their dissenters’ rights must follow the procedures to perfect such rights as described below and the applicable statutory provisions as set forth below in the following section.

SUMMARY OF RIGHTS OF SHAREHOLDERS EXERCISING DISSENTERS’ RIGHTS

Under Chapter 13, if you do not wish to accept the Merger consideration as provided for in the Merger Agreement in exchange for the shares of SST common stock that you hold, you may exercise your dissenters’ rights and elect to have the fair market value of your shares (exclusive of any appreciation or depreciation in consequence of the accomplishment of the Merger) judicially determined and paid to you in cash, together with a fair rate of interest, if any, provided that you comply with the provisions of Chapter 13.

The following summary is not a complete description of California law relating to dissenters’ rights. More detailed and complete information regarding dissenters’ rights can be found in Chapter 13 of the California Corporations Code, a copy of which is set forth in Annex C of this proxy statement. You should review this summary and the applicable sections of Chapter 13 of the California Corporations Code carefully if you wish to exercise dissenters’ rights or if you want to preserve your right to do so in the future, because failure to comply with the required procedures within a certain time frame will result in the loss of your dissenters’ rights.

Should you wish to become a dissenting shareholder, you must:

1.	continuously hold your shares from the record date for shareholders entitled to consent to the Merger;

2.	have not voted in favor of the Merger any of the shares you wish to qualify as dissenting shares;

3.	make a written demand of SST not later than 30 days after the date SST provides you with notice that the Merger was approved, the Approval Notice. Please note that the 30-day time period begins on the date the Approval Notice was mailed, not on the date you received it. In your written demand to SST, include the number and type of shares you are qualifying as dissenting shares and state the amount you believe to be the fair market value of those shares as of the day before the announcement of the Merger. This statement of the fair market value of your shares will constitute an offer to sell your dissenting shares to SST at such price. You should send your written demand to Silicon Storage Technology, Inc., 1020 Kifer Road, Sunnyvale, CA 94086. Even if you did not vote in favor of the Merger or if you gave a proxy to someone directing a vote against approval of the Merger, you must still make the written demand to SST as described above in order to qualify your shares as dissenting shares; and

4.	submit the certificates representing your dissenting shares to Silicon Storage Technology, Inc., 1020 Kifer Road, Sunnyvale, California 94086, Attention: James B. Boyd, Corporate Secretary. You must submit your certificates within the same 30-day time limit as for the written demand.

THIS PROXY STATEMENT IS BEING MAILED TO YOU ON MARCH 4, 2010. A WRITTEN DEMAND FOR DISSENTERS’ RIGHTS UNDER CALIFORNIA LAW AND THE CERTIFICATES REPRESENTING THE DISSENTING SHARES MUST BE RECEIVED BY SST ON OR BEFORE 30 DAYS FROM WHEN THE APPROVAL NOTICE IS MAILED.

If SST agrees that your shares have been validly qualified as dissenting shares, and you and SST agree upon the price of the shares, you will be entitled to the agreed upon price, plus any interest that may accrue at the legal rate on judgments from the date of such agreement.

If SST does not agree that your shares were validly qualified as dissenting shares, or you and SST fail to agree upon the fair market value of your shares, you may file a complaint with the California Superior Court within six months after the Approval Notice is mailed to you, requesting that the court determine the fair market value of the dissenting shares and/or whether your shares qualify as dissenting shares.

YOU SHOULD BE AWARE THAT IF YOU SEEK TO EXERCISE DISSENTERS’ RIGHTS, THE FAIR MARKET VALUE OF YOUR SST SHARES, AS FINALLY DETERMINED UNDER CALIFORNIA LAW, COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE AMOUNT OF THE MERGER CONSIDERATION THAT YOU WOULD RECEIVE PURSUANT TO THE MERGER

AGREEMENT. IF THE FAIR MARKET VALUE AS FINALLY DETERMINED EXCEEDS THE MERGER CONSIDERATION THAT WAS OFFERED BY SST, THE COSTS AND EXPENSES OF THE APPRAISAL PROCEEDING WILL BE ASSESSED AGAINST SST. OTHERWISE, THE COSTS MAY BE APPORTIONED AT THE DISCRETION OF THE COURT.

IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CALIFORNIA LAW RELATING TO DISSENTERS’ RIGHTS, ALL SST SHAREHOLDERS THAT WISH TO EXERCISE DISSENTERS’ RIGHTS OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. THOSE WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13.

If you have any questions regarding your right to exercise dissenters’ rights, you are strongly encouraged to seek the advice of legal counsel.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to our shareholders, other than Parent, whose common stock is converted into cash in the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to our shareholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the Internal Revenue Service, the IRS, or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our shareholders, other than Parent, only and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a SST option or the acquisition or disposition of SST shares other than pursuant to the Merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular SST shareholders in light of their particular circumstances, including:

•	shareholders that are insurance companies;

•	shareholders that are tax-exempt organizations;

•	shareholders that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	shareholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	shareholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	shareholders who are liable for the U.S. federal alternative minimum tax;

•	shareholders who are partnerships or any other entity classified as a partnership for U.S. federal income tax purposes;

•	shareholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

•	shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

The following summary also does not address the tax consequences for the holders of stock options. The following summary assumes that SST shareholders hold their common stock as a “capital asset” (generally, property held for investment). For purposes of this discussion, a U.S. person is a beneficial owner of SST common stock that is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. person” is a beneficial owner of SST common stock that is not a U.S. person or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). Partners of partnerships or other pass-through entities holding our capital stock are encouraged to consult their own tax advisors.

SST SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.

Treatment of Holders of Common Stock

The conversion of SST common stock into the right to receive cash in the Merger will be a taxable transaction to U.S. persons. Generally, this means that a SST shareholder, other than Parent, that is a U.S. person, will recognize a capital gain or loss equal to the difference between (1) the amount of cash the shareholder receives in the Merger and (2) the shareholder’s adjusted tax basis in the common stock surrendered therefor. This gain or loss will be long-term if the holder has held SST common stock for more than one year as of the date of the Merger. Under current law, any long-term capital gain recognized by a non-corporate SST shareholder that is a U.S. person will be subject to U.S. federal income tax at a maximum rate of 15%. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income.

Dissenters’ Rights

Under specified circumstances, a SST shareholder may be entitled to dissenters’ rights in connection with the Merger. If a shareholder of SST common stock that is a U.S. person receives cash pursuant to the exercise of dissenters’ rights, such shareholder generally will recognize gain or loss, measured by the difference between the cash received and such shareholder’s tax basis in such SST common stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such shareholder’s income as ordinary income for U.S. federal income tax purposes. Shareholders of SST common stock who may exercise dissenters’ rights are urged to consult their own tax advisors.

Non-U.S. Persons

Any gain recognized by a non-U.S. person that is a SST shareholder upon the receipt of cash in the Merger or pursuant to the exercise of dissenters’ rights generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. person in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. person); (2) the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or (3) the non-U.S. person owned (actually or constructively) more than 5% of SST common stock at any time during the five-year period preceding the Merger, and SST is or has been a “United States real property holding corporation” for U.S. federal income tax purposes. SST does not believe that it is currently a United States real property holding corporation and does not believe that it has been a United States real property holding corporation at any time during the past five years.

An individual non-U.S. person whose gain is effectively connected with the conduct of a trade or business in the United States (as described above in clause (1)) will be subject to tax on such gain in the same manner as a U.S. person, as described above. In addition, a non-U.S. person that is a corporation may be subject to a U.S. corporate-level tax of 35%, as well as a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain. An individual non-U.S. person described in clause (2) above generally will be subject to a flat 30% tax on any gain, which may be offset by U.S.-source capital losses.

Backup Withholding and Information Reporting

A SST shareholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the shareholder’s SST common stock in the Merger. The current backup withholding rate for 2010 is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to a SST shareholder who is a U.S. person and who furnishes the paying agent with a correct taxpayer identification number on IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. SST shareholders who fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. In addition, certain non-U.S. persons such as certain nonresident aliens may establish an exemption from backup withholding by delivering the proper version of IRS Form W-8 certifying their non-U.S. status. Each SST shareholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal (or other applicable form such as an IRS Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a SST shareholder under the backup withholding rules are generally not an additional tax and may be refunded or allowed as a credit against SST shareholder’s U.S. federal income tax liability, provided that the shareholder furnishes the required information to the IRS in a timely manner.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR SHAREHOLDERS’, OTHER THAN PARENT, GENERAL INFORMATION ONLY. ACCORDINGLY, OUR SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Regulatory Matters

The Merger Agreement requires us, Parent and Merger Sub to use our and their reasonable best efforts to prepare any merger notifications or obtain any government clearances or approvals required to close the Merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC. After signing the Merger Agreement, we and Parent have concluded we are not required to file the notification under the HSR Act. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the

Merger or seeking divestiture of substantial assets of SST or Parent. At any time before or after the consummation of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of SST or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances, as can foreign regulatory authorities.

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, SST, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the Merger would be in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

U.S. federal and state laws and regulations, as well as the laws and regulations of other countries in which we or Parent do business, may require that SST or Parent obtain approvals or certificates of need from, file new license and/or permit applications with, and/or provide notice to, applicable governmental authorities in connection with the Merger.

Certain Relationships Between Parent and SST

There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and SST or any of our affiliates, on the other hand, other than in respect of the Merger Agreement and those arrangements described above under “The Merger—Past Contacts, Transactions, Negotiations and Agreements” and “The Merger—Interests of our Directors and Executive Officers in the Merger.”

Litigation Related to the Merger

SST is aware of six purported class action lawsuits related to the Prior Agreement filed against some or all of the following: SST, Bing Yeh, Yah Wen Hu, Ronald Chwang, Terry Nickerson, Edward Y.W. Yang, Bryant R. Riley and Technology Resources Holdings, Inc. in the Superior Court of the State of California, County of Santa Clara. The lawsuits and dates of filing are as follows: Ridgeway v. Yeh et al., No. 109CV157437 (filed November 16, 2009); Fisher v. Silicon Storage Technology, Inc, et al., No. 109CV157444 (filed November 16, 2009); Shaikh v. Yeh et al., No. 109CV157542 (filed November 17, 2009); Friedman v. Prophet Equity LP et al., No. 109CV157578 (filed November 17, 2009); Vladimir Gusinsky Rev. Trust v. Silicon Storage Technology Inc, et al., No. 109CV157611 (filed November 19, 2009); and Shih v. Silicon Storage Technology Inc. et al., No. 109CV157882 (filed November 20, 2009).

The complaints are substantially similar and allege, among other things, that such merger would be the product of a flawed process and that the consideration to be paid to the SST shareholders in such merger would be unfair and inadequate. The complaints further allege, among other things, that the officers and directors of SST breached their fiduciary duties by, among other things, taking actions designed to deter higher offers from other potential acquirers and failing to maximize the value of SST to its shareholders. The complaints further allege that Prophet Equity and SST aided and abetted the actions of the SST officers and directors in breaching their fiduciary duties. The complaints seek, among other relief, an injunction preventing consummation of the merger, an order rescinding the merger or any of the terms of the merger to the extent already implemented, costs and disbursements of the lawsuits, including attorneys’ and experts’ fees, and such other relief as the court might find just and proper. On February 9, 2010, the court entered an order consolidating the six actions and ordering plaintiffs to inform the court no later than March 2, 2010 which of the complaints filed to date should be deemed the operative pleading in the consolidated action. SST has been informed that plaintiffs intend to file a consolidated, amended complaint. SST believes these lawsuits are without merit and plans to defend against them vigorously.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at our offices at 1020 Kifer Road, Sunnyvale, California 94086, at 10:00 a.m., local time, on April 8, 2010.

Purpose of the Special Meeting

You will be asked at the Special Meeting to approve the principal terms of the Merger and adopt the Merger Agreement. The Strategic Committee has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, SST and our shareholders and recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that our board of directors recommends that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement. Our board of directors also determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, SST and our shareholders, declared the Merger Agreement and the Merger to be advisable and recommended that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of approval of the principal terms of the Merger and adoption of the Merger Agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of SST common stock at the close of business on February 26, 2010, or the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 96,200,563 shares of SST common stock were issued and outstanding and held by 553 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of SST common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to approve the principal terms of the Merger and adopt the Merger Agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of SST common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The approval of the principal terms of the Merger and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of SST common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the approval of the principal terms of the Merger and adoption of the Merger Agreement. The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of SST common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the principal terms of the Merger and adoption of the Merger Agreement and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of SST common stock represented at the Special Meeting but not voted, including shares of SST common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the principal terms of the Merger and adoption of the Merger Agreement, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the approval of the principal terms of the Merger and adoption of the Merger Agreement, but no effect on the proposal to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the approval of the principal terms of the Merger and adoption of the Merger Agreement and will have no effect on the proposal to grant authority to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the principal terms of the Merger and adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the approval of the principal terms of the Merger and adoption of the Merger Agreement and on the proposal to adjourn the Special Meeting, if necessary.

No business may be transacted at the Special Meeting other than the proposal to approve the principal terms of the Merger and adopt the Merger Agreement and, if necessary, the proposal to adjourn the Special Meeting.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of California, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the shareholder.

The Internet and telephone voting procedures described below are designed to authenticate shareholders’ identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders’ instructions have been recorded properly. Shareholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

For Shares Registered in Your Name

Shareholders of record may go to www.proxyvotenow.com/ssti to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any shareholder using a touch-tone telephone may also grant a proxy to vote shares by calling (866) 235-8882 (or (215) 521-1348 if outside the U.S. or Canada) and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

A number of brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in such a program, you may authorize a proxy to vote those shares over the Internet at the internet URL specified on the instruction form received from your broker of bank, or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 7, 2010. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a shareholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

This proxy solicitation is being made and paid for by SST. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation. We will pay Innisfree approximately $125,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of SST common stock that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of SST common stock certificates will be mailed to our shareholders as soon as practicable after completion of the Merger.

Delivery of this Proxy Statement to Multiple Shareholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address if we believe the shareholders are members of the same family by delivering a single proxy statement addressed to those shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Silicon Storage Technology, Inc., Attention: Investor Relations, 1020 Kifer Road, Sunnyvale, California 94086, or contact our Investor Relations Department at (408) 735-9110. If you would like to receive your own set of our proxy materials in the future, or are one of multiple shareholders sharing an address and would like to request “householding” in the future, please contact your broker and Silicon Storage Technology, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Other Matters—Where You Can Find More Information” below.

The Merger

The Merger Agreement provides for the merger of Merger Sub with and into SST upon the terms, and subject to the conditions, of the Merger Agreement. The Merger will be effective at the time the Articles of Merger are filed by the Secretary of State of the State of California (or at a later time, if agreed upon by the parties and specified in the Articles of Merger). We expect to complete the Merger as promptly as practicable after our shareholders adopt the Merger Agreement.

As the surviving corporation, SST will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of SST will be the initial officers of the surviving corporation subject to change by the board of directors of the surviving corporation. All surviving corporation directors and officers will hold their positions until their successors are duly elected and qualified or until the earlier of their death, resignation or removal. The articles of incorporation of SST will be amended and restated in full and as so amended and restated will be the articles of incorporation of the surviving corporation. The bylaws of SST in effect immediately prior to the effective time of the Merger will be amended and restated in their entirety to be the same as the bylaws of Merger Sub.

We, Parent or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the approval of the Merger Agreement by shareholders. Additional details on termination of the Merger Agreement are described in “—Termination of the Merger Agreement.”

Merger Consideration

Each share of SST common stock issued and outstanding immediately before the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes, other than:

•

shares held in treasury or owned or held, directly or indirectly, by us or our subsidiaries, or Parent, Merger Sub or their subsidiaries, which will be cancelled and retired without any conversion thereof and without any consideration delivered in exchange therefor; and

•	shares held by holders who have properly demanded and perfected their dissenters’ rights.

After the Merger is effective, each holder of a certificate representing any shares of SST common stock (other than shares for which dissenters’ rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger consideration. See “The Merger—Dissenters’ Rights.”

Payment for the Shares

Prior to the effective time of the Merger, Parent will designate an exchange agent as is approved by us (which approval we may not unreasonably withhold) to make the exchange and payment of the Merger consideration as described above. At or prior to the effective time of the Merger, Parent will deposit in trust with the exchange agent an amount in cash sufficient to pay the Merger consideration to our shareholders.

Promptly after the consummation of the Merger, the exchange agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Merger consideration. The exchange agent will pay you your Merger consideration after you have (1) surrendered your certificates or book-entry shares to the exchange agent and (2) provided to the exchange agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger consideration. The surviving corporation will reduce the amount of any Merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the exchange agent is not claimed within one year following the effective time of the Merger, such cash will be delivered to the surviving corporation, and any holders of certificates or book-entry shares must thereafter look to Parent and the surviving corporation for the Merger consideration, subject to applicable abandoned property, escheat or similar law.

If you have lost your certificate, or if it has been stolen or destroyed, you will have to provide an affidavit to that fact and, if required by the surviving corporation, provide an indemnity against any claim that may be made against it in respect of the certificate.

Treatment of Options

Upon the consummation of the Merger, all outstanding options to acquire SST common stock will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option will receive an amount equal to the number of shares of SST common stock underlying the option multiplied by the amount (if any) by which $3.00 exceeds the exercise price for each share of SST common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $3.00, the holder of such option will not be entitled to any Merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties made by SST to Parent and Merger Sub and representations and warranties made jointly and severally by Parent and Merger Sub to SST. These representations and warranties have been made for the benefit of the other party to the Merger Agreement, were made as of a specific date and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The assertions embodied in the representations and warranties of SST are qualified by information in a confidential disclosure schedule that SST provided to Parent in connection with the signing of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement. See the section entitled “Other Matters—Where You Can Find More Information.”

In the Merger Agreement, SST, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform the obligations under, and enforceability of, the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	compliance with applicable laws;

•	litigation matters; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Parent and Merger Sub also each made representations and warranties relating to ownership of SST common stock, the availability of the funds necessary to perform its obligations under the Merger Agreement, operations of Merger Sub, and investigations by Parent and Merger Sub.

SST also made representations and warranties relating to, among other things:

•	capital structure;

•	documents filed with the SEC;

•	undisclosed liabilities;

•	material contracts;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	intellectual property matters;

•	tax matters;

•	real and personal property matters;

•	environmental matters;

•	labor matters;

•	insurance;

•	absence of certain changes or events since September 30, 2009;

•	transactions with affiliates;

•	our shareholder vote requirement;

•	brokerage and finders fees;

•	the opinion of our financial advisor;

•	compliance with the Foreign Corrupt Practices Act;

•	the absence of a rights plan; and

•	the inclusion of all material facts in our representations and warranties necessary to make them not misleading.

Many of our representations and warranties are qualified by materiality or a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect” for SST means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of SST and our subsidiaries, taken as a whole; provided, however, that none of the following will constitute or be taken into consideration in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following will constitute, a “material adverse effect:”

•

a change in general economic, political or financial market conditions, including interest or exchange rates, which does not have a materially disproportionate effect on us relative to other industry participants;

•

a change in the industries, or in the business conditions in the geographic regions, in which we and our subsidiaries operate which does not have a materially disproportionate effect on us relative to other industry participants;

•

the announcement of the Merger Agreement (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees resulting therefrom);

•	acts of war, terrorism or sabotage, military actions or the escalation thereof;

•	changes in, or in the interpretation of, generally accepted accounting principles, or changes in the accounting rules and regulations of the SEC;

•	any action expressly contemplated by the Merger Agreement or taken at the request of or with the consent of Parent or Merger Sub;

•

any litigation brought or threatened by our shareholders (whether on behalf of SST or otherwise) asserting allegations of breach of fiduciary duty or violations of securities laws or otherwise arising from the announcement of the Merger Agreement or the consummation of the Merger;

•	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law after the date the Merger Agreement was executed;

•

in and of itself, any decrease in the market price or trading volume of the SST common stock (but the foregoing does not prevent Parent from asserting that any underlying cause of such decrease independently constitutes such a material adverse effect);

•

in and of itself, any failure by us to meet any projections, forecasts or revenue or earnings predictions (but the foregoing does not prevent Parent from asserting that any underlying cause of such failure independently constitutes such a material adverse effect); or

•	any item set forth on the disclosure schedules to the Merger Agreement.

Some of our representations and warranties are qualified by knowledge. For purposes of the Merger Agreement, SST is deemed to have knowledge of facts or information if such facts or information are, as of the date of determination, actually known to, Bing Yeh, Yaw Wen Hu, James Boyd, Chen Tsai, Paul Lui, Derek Best, Douglas Lee, Sirak Brook and Mark Reiten.

Many of Parent’s and Merger Sub’s representations and warranties are qualified by materiality or a material adverse effect standard. For purposes of the Merger Agreement, “Parent material adverse effect” means any material adverse change in, or material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement (including having sufficient funds to pay the aggregate amounts due to SST’s shareholders and optionholders under the Merger Agreement and other fees and expenses of Parent and Merger Sub).

Some of Parent’s and Merger Sub’s representations and warranties are qualified by knowledge. For purposes of the Merger Agreement, Parent or Merger Sub is deemed to have knowledge of facts or information if such facts or information are, as of the date of determination, actually known to, Steve Sanghi and Ganesh Moorthy.

Covenants

Conduct of Business Pending the Merger. We have agreed in the Merger Agreement that, until the consummation of the Merger or, if earlier, the termination of the Merger Agreement, except (1) as required by applicable law, (2) as expressly consented to in writing by Parent (if Parent does not object within 72 hours of a written request from us, Parent will be deemed to have given such consent), which consent may not be unreasonably withheld, delayed or conditioned, (3) as contemplated or permitted by the Merger Agreement, or (4) as set forth in the disclosure schedule to the Merger Agreement:

•

we will conduct our business in the ordinary course, and we will use our commercially reasonable efforts to preserve intact our current business organization, keep available the services of our officers and employees and maintain our relations and goodwill with our material suppliers, customers, landlords, creditors and others with which we have material business relationships; and

•	we will not, and will not permit any of our subsidiaries to:

•	amend any of our organizational or governing documents;

•

except for SST common stock to be issued pursuant to our equity plans and except for the issuance, grant or delivery of equity awards issued pursuant to our equity plans in the ordinary course of business, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (1) any shares of capital stock of any class or any other ownership interest of SST or our subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of SST or any of our subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of SST or our subsidiaries, or (2) any other securities of SST or any of our subsidiaries in respect of, in lieu of, or in substitution for, SST common stock outstanding on the date of the Merger Agreement;

•	redeem, purchase, exchange or otherwise acquire, or propose to redeem, purchase, exchange or otherwise acquire, any outstanding SST common stock;

•	split, combine, subdivide or reclassify any SST common stock;

•	declare, set aside for payment or pay any dividend or other distribution in respect of any SST common stock or otherwise make any payments to shareholders in their capacity as such;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SST or any of our subsidiaries, other than the Merger;

•

other than sales of inventory in the ordinary course of business, acquire, sell, lease, exclusively license, dispose of, pledge or encumber any assets that, in the aggregate, are material to us and our subsidiaries, taken as a whole, or have a fair market value (or are valued on SST’s records) in excess of $500,000);

•

incur any indebtedness for borrowed money in excess of $1,000 in addition to that incurred as of the date of the Merger Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to ourselves or any of our wholly-owned subsidiaries;

•

other than in the ordinary course of business, grant any material increases in the compensation of, or grant bonuses or special remuneration to, or make severance payments (other than severance payments required by existing plans or policies of SST or as required by law) to, our directors, officers or employees, or enter into any new employment or severance protection agreements with any such directors, officers or employees;

•

terminate, amend or waive any material rights in any of our material contracts in a manner that would be materially adverse to us or fail to perform any material obligations under any of our material contracts;

•	enter into any material contract, other than contracts for sales of products in the ordinary course of business;

•	adopt, terminate or amend any employee benefit plans in a manner that would materially increase our costs;

•

change any of our accounting methods, including accelerating the payment of any liabilities or delaying the collection of any receivables in a manner inconsistent with past practices, unless required by generally applicable accounting principles or applicable law;

•

take any action that would invalidate or cause the cancellation of any current insurance coverage or fail to maintain current insurance coverage or suitable renewals thereof providing coverage substantially the same as any expiring policy;

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

•	make any investments or capital contributions to any person or entity other than capital contributions to direct or indirect wholly-owned subsidiaries of SST; or

•

settle any material litigation against SST and/or any of our directors, including litigation related to the Merger Agreement or the Prior Agreement, provided that SST will give Parent the opportunity to participate in the defense or settlement of any such litigation.

Efforts to Complete the Merger. Subject to the terms and conditions set forth in the Merger Agreement, each of SST and Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger and the other transactions contemplated by the Merger Agreement, including promptly making all necessary registrations and filings to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities or other persons.

The parties to the Merger Agreement also agree to cooperate and use their reasonable best efforts to prepare, as promptly as practicable, any required notifications required for closing of the Merger under the HSR Act and any other federal, state or foreign antitrust law, however, in no event will any party to the Merger Agreement be required to (1) effect any sale, divestiture or disposition of its existing or acquired assets or businesses, (2) take or agree to take any other action or agree to any limitation that adversely affects its business or would have a material adverse effect on any material benefit a party or its stockholders seek to receive from the transactions contemplated by the Merger Agreement. In addition, no party to the Merger Agreement will be required to take any action if the DOJ or the FTC authorizes its staff to seek a preliminary injunction or restraining order enjoining consummation of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•

the Merger Agreement must have been adopted and the principal terms of the Merger approved by the affirmative vote of the holders of a majority of the outstanding shares of SST common stock as of the record date;

•

no governmental entity having jurisdiction over SST, Parent or Merger Sub shall have issued an order, decree or ruling (1) enjoining or otherwise prohibiting the Merger substantially on the terms contemplated in the Merger Agreement, or (2) compelling SST, Parent or Merger Sub or any of our or their respective subsidiaries to dispose of or hold separate any significant portion of our or their business or assets as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; and

•	any applicable waiting period under the HSR Act and any other applicable foreign antitrust laws must have expired or been terminated.

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties with respect to (1) our capitalization and our current material contracts with our employees, directors, officers and consultants must each be true and correct in all respects (except for immaterial deviations) as of the date of the Merger Agreement and as of the closing date of the Merger as though made on and as of the closing date of the Merger, (2) our SEC filings must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date of the Merger and (3) the authorization and validity of the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger as though made on and as of the closing date of the Merger, except where the failure to be true and correct would not, individually or in the aggregate, materially and adversely affect our ability to consummate the Merger;

•

all other representations and warranties made by us in the Merger Agreement, other than those listed above, (1) that are not qualified by “material adverse effect” must be true and correct as of the effective time of the Merger as though made on and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations to be so true and correct would not, individually and in the aggregate, have a material adverse effect on us, and (2) that are qualified by “material adverse effect” must be true and correct as of the effective time of the Merger as though made on and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	we must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing of the Merger;

•	we must deliver to Parent at closing a certificate signed by our chief financial officer with respect to the satisfaction of the foregoing conditions; and

•	since the date of the Merger Agreement, there must not have been any material adverse effect on us.

Conditions to SST’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•

the representations and warranties of Parent and Merger Sub with respect to financing of the Merger must each be true and correct as of the effective time of the Merger as though made on and as of the effective time of the Merger;

•

all other representations and warranties made by Parent and Merger Sub in the Merger Agreement, other than those listed above, (1) that are not qualified by “Parent material adverse effect” must be true and correct as of the effective time of the Merger as though made on and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations to be so true and correct would not, individually and in the aggregate, have a Parent material adverse effect on Parent or Merger Sub, and (2) that are qualified by “Parent material adverse effect” must be true and correct as of the effective time of the Merger as though made on and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

Parent and Merger Sub must have performed in all material respects all of the respective obligations required to be performed by Parent or Merger Sub under the Merger Agreement, as the case may be, at or prior to the closing of the Merger; and

•	Parent must deliver to us at closing a certificate signed by an executive officer of Parent with respect to the satisfaction of the foregoing conditions.

If a failure to satisfy one of these conditions to the Merger is not considered by our board of directors to be material to our shareholders, our board of directors or the Strategic Committee could waive compliance with that condition. Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under California law, after the shareholders have approved the principal terms of the Merger and adopted the Merger Agreement, the Merger consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our shareholders without resubmitting the revisions to our shareholders for their approval.

Restrictions on Solicitations of Other Offers

From and after the No-Shop Period Start Date (as defined in the Merger Agreement), we have agreed:

•

not to solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to our shareholders) with respect to, or that would reasonably be expected to lead to, any acquisition proposal;

•

not to enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to our properties, books and records or personnel in connection with, any acquisition proposal;

•

not to terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which we or any of our subsidiaries are a party (or fail to take reasonable measures to enforce the provisions of any such agreements), or take any action to exempt any person (other than Parent, Merger Sub and their affiliates) from any applicable takeover laws or otherwise cause such restrictions not to apply; and

•	to cease and terminate any previously conducted solicitation, encouragement, discussion or negotiations with any person relating to an acquisition proposal.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the Merger Agreement by our shareholders, we are permitted to take any of the foregoing actions with any party to the extent that:

•

we receive from such party a bona fide unsolicited acquisition proposal not obtained in violation of the prohibitions described above and which our board of directors or the Strategic Committee determines in good faith, after consultation with outside counsel and financial advisors, that the acquisition proposal constitutes, or could reasonably be expected to result in, a superior proposal; and

•

after consultation with outside counsel, our board of directors or the Strategic Committee determines in good faith that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our shareholders under applicable law.

We will promptly (within one business day) notify Parent in the event we receive any acquisition proposal, any inquiry with respect to, or any request for non-public information in connection with, any acquisitions proposal, along with the material terms and conditions of such acquisition proposal, inquiry or request and the identity of the person making such acquisition proposal, inquiry or request and will keep Parent informed on a current basis of the status of the same and of any material communications, material modifications or material developments with respect to such acquisition proposal, inquiry or request, including copies of all acquisition proposals. SST has agreed that we and our subsidiaries will not enter into a confidentiality agreement with any person that prohibits us from providing such information to Parent.

An “acquisition proposal” means any proposal or offer (including any proposal from or to our shareholders) from any person other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 10% of our assets and our consolidated subsidiaries, taken as a whole, or (B) more than 10% of any class of our equity securities, (2) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 10% or more of any class of our equity securities or our subsidiaries’ equity securities, or (3) any merger, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving us or our subsidiaries.

A “superior proposal” means any acquisition proposal, made in compliance with certain provisions of the Merger Agreement, made by a third party that our board of directors determines in good faith, after consultation with our financial advisor and legal counsel, (1) is fully financed or reasonably capable of being financed but not contingent on the availability of financing, (2) is capable of being consummated, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal, including the person making the proposal and after taking into account our compliance with the Merger Agreement, and (3) would, if consummated, result in a transaction more favorable to our shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any proposal by Parent to amend the terms of the Merger Agreement); provided, that for purposes of this definition, the references to “10%” in the definition of acquisition proposal shall be deemed to be references to “50%.”

Recommendation Withdrawal/Termination

Except as set forth below, neither our board of directors nor any of its committees (including the Strategic Committee) may (1) withdraw or modify in a manner adverse to Parent, its recommendation that our shareholders vote to approve the principal terms of the Merger and adopt the Merger Agreement (a “change of recommendation”), (2) approve or recommend any acquisition proposal, or (3) cause or permit us to enter into (or publicly propose that we enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement or other similar agreement (an “alternative acquisition agreement”) with respect to any acquisition proposal or authorize, approve or publicly recommend or propose to approve or recommend any acquisition proposal or any agreement, understanding or arrangement relating to any acquisition proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), other than confidentiality and standstill agreements meeting the requirements set forth in the Merger Agreement.

However, prior to the approval of the Merger Agreement by our shareholders, (1) if in response to the receipt of a written acquisition proposal which causes our board of directors or the Strategic Committee to determine in good faith (A) after consultation with its outside counsel and financial advisor, that such acquisition proposal constitutes, or could reasonably be likely to result in, a superior proposal and (B) after consultation with its outside counsel, that failure to take any of the following actions would reasonably be expected to result in a breach of its fiduciary duties to our shareholders under applicable law to continue to recommend the Merger, then our board of directors or the Strategic Committee may approve or recommend such superior proposal and, in connection with the approval or recommendation of such superior proposal, make a change of recommendation and/or terminate the Merger Agreement (and, subject to the termination provisions of the Merger Agreement, in connection with such termination, if it so chooses, cause us to enter into an alternative acquisition agreement with respect to such superior proposal); and (2) other than in connection with an acquisition proposal, if our board of directors or the Strategic Committee determines in good faith, after consultation with its outside legal counsel, in response to a material development occurring or arising after the date of the Merger Agreement that was neither known to our board of directors nor reasonably foreseeable as of or prior to the date of the Merger Agreement (such material development, an “intervening event”), that its failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to our shareholders under applicable law, then our board of directors or the Strategic Committee may make a change of recommendation. Our board of directors or the Strategic Committee may not take any actions set forth in either of the foregoing scenarios unless the following conditions have been met:

•	we have complied in all respects with the solicitation restrictions set forth above;

•

our board of directors or the Strategic Committee has given written notice to Parent that it is prepared to effect a change of recommendation and/or terminate the Merger Agreement in response to a superior proposal or effect a change of recommendation in response to an intervening event, which notice must attach the most current version of any proposed written agreements relating to such superior proposal, including the identity of the person making such superior proposal and must promptly notify Parent of any material revisions to the superior proposal, or include a brief description of the material development giving rise to such intervening event;

•

during the three business day period following the receipt of such notice, Parent may make a proposal to modify the terms of the Merger Agreement in response to the superior proposal or intervening event, and we will negotiate with Parent in good faith to make modifications to the Merger Agreement so that the acquisition proposal is no longer a superior proposal or that obviate the need for taking such action as a result of the intervening event, as the case may be;

•

after such negotiation, the Strategic Committee must again have determined in good faith, after consultation with its outside legal counsel and financial advisor and taking into account such modifications proposed by Parent, that failure to effect a change of its recommendation and/or terminate the Merger Agreement in response to such superior proposal or effect a change of recommendation in response to intervening event would reasonably be expected to be a breach of its fiduciary duties to our shareholders under applicable law to continue to recommend the Merger; and

•	we must pay to Parent the $10,120,624 termination fee as described in further detail below in “The Merger Agreement—Termination Fees.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of SST and Parent;

•	by either SST or Parent, if:

•

the Merger is not consummated on or before July 2, 2010, unless the failure of the Merger to be completed by such date is primarily caused by the failure of the party seeking to exercise such termination right to fulfill any obligation under the Merger Agreement;

•

any governmental entity having jurisdiction over SST, Parent or Merger Sub has issued a final and non-appealable order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by the Merger Agreement; or

•	the shareholders’ meeting to consider approval of the Merger Agreement concludes without the approval by our shareholders of the Merger Agreement in accordance with the California Corporations Code;

•	by Parent, if:

•

we have breached any of our covenants or agreements under the Merger Agreement, or if any of our representations or warranties shall be untrue, such that the conditions to closing relating to such covenants, agreements, representations and warranties would not be satisfied, unless such breach is curable by us through the exercise of our reasonable best efforts and as long as we continue to exercise such reasonable best efforts; or

•

(1) our board of directors fails to include its recommendation of the Merger Agreement in this proxy statement or withdraws its recommendation that our shareholders approve the principal terms of the Merger and adopt the Merger Agreement, (2) our board of directors approves or recommends, or proposed publicly to approve or recommend, any other acquisition agreement other than the Merger Agreement or permitted us to enter into an acquisition agreement related to an acquisition proposal, (3) we have failed to call the shareholders’ meeting to approve the Merger Agreement or to deliver this proxy statement in accordance with the Merger Agreement and such failure is not due to any material breach by Parent or Merger Sub, or (4) a tender offer or exchange offer for outstanding shares of SST common stock is commenced by a third party and our board of directors recommends that our shareholders tender their shares in such offer (or fails to recommend rejection of such offer within ten business days of the commencement of such offer or subsequently modifies a recommendation of rejection of such offer);

•	by SST, if:

•

Parent or Merger Sub has breached any of their covenants or agreements under the Merger Agreement, or if any representation or warranty of Parent or Merger Sub shall be untrue, such that the conditions to closing relating to such covenants, agreements, representations and warranties would not be satisfied, unless such breach is curable by Parent and Merger Sub through the exercise of their reasonable best efforts and as long as Parent and Merger Sub continue to exercise such reasonable best efforts; or

•

prior to the Special Meeting, we terminate the Merger Agreement due to a superior proposal or an intervening event as provided in the Merger Agreement, provided that we concurrently pay to Parent the termination fee as described below.

Fees and Expenses

Generally, fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such fees and expenses, except that fees related to the filing of this proxy statement or the obtaining of any governmental clearances or approvals under any antitrust laws will be borne equally by Parent and us. If the Merger Agreement is terminated (1) by us or Parent due to the Merger having not been consummated on or before July 2, 2010, (2) by us or Parent because the shareholders’ meeting to consider approval of the Merger Agreement concludes without approval by our shareholders of the Merger Agreement in accordance with the California Corporations Code, or (3) by Parent because we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement, giving rise to the failure of certain closing conditions, and, in the cases of items (1) and (3) above, prior to such termination (A) any acquisition proposal shall have been made known to us or publicly disclosed or (B) any person actively makes a non-exempt “solicitation” under Rule 14a-1(l) of the Securities Exchange Act of 1934 in opposition to the adoption of the Merger Agreement by our shareholders, we have agreed to reimburse Parent’s reasonable out-of-pocket fees and expenses incurred after the date of the Merger Agreement, up to a limit of $2.0 million, as such amount may be increased by mutual agreement of Parent and our board of directors.

Termination Fees

Payable by SST

If we terminate the Merger Agreement, or the Merger Agreement is terminated by Parent or Merger Sub under the conditions described in further detail below, we must pay a termination fee of $10,120,624.

We must pay a termination fee at the direction of Parent if:

•

Parent terminates the Merger Agreement because (1) our board of directors fails to include its recommendation of the Merger Agreement in this proxy statement or withdraws its recommendation that our shareholders approve the principal terms of the Merger and adopt the Merger Agreement, (2) our board of directors approves or recommends, or proposed publicly to approve or recommend, any other acquisition agreement other than the Merger Agreement or permitted us to enter into an acquisition agreement related to an acquisition proposal, (3) we have failed to call the shareholders’ meeting to approve the Merger Agreement or to deliver this proxy statement in accordance with the Merger Agreement, and such failure is not due to any material breach by Parent or Merger Sub, or (4) a tender offer or exchange offer for outstanding shares of SST common stock is commenced by a third party and our board of directors recommends that our shareholders tender their shares in such offer (or fails to recommend rejection of such offer within ten business days after the commencement of such offer or subsequently modifies a recommendation of rejection of such offer);

•	we terminate the Merger Agreement, prior to the shareholders meeting, due to a superior proposal or an intervening event as provided in the Merger Agreement; or

•

(1) the Merger Agreement is terminated (A) by us or Parent due to the Merger having not been consummated on or before July 2, 2010, provided that no fee shall be payable if the failure of the Merger to be completed by such date is primarily caused by the failure of Parent or Merger Sub to fulfill any obligation under the Merger Agreement, (B) by us or Parent because the shareholders’ meeting to consider approval of the Merger Agreement concludes without the approval by our shareholders of the Merger Agreement in accordance with the California Corporations Code, or (C) by Parent because we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement, giving rise to the failure of certain conditions to closing; (2) prior to such termination, (A) any acquisition proposal has been made known to us or publicly disclosed, or (B) any person actively makes a non-exempt “solicitation” under Rule 14a-1(1) of the Exchange Act in opposition to the adoption of the Merger Agreement; and (3) within twelve months after such termination, our board of directors recommends or we, or any of our affiliates, consummate, or become party to, an acquisition agreement with respect to any acquisition proposal (which need not be the same acquisition proposal known prior to termination).

If we are obligated to pay any termination fee as described above, any amounts previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

Employee Benefits

As of the effective time, Parent has agreed to provide each of the our employees with base salary or wage rates and incentive compensation opportunities and other cash compensation and benefits that are in line with current market rates for similar employment positions. Parent further intends to supplement such compensation and benefits with performance incentive programs. This provision does not guarantee our employees employment with the surviving corporation at any time after the effective time of the Merger except as may be set forth in any written contract with SST.

In addition, as of the effective time, Parent has agreed to honor, in accordance with their terms, all written employment contracts and other compensation agreements with any of our employees, in each case existing immediately prior to the execution of the Merger Agreement and that was disclosed in the disclosure schedule to the Merger Agreement.

Parent has agreed to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of the Employee Retirement Income Securities Act of 1974, as amended) and all other purposes, all service with us and our subsidiaries as service with Parent and its subsidiaries, including the surviving corporation. Parent also agrees (1) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under our corresponding benefit plan, and (2) to recognize for each of our employees for purposes of applying annual deductible, co-payment and out-of-pocket maximums under Parent’s benefit plans any deductible, co-payment and out-of-pocket expenses paid by the employee and his or her spouse and dependents under our corresponding benefit plan for the calendar year in which the later of closing of the Merger occurs and the date on which the employee begins participation in such Parent benefit plan.

Indemnification and Insurance

The organizational documents of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in our organizational documents, and the surviving corporation will not amend, repeal or otherwise modify such provisions for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of SST or our subsidiaries.

After the effective time of the Merger, Parent and the surviving corporation must to the fullest extent permitted by law indemnify and hold harmless each of our and our subsidiaries’ present and former officers and directors against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any acts or omissions in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the effective time, to the fullest extent permitted under the California Corporations Code for directors and officers of California corporations, for a period of six years after the effective time of the Merger.

The surviving corporation will cause to be obtained at the effective time “tail” insurance policies with a claims period of at least six years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as our existing policies for claims arising from facts or events that occurred on or prior to the effective time. However, in no event will the surviving corporation be required to expend more than a one-time premium payment of no more than 200% of the current annual premium paid by us for such insurance, but if the premium of such insurance coverage exceeds 200% of the current annual premium paid by us for such insurance, the surviving corporation will obtain such “tail” policy in such amount and scope as can be obtained for 200% of the current annual premium.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time. However, after we have obtained our shareholders’ approval of the Merger, there may be no amendment that by law requires further approval by our shareholders without such approval having been obtained. All amendments to the Merger Agreement must be in writing signed by us, Parent and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the Nasdaq Global Market under the ticker symbol “SSTI.” This table shows, for the periods indicated, the high and low sales price per share for SST common stock as reported by the Nasdaq Global Market (or its predecessor, the Nasdaq National Market).

	SST Common Stock
	High	Low
Year ending December 31, 2010
First Quarter (through February 26, 2010)	$3.22	$2.46

Year ending December 31, 2009
Fourth Quarter	$2.58	$1.79
Third Quarter	$2.75	$1.65
Second Quarter	$2.13	$1.58
First Quarter	$2.54	$1.30

Year ended December 31, 2008
Fourth Quarter	$3.28	$1.83
Third Quarter	$3.54	$2.72
Second Quarter	$3.30	$2.61
First Quarter	$3.06	$2.51

The high and low sales prices per share for SST common stock as reported by the Nasdaq Global Market on February 26, 2010, the latest practicable trading day before the filing of this proxy statement were $3.22 and $3.17, respectively.

As of February 26, 2010, our common stock was held of record by 553 shareholders.

We have not declared or paid any cash dividends on our capital stock previously. Historically, we have retained earnings, if any, to support the development of our business.

Following the Merger, our common stock will not be traded on any public market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the ownership of our common stock as of February 26, 2010, by:

•	each director;

•	our executive officers;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of our common stock subject to options currently exercisable within 60 days of February 26, 2010. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 96,200,563 shares of our common stock outstanding as of February 26, 2010. Unless otherwise indicated, the business address for each listed shareholder is 1020 Kifer Road, Sunnyvale, California 94086.

	Shares Issuable Pursuant to Options Exercisable Within 60 Days of February 26, 2010	Shares Beneficially Owned (Including the Number of Shares Shown in the First Column)
Name and Address of Beneficial Owner		Number	Percent
Directors and Executive Officers
Bing Yeh(1)	171,876	10,879,876	11.3%
Bertrand F. Cambou	—	—	—
James B. Boyd	143,542	143,542	*
Yaw Wen Hu(2)	324,623	1,220,801	1.3%
Derek J. Best	208,414	208,770	*
Paul S. Lui(3)	152,875	419,548	*
Chen Tsai	201,689	304,394	*
Ronald Chwang	114,000	275,613	*
Terry M. Nickerson	94,512	94,512	*
Edward Yao-Wu Yang	42,916	42,916	*
All officers and directors as a group (10 persons)	1,454,447	13,589,972	13.9%
5% Shareholders
The SST Full Value Committee(4)	—	24,406,847	25.4%
Cerberus Capital Management, L.P.(5)	—	24,406,847	25.4%
Dimensional Fund Advisors LP(6)	—	8,576,954	8.9%
Lloyd I. Miller, III(7)	—	6,657,093	6.9%
Dialectic Capital Management, LLC(8)	—	5,440,736	5.7%
Donald Smith & Co., Inc.(9)	—	4,845,909	5.0%
BlackRock, Inc.(10)	—	4,748,937	4.9%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes (1) 3,038,163 shares held by the Yeh Family Trust U/D/T dated August 14, 1995, of which Mr. Yeh and his wife are trustees, (2) 7,579,837 shares held by Golden Eagle Capital L.P. of which Mr. Yeh and his wife are general partners and (3) 90,000 shares held in an IRA account in the name of Bing Yeh. Mr. Yeh disclaims beneficial ownership of the shares held by Golden Eagle Capital L.P. except to the extent of his pecuniary interest therein.

(2)	Includes 30,000 shares held by Dr. Hu’s children.
(3)	Includes 50,808 shares held by the Lui Family Trust dated February 10, 1995, of which Mr. Lui and his wife are trustees.
(4)	This information is based solely on a report on Schedule 13D/A, dated February 19, 2010, and filed with the SEC on February 23, 2010. The SST Full Value Committee is comprised of Riley Investment Management, LLC (“RIM”), Bryant R. Riley, Dialectic Capital Partners LP, Dialectic Offshore, Ltd., Dialectic Antithesis Partners, LP, Dialectic Antithesis Offshore, Ltd., Dialectic Capital Management, LLC, John Fichthorn, Luke Fichthorn and Lloyd I. Miller, III (collectively, the “Riley Group”). Mr. Riley manages and owns all of the outstanding membership interests of RIM. RIM is the investment advisor to clients pursuant to investment advisory agreements. The Riley Group beneficially owns 13,644,264 shares. On February 19, 2010, the Riley Group and Sun Acquisition Holdings LLC, which is owned by one or more funds and accounts affiliated with Cerberus (“Sun Acquisition”), entered into the Riley Voting Agreement. Stephen Feinberg has the sole power to vote and the sole power to direct the disposition of all securities beneficially owned by Cerberus. Therefore, the Riley Group may be deemed to also beneficially own the 10,762,583 shares that Mr. Feinberg may be deemed to beneficially own by virtue of the binding term sheet entered into between Cerberus and Bing Yeh described in footnote 5 below. The Riley Group disclaims beneficial ownership of such shares. The address for the Riley Group is c/o RIM, 11100 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025. Please see “The Merger—Background of the Merger” for further information regarding the Riley Voting Agreement.
(5)

This information is based solely on a report on Schedule 13D/A, dated February 19, 2010, and filed with the SEC on February 24, 2010. On December 28, 2009, Cerberus entered into a binding term sheet with Bing Yeh. Pursuant to the binding term sheet, Cerberus may be deemed to have certain shared power to vote and shared power to direct the disposition of the 10,762,583 shares that are held of record and beneficially by Mr. Yeh and subject to the binding term sheet. On February 19, 2010, Sun Acquisition entered into the Riley Voting Agreement. Pursuant to the terms of the Riley Voting Agreement, Sun Acquisition may be deemed to have certain shared power to vote and shared power to direct the disposition of the 13,644,264 shares that are the subject of the Riley Voting Agreement. Mr. Feinberg, through one or more entities, possesses the sole power to vote and the sole power to direct the disposition of all securities beneficially owned by Cerberus and Sun Acquisition. As a result, Mr. Feinberg may be deemed to beneficially own an aggregate of 24,406,847 shares and such beneficial ownership is expressly disclaimed. The address for Cerberus is 299 Park Avenue, 22nd Floor, New York, NY 10171. Please also see “The Merger—Term Sheet With Cerberus” for further information regarding the binding term sheet.

(6)	This information is based solely on a report on Schedule 13G/A, dated December 31, 2009, and filed with the SEC on February 8, 2010. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, or the Funds. In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional Fund Advisors is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(7)	This information is based solely on a report on Schedule 13D/A, dated November 12, 2009, and filed with the SEC on November 13, 2009. The address for Mr. Miller is 4550 Gordon Drive, Naples, Florida 34102.
(8)

This information is based solely on a report on Schedule 13D, dated December 30, 2009, and filed with the SEC on January 4, 2010. Dialectic Capital Management, LLC (“DCM”) is the investment manager of Dialectic Antithesis Offshore, Ltd. (“DAO”), Dialectic Antithesis Partners LP (“DAP”), Dialectic Capital Partners LP (“DCP”) and Diaclectic Offshore, Ltd. (“DOF”) and may be deemed to beneficially own the shares owned by DAO, DAP, DCP and DOF. Each of John Fichthorn and Luke Fichthorn are managing members of DCM and may be deemed to beneficially own the shares of DAO, DAP, DCP and DOF. Each of DCM, John Fichthorn and Luke Fichthorn disclaims beneficial ownership of the shares owned by each of

DAO, DAP, DCP and DOF, except to the extent of its or his pecuniary interest therein. The address for DCM, DCP, DAP, John Fichthorn and Luke Fichthorn is 875 Third Avenue, 15th Floor, New York, NY 10022. The address for each of DOF and DAO is c/o Goldman Sachs Administration Services, Hardwicke House, 2nd Floor, Hatch Street, Dubin 2, Ireland.

(9)

This information is based solely on a report on Schedule 13G, dated December 31, 2009, and filed with the SEC on February 11, 2010. All securities are owned by advisory clients of Donald Smith & Co., Inc. The address for Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY, 10019.

(10)

This information is based solely on a report on Schedule 13G/A, dated January 29, 2010, and filed with the SEC on February 10, 2010. On December 1, 2009, BlackRock, Inc. (“BlackRock”) completed its acquisition of Barclays Global Investors from Barclays Bank PLC. This amendment to Schedule 13G filed by BlackRock amends the most recent Schedule 13G filing made by Barclays Global Investors, NA and certain of its affiliates. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

In addition, as described above under “The Merger—Interests of Our Directors and Executive Officers in the Merger,” upon the consummation of the Merger, all outstanding options to acquire SST common stock held by our executive officers and directors, like all other stock options held by our other employees, will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option outstanding immediately prior to the effective time of the Merger will receive an amount equal to the number of shares of SST common stock underlying the option multiplied by the amount (if any) by which $3.00 exceeds the exercise price for each share of SST common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $3.00, the holder of such option will not be entitled to any Merger consideration.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 2)

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of SST common stock present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approving the principal terms of the Merger and adoption of the Merger Agreement.

Our board of directors recommends that you vote “FOR” the proposal to grant the authority to vote your shares to adjourn the meeting, if necessary, to provide additional time to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

Shareholder Proposals

We will hold an Annual Meeting of Shareholders in 2010, or the 2010 Annual Meeting, only if the Merger is not completed. Proposals of shareholders that are intended to be presented at the 2010 Annual Meeting must have been received at our executive offices in Sunnyvale California no later than January 8, 2010 to be included in the proxy statement and proxy card related to such meeting.

Pursuant to our bylaws, shareholders who wish to bring matters to be transacted or propose nominees for director at our 2010 Annual Meeting, if any, must have provided certain information to us between January 24, 2010 and February 23, 2010. Shareholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Parent has supplied all information contained in this proxy statement relating to Parent and Merger Sub and we have supplied all information relating to SST.

* * *

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 1, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary.

By Order of the Board of Directors

JAMES B. BOYD Secretary, Chief Financial Officer and Senior Vice President of Finance March 1, 2010

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MICROCHIP TECHNOLOGY INCORPORATED,

SUN ACQUISITION CORPORATION,

and

SILICON STORAGE TECHNOLOGY, INC.

February 2, 2010

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Exhibit A	Form of Articles of Merger

Exhibit B	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2010 (this “Agreement”), by and among Silicon Storage Technology, Inc., a California corporation (the “Company”), Microchip Technology Incorporated, a Delaware corporation (“Parent”), and Sun Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the boards of directors of Merger Sub and Parent have approved, and have determined that it is advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board, acting upon the recommendation of the Strategic Committee, has approved this Agreement and recommended approval and adoption of this Agreement by the shareholders of the Company;

WHEREAS, the Company Board, acting upon the recommendation of the Strategic Committee, has determined that the terms of this Agreement constitute a Superior Proposal (as defined in the Agreement and Plan of Merger, dated as of November 13, 2009, by and among Technology Resources Holdings, Inc., Technology Resources, Inc. and the Company (the “Prior Agreement”), the Company, the Company Board and the Strategic Committee have taken all such actions as are necessary, advisable and proper to terminate the Prior Agreement, and the Prior Agreement has been validly terminated and is no longer in force or effect;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has paid $4,025,875 to Technology Resources Holdings, Inc. in full satisfaction of the Termination Fee and any Parent Expenses (each, as defined in the Prior Agreement); and

WHEREAS, the acquisition of the Company by Parent shall be effected through the Merger of Merger Sub with and into the Company in accordance with the terms of this Agreement and the CCC, as a result of which the Company shall become wholly-owned by Parent.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality and standstill agreement, the benefits of the terms of which, if more favorable to the other party to such confidentiality and standstill agreement than those in place with Parent, shall be extended to Parent.

“Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s shareholders) from any Person or group of Persons other than Parent or Merger Sub or any Affiliate thereof relating to (1) any direct or indirect acquisition of (A) more than 10% of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or (B) more than 10% of any class of equity securities of the Company; (2) any tender offer or exchange offer, within the meaning of the Exchange Act, that if consummated would result in any Person or group of Persons beneficially owning 10% or more of any class of equity securities of the Company or its Subsidiaries; or (3) any merger, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries.

A-1-1

“Action” has the meaning set forth in Section 6.7(b).

“Affiliate” means, with respect to a specified Person, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(b).

“Antitrust Laws” has the meaning set forth in Section 6.10(b).

“Antitrust Order” has the meaning set forth in Section 6.10(b).

“Articles of Merger” has the meaning set forth in Section 2.2.

“Book Entry Shares” has the meaning set forth in Section 2.6(b).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CCC” means the California Corporations Code, as amended.

“Certificates” has the meaning set forth in Section 2.6(b).

“Change of Recommendation” has the meaning set forth in Section 6.4(c).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat, remediate or otherwise address Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.6(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.8(a).

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s 1995 Equity Incentive Plan, 1995 Non-Employee Director’s Stock Option Plan, 2008 Equity Incentive Plan and 2009 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in determining

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whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect:

(a) a change in general economic, political or financial market conditions, including interest or exchange rates, which does not have a materially disproportionate effect on the Company relative to other industry participants;

(b) a change in the industries, or in the business conditions in the geographic regions, in which the Company and its Subsidiaries operate which does not have a materially disproportionate effect on the Company relative to other industry participants;

(c) the announcement of this Agreement (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees resulting therefrom);

(d) acts of war, terrorism or sabotage, military actions or the escalation thereof;

(e) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC;

(f) any action expressly contemplated by this Agreement or taken at the request of or with the consent of Parent or Merger Sub;

(g) any litigation brought or threatened by shareholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty or violations of securities Laws or otherwise arising from the announcement of this Agreement or the consummation of the Merger;

(h) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof;

(i) in and of itself, any decrease in the market price or trading volume of the Common Stock (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such decrease independently constitutes such a Company Material Adverse Effect);

(j) in and of itself, any failure by the Company to meet any projections, forecasts or revenue or earnings predictions (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such failure independently constitutes such a Company Material Adverse Effect); or

(k) any item set forth on the Company Disclosure Schedules as of the date hereof.

“Company Participants” has the meaning set forth in Section 4.8.

“Company Recommendation” has the meaning set forth in Section 6.8 (a).

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Shareholder Approval” has the meaning set forth in Section 4.3.

“Company Shareholders Meeting” has the meaning set forth in Section 4.3.

“Company Voting Proposal” has the meaning set forth in Section 4.3.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contract” means any note, bond, mortgage, indenture, instrument, guarantee, commitment, lease, license, contract, agreement or other consensual obligation.

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“Dissenting Shares” has the meaning set forth in Section 3.8.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” has the meaning set forth in Section 4.15.

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other similar action or order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location, or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection, investigation or restoration of the environment, human health and safety, or natural resources, including Laws relating to releases or threatened releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport, handling or disposal of Hazardous Materials.

“ERISA” has the meaning set forth in Section 4.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.1(a).

“Exchange Fund” has the meaning set forth in Section 3.1(b).

“Financial Statements” has the meaning set forth in Section 4.5.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means any substance, material or waste which is listed, defined, designated or classified by any Governmental Entity or Environmental Law as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5.

“HLHZ” has the meaning set forth in Section 4.21.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(b).

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade names, trade dress, logos, corporate names and Internet domain names, together with the goodwill associated exclusively therewith, (c) mask works and copyrights and copyrightable works, including copyrights in computer software, (d) registrations and applications for registration of any of the foregoing in (a)-(c), and (e) trade secrets.

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“Intervening Event” has the meaning set forth in Section 6.4(c).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination are actually known to, (i) in the case of the Company and its Subsidiaries, Bing Yeh, Yaw Wen Hu, James Boyd, Chen Tsai, Paul Lui, Derek Best, Douglas Lee, Sirak Brook, Bertrand Cambou and Mark Reiten, and (ii) in the case of the Parent or Merger Sub, Steve Sanghi and Ganesh Moorthy.

“Law” means any federal, state, local, municipal or foreign constitution, law, statute, ordinance, regulation, code, treaty, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 4.7(a).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Liability” means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, including liability for Taxes.

“License-In Agreements” has the meaning set forth in Section 4.11(b).

“Liens” means any charge, claim, community property interest or similar equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Option” has the meaning set forth in Section 2.7.

“Notice Period” has the meaning set forth in Section 6.4(c).

“Option” has the meaning set forth in Section 2.7.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organizational Documents” means the articles of incorporation and bylaws, or other equivalent organizational documents, of an entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 8.3(a).

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“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (including having sufficient funds to pay the aggregate Merger Consideration and Per Share Option Consideration and other fees and expenses of Parent and Merger Sub).

“Parent Plans” has the meaning set forth in Section 6.5(c).

“Per Share Option Consideration” has the meaning set forth in Section 2.7.

“Permitted Liens” means licenses granted by the Company to third parties in the Ordinary Course of Business.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Proxy Statement” has the meaning set forth in Section 4.17(a).

“Representatives” has the meaning set forth in Section 6.3(a).

“Rights Agreement” has the meaning set forth in Section 4.24.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Strategic Committee” means the strategic committee of the Company Board.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal” means any Acquisition Proposal, which was obtained in compliance with Section 6.4, made by a third party, that the Company Board or the Strategic Committee determines in good faith, after consultation with its financial advisor and legal counsel, (i) is fully financed or reasonably capable of being financed but not contingent on the availability of financing, (ii) is capable of being consummated, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal, including the Person or group of related Persons making the proposal and after taking into account compliance by the Company with this Agreement, and (iii) would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby (including any proposal by Parent to amend the terms of this Agreement); provided, that for purposes of this definition of “Superior Proposal,” the references to “10%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return (including any information return), statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be

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filed with or submitted to, any taxing authority or jurisdiction (U.S. or foreign) in connection with the determination, assessment, collection or payment of any Tax.

“Taxes” means any and all taxes, charges, fees, levies, assessments, tariffs or duties of any kind whatsoever, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether U.S. or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties, addition or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, assessments, tariffs, charges or duties, or payable under any tax-sharing agreement or any other Contract.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Fee” has the meaning set forth in Section 8.3(b).

“United States” means the United States of America.

“WARN Act” has the meaning set forth in Section 4.8(c).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the CCC, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and (iii) the corporate existence of the Company shall continue unaffected by the Merger. The Merger shall, from and after the Effective Time, have the effects set forth in Section 1107 of the CCC and other applicable Law.

Section 2.2 Effective Time. Parent, Merger Sub and the Company shall cause articles of merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the

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State of California for filing as provided in the CCC, and shall make all other deliveries, filings or recordings required by the CCC in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of California, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the CCC, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Shearman & Sterling LLP, 525 Market Street, San Francisco, California, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Articles of Incorporation and By-Laws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit B and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The by-laws of the Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be Silicon Storage Technology, Inc., until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such by-laws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Organizational Documents. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Organizational Documents.

Section 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Common Stock. Except as otherwise provided herein, each share of the Company’s common stock, no par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.6(c) and Dissenting Shares) shall be converted into the right to receive, upon the Effective Time, $2.85 in cash (the “Merger Consideration”).

(b) Cancellation of Common Stock. As of the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.6(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (“Certificates”) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Article III, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company

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or its Subsidiaries or Parent, Merger Sub or their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no consideration shall be delivered in exchange therefor.

(d) Capital Stock of Merger Sub. Each share of capital stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock, no par value, of the Surviving Corporation.

(e) Adjustment. If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 2.6(a) shall be equitably adjusted to reflect such change.

Section 2.7 Treatment of Options. Each outstanding option or other right to purchase Common Stock (whether vested or unvested) under a Company Equity Plan (an “Option”) shall be cancelled and all rights with respect thereto shall cease to exist, and, in consideration for the cancellation of such Option, the holder of any such Option (if the Merger Consideration is greater than the exercise price per share of the Common Stock of such Option) will be entitled to receive, subject to any required withholding of Taxes, an amount equal to the product of (x) the number of shares of Common Stock subject to such Option held by the holder of the Option, and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to the Option as set forth in such Option (the amount in clause (y) divided by the number in clause (x) above, the “Per Share Option Consideration”) (all such Options to which the amount calculated in this sentence is a positive number, the “Net Options”). No Merger Consideration will be due to a holder of an Option in respect of its termination if the amount calculated in the immediately preceding sentence is a negative number. Parent shall pay, or cause the Surviving Corporation to pay, any amounts due pursuant to this Section 2.7 as soon as reasonably practicable, and in any event within five Business Days, after the Effective Time.

ARTICLE III

EXCHANGE AND PAYMENT

Section 3.1 Exchange Agent; Payment Funds.

(a) Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company as is approved by the Company (which approval shall not be unreasonably withheld) as exchange and paying agent (the “Exchange Agent”) for the exchange and payment of the Merger Consideration.

(b) Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent in trust for the benefit of holders of shares of Common Stock, an amount in cash sufficient to make all payments pursuant to Section 3.2 assuming no Dissenting Shares. Any cash deposited with the Exchange Agent in trust for the benefit of holders of shares of Common Stock shall hereinafter be referred to as the “Exchange Fund”.

(c) The Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10,000,000,000. Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment or loss of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

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Section 3.2 Exchange Procedures.

(a) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.6 (A) a letter of transmittal and instructions, the form and substance of which shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss with respect to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and (B) instructions for effecting the surrender of such Certificates or Book-Entry Shares, as applicable, in exchange for the Merger Consideration.

(b) Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share shall then be canceled.

(c) No interest will be paid or will accrue for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made with respect to such Common Stock to such a transferee if the Certificate or Book-Entry Shares formerly representing such shares of Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid or are not applicable.

Section 3.3 No Further Ownership Rights in Company Stock. The Merger Consideration paid upon conversion of each share of Common Stock in accordance with the terms of Article II and this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock. Subject to Section 3.6, if any Certificates or Book-Entry Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect to such Certificate or Book-Entry Shares would otherwise escheat to or become the property or any Governmental Entity), any such cash shall, to the extent permitted by applicable Law, become property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates or Book-Entry Shares formerly representing shares of Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with this Article III.

Section 3.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the shares of Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.6 and Section 3.2.

Section 3.5 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

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Section 3.7 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares of Common Stock formerly represented thereby, except for the right to receive the Merger Consideration pursuant to the terms hereof. On or after the Effective Time, any Certificates and Book-Entry Shares presented with a Letter of Transmittal to the Exchange Agent or Parent for any reason shall be exchanged for the aggregate Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

Section 3.8 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has properly demanded that the Company purchase such shares in accordance with Chapter 13 of the CCC (“Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s rights as a holder of Dissenting Shares under the CCC. Holders of Dissenting Shares shall be entitled only to such rights as are granted by Chapter 13 of the CCC. If any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) his or her right to dissent under Chapter 13 of the CCC at or prior to the Effective Time, each such share of Common Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to demand of payment has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.6 and Section 3.2. The Company shall serve prompt notice to Parent of any demands for payment of any Shares pursuant to Chapter 13 of the CCC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule (with the information and disclosures contained in any section or subsection of the Company Disclosure Schedule deemed to be disclosure with respect to any other section or subsection of the Company Disclosure Schedule to which the applicability or relevance of such disclosure is reasonably apparent based on the substance of the disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of all Organizational Documents of the Company and its Subsidiaries, as currently in effect, and neither the Company nor any Subsidiary is in violation of any provision of such Organizational Documents.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, no par value, (x) 95,854,157 of which are issued and outstanding as of the date of this Agreement, (y) 7,979,385 of which are reserved for issuance upon the exercise of outstanding Options as of the date of this Agreement and (z) 8,285,960 of which are reserved for issuance and available for future grant under the Company Equity Plans

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as of the date of this Agreement, and (ii) 7,000,000 shares of preferred stock of the Company, 450,000 of which are designated Series A Junior Participating Preferred Stock, no par value per share, none of which are issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights or any similar rights, and were issued in compliance with applicable federal and state securities laws and regulations. All shares of the Company’s capital stock subject to issuance on the terms and conditions set forth in the Options pursuant to which they are issuable, will, when issued in accordance with the terms of such instruments, be duly authorized, validly issued, fully paid and non-assessable, and will not be subject upon issuance to, nor issued in violation of, any preemptive rights or any similar rights, and will be issued in compliance with applicable federal and state securities Laws and regulations. As of the date hereof, other than pursuant to the Company Equity Plans, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens other than any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the affirmative vote for approval of the principal terms of the Merger and adoption of this Agreement and the transactions contemplated hereby, by the holders of a majority of the outstanding shares of Common Stock (the “Company Shareholder Approval”) on the record date for the meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to consider the approval of the principal terms of the Merger and adoption of this Agreement under the CCC (“Company Voting Proposal”), to perform its obligations and consummate the transactions contemplated hereby. The Strategic Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders and has recommended that the full Company Board approve this Agreement and the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company Board (acting upon the unanimous recommendation of the Strategic Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, except for the Company Shareholder Approval of the Company Voting Proposal. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally. The Company Board, acting upon the recommendation of the Strategic Committee, has determined that the terms of this Agreement constitute a Superior Proposal (as defined in the Prior Agreement), the Company, the Company Board and the Strategic Committee have taken all actions necessary to terminate the Prior Agreement in accordance with its terms, and the Prior Agreement has been validly terminated and is no longer in force or effect. The Company has paid $4,025,875 to Technology Resources Holdings, Inc. pursuant to Section 8.3 of the Prior Agreement.

Section 4.4 Consents and Approvals; No Violations. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and, subject to the Company Shareholder Approval of the Company Voting Proposal, the consummation by the Company of the transactions

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contemplated hereby will not, (i) violate any provision of the Organizational Documents of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the material terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets that could result in a material Liability to the Company or its Subsidiaries, taken as a whole, or (iv) other than in connection with or compliance with (A) the CCC, (B) requirements under other state corporation Laws, (C) the HSR Act and any applicable antitrust and competition Laws of jurisdictions other than the United States, (D) Nasdaq rules and listing standards, and (E) the Exchange Act, require the Company or any of its Subsidiaries, as applicable. to make any filing or registration with or notification to, or require the Company or any of its Subsidiaries, as applicable to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”).

Section 4.5 SEC Reports. The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2006 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (“Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 4.6 No Undisclosed Liabilities. Except for (a) Liabilities incurred in the Ordinary Course of Business since December 31, 2008, (b) Liabilities disclosed in the Balance Sheet contained in the Financial Statements included in the Company’s Form 10-Q filed November 9, 2009 with SEC for the quarter ended September 30, 2009, (c) Liabilities incurred in connection with the Merger or otherwise as contemplated by this Agreement, and (d) Liabilities that are not material to the Company and its Subsidiaries, taken as a whole, since September 30, 2009, neither the Company nor any of its Subsidiaries has incurred any Liabilities.

Section 4.7 Material Contracts.

(a) Section 4.7 of the Company Disclosure Schedule sets forth a list of all of the Material Contracts as of the date hereof and, prior to the date hereof, the Company has made available to Parent true copies of each Material Contract and summaries of all oral Company Contracts. For purposes of this Agreement, the term “Material Contracts” shall mean with respect to the Company or any of its Subsidiaries: (i) all Contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S K of the SEC; and (ii) to the extent not included in the foregoing: (A) all Contracts for the future purchase or sale (in each case whether by merger, acquisition, purchase of an equity interest or otherwise) or lease of materials, supplies, merchandise, equipment or other personal property or assets which will involve consideration in excess of $500,000 in the aggregate or for the grant of any preferential right for any such future purchase, sale or lease; (B) all Contracts for the furnishing or receipt of services, the performance of which will involve consideration in excess of $500,000 in the aggregate; (C) all Contracts for the license of any Intellectual Property of the Company or its Subsidiaries to a third party

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entered into by the Company or its Subsidiaries; (D) all mortgages, pledges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets of the Company which involve consideration in excess of $500,000 in the aggregate; (E) all non competition or similar Contracts which restrict in any material respect the geographic or operational scope of the business of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and its Subsidiaries, taken as a whole, to enter into new lines of business; (F) all Contracts relating to borrowed money or other indebtedness; (G) all material distribution, joint venture, partnership, marketing, development or franchise Contracts; (H) all Contracts by which the Company or its Subsidiaries guarantee, endorse or otherwise become or are contingently liable for the debt, obligation or other liability of any other Person; (I) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the Company’s capital stock; (J) all Contracts which are material to the Company or any of its Subsidiaries and which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person (other than Contracts entered into in the Ordinary Course of Business or currently enforceable Contracts, to the extent any disclosure thereof is prohibited thereby, with respect to any currently pending potential sale of all or a substantial portion of the Company whether such sale is pursuant to a merger or otherwise); (K) all Contracts referred to in Section 4.8(a)(iii); (L) all Contracts to be performed relating to capital expenditures of the Company and/or its Subsidiaries with a value in excess of $500,000 individually in any fiscal year; and (M) all material leases, subleases, licenses and other Contracts relating to the leased real properties of the Company and its Subsidiaries (collectively, the “Leases”).

(b) Each Material Contract is a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to the date hereof under each Material Contract and, to the knowledge of the Company, each other party to each Material Contract has performed all material obligations required to be performed by it under such Material Contract. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which any of its assets are properties are bound. No material payment would be accelerated or be due by the Company or its Subsidiaries, as applicable, as a result of any change in control provisions in any Material Contracts as a result of the transactions contemplated by this Agreement.

Section 4.8 Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of each (i) employee benefit plan and any material policy, program or arrangement (including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each employee benefit plan and any material policy, program or arrangement that is governed by the Laws of any jurisdiction other than the United States) sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors, consultants or independent contractors (the “Company Participants”) or with respect to which the Company or any of its Subsidiaries has any material liability; and (ii) material benefit arrangement or Contract between the Company or its Subsidiaries and any current or former employees, directors, consultants and independent contractors (clauses (i) and (ii) collectively, the “Company Benefit Plans”); and (iii) all Contracts (other than Company Benefit Plans) with any current or former employee, director, officer or consultant of the Company or any of its Subsidiaries under which the Company or any such Subsidiary has an ongoing or future payment obligation for services rendered or to be rendered.

(b) (i) Each of the Company Benefit Plans has been maintained, funded, operated, and administered in material compliance with applicable Law, its governing plan document and, where applicable, any contractual commitments to participants, including but not limited to ERISA and the Code, and neither the Company nor any

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of its Subsidiaries, as applicable, is currently in default under, or otherwise not in material compliance with, any such Company Benefit Plan, (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect, has been timely amended to comply in all material respects with the provisions of the Tax legislation commonly referred to as “GUST” and “EGTRRA” and has been or will be submitted to the IRS for a determination letter that takes such amendments into account within the remedial amendment period specified by Section 401(b) of the Code, and the Company knows of no event that would cause the disqualification of any such Company Benefit Plan, (iii) no Company Benefit Plan provides welfare or welfare-type benefits (whether or not insured) to Company Participants or their dependents or beneficiaries beyond the Company Participant’s termination of employment or termination of service of non employees with the Company or any of its Subsidiaries, other than coverage mandated by applicable Law or benefits the full cost of which is borne by the Company Participant (or his or her dependent or beneficiary), (iv) no Company Benefit Plan or any other employee pension benefit plan that the Company, any Subsidiary or any other entity that, together with the Company or any Subsidiary, is treated as a single employer under Section 414 of the Code, maintains, contributes to or ever has maintained or contributed to (A) is a “multiemployer plan,” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA, (B) is subject to Section 412 of the Code or Title IV of ERISA, or (C) is a defined benefit plan not covered by Section 4.8(b)(iv)(B) above, and neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) under Title IV of ERISA or similar applicable Law on account of any such plan or otherwise, (v) neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan which to the knowledge of the Company would subject such entity to either a material civil penalty assessed pursuant to Sections 502(i) or 502(l) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vi) except as disclosed in the Company SEC Reports, to the knowledge of the Company, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, nor has the Company or any of its Subsidiaries received notice of any threatened, actions or proceedings by any Governmental Entity, against or otherwise involving any Company Benefit Plan, (vii) there are no uninsured liabilities with respect to any benefits or claims under any Company Benefit Plan, except as included as a liability in the Financial Statements, (viii) no event has occurred and no condition exists that to the knowledge of the Company would subject the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability with respect to any Company Benefit Plan imposed by ERISA or the Code or other applicable Law, (ix) any terminated Company Benefit Plan has been terminated in all material respects in accordance with applicable Laws and all benefits under any such terminated plan have been paid in accordance with the terms of such Company Benefit Plan, (x) each U.S. (and, to the knowledge of the Company, foreign) Company Benefit Plan in the form as of the Closing Date may be amended or terminated at any time after the Closing Date without material liability to the Company or any of its Subsidiaries, as applicable, other than for accrued benefits and costs of termination, (xi) all material contributions or amounts payable by the Company or any of its Subsidiaries as of the Effective Time with respect to any Company Benefit Plan in respect of current or prior plan years which are required to be reflected in the Financial Statements in accordance with GAAP have been paid or accrued in accordance with GAAP, and (xii) the Company has made available to Parent and the Merger Sub true and correct copies in all material respects of all Company Benefit Plans and benefit arrangements or contracts listed in Section 4.8(a) of the Company Disclosure Schedule, together with all amendments thereto, and to the extent applicable, (A) all current summary plan descriptions; (B) the most recent annual report on the IRS Form 5500-series, including any attachments thereto; (C) the most recent accountant’s report, if any; and (D) the most recent IRS determination letter.

(c) Except as provided pursuant to this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby shall (i) result in any material payment becoming due to any Company Participant, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (iv) result in any material obligations to fund benefits with respect to any current or former employees of the Company or any of its Subsidiaries, or (v) violate the provisions of any agreement between a Company Participant and the Company or any of its Subsidiaries.

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(d) The Company and its Subsidiaries, as applicable, have not violated, and have taken all actions necessary to comply with, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law. During the 90-day period prior to the date of this Agreement, the Company and its Subsidiaries have terminated the number of employees set forth on Section  4.8(c) of the Company Disclosure Schedule.

Section 4.9 Litigation. Except as set forth in the Company SEC Reports, as of the date hereof, there is no action, claim, suit, proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which would materially interfere with the business or operations of the Company or any of its Subsidiaries.

Section 4.10 Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties that could result in a material Liability to the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit plans, Intellectual Property, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.12, Section 4.14 and Section 4.15, respectively. No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all material (i) issued patents and pending patent applications, (ii) trademark registrations and applications for registration thereof, and (iii) copyright registrations and applications for registration thereof, in each case that are owned by or on behalf of the Company or any of its Subsidiaries. With respect to each item of Intellectual Property identified in this Section 4.11,: (i) the Company or one of its Subsidiaries own all right, title, and interest in and to such item, free and clear of any lien other than Permitted Liens; (ii) such item is not subject to any outstanding injunction, judgment, or order of any Governmental Entity which the Company has received written notice; and (iii) no lawsuit of which the Company has received written notice is pending or, to the knowledge of the Company, is threatened that challenges the validity or enforceability of such item.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth a list as of the date hereof of all agreements under which the Company or any of its Subsidiaries licenses from a third party Intellectual Property that is used by the Company or such Subsidiary in and material to the conduct of its business, as presently conducted, except for off-the-shelf software programs and other readily available commercial software that the Company and any of its Subsidiaries use in the Ordinary Course of Business (such agreements being referred to as “License-In Agreements”).

(c) To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use, without payments to any other Person other than payments of an immaterial amount or payments described in any agreement disclosed to the Parent, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as presently conducted. No claim has been asserted against the Company or any of its Subsidiaries and, to the knowledge of the Company no claim is pending by any Person challenging or questioning the Company or any other Person’s use of such Intellectual Property or the validity of the Intellectual Property, and to the knowledge of the Company, there is no reasonable basis for same. The Company and its Subsidiaries have taken commercially reasonable actions required to maintain each item of Intellectual Property that they own that is material to the conduct of the business of the Company or any of its Subsidiaries, as applicable. No loss or expiration of any of the Intellectual Property that is material to the conduct of the business of the Company or any of its Subsidiaries, as applicable, is pending or (to the knowledge of the Company) threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, as applicable, including, without limitation, a failure by the Company or any of its Subsidiaries, as applicable, to pay any required maintenance fees).

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(d) To the knowledge of the Company, the operation of the business of the Company or any of its Subsidiaries as and where presently conducted does not infringe or misappropriate, any Intellectual Property rights of third parties that would result in a material liability to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice during the past two years (or earlier, if not resolved), alleging any such infringement or misappropriation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries during the past two years (or earlier if not resolved).

(e) The Company has a policy of requiring all employees, agents, consultants or contractors who have contributed or participated in the creation, development or improvement or modification of Intellectual Property of the Company or its Subsidiaries to assign all of their rights therein to the Company or a Subsidiary. The Company complies in all material respects with such policy. To the knowledge of the Company, (i) no Person has any basis for claiming any right, title or interest in and to any such Intellectual Property except for such claims as would not reasonably be expected to be successful, and (ii) no such claim is currently pending or threatened.

(f) The Company and its Subsidiaries have taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all of the Company’s and Subsidiaries’ trade secrets. To the knowledge of the Company, neither the Company nor its Subsidiaries has disclosed or authorized anyone to disclose material trade secrets other than pursuant to a nondisclosure agreement, and to the knowledge of the Company, no such party to any nondisclosure agreement is in breach thereof.

(g) None of the software of the Company or any Subsidiary is subject to the provisions of any open source or other source code license agreement that: (A) requires the distribution of source code in connection with the distribution of the licenses software in object code form; (B) prohibits or limits the Company or any Subsidiary from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (C) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of Law.

(h) The consummation of the transactions contemplated by this Agreement will not result as a consequence of actions taken by the Company prior to the Effective Date in: (A) the Company or any of its Subsidiaries, as applicable, being bound by any non-compete or other restriction on the operation of any business of the Company or any of its Subsidiaries, as applicable, that the Company or any of its Subsidiaries, as applicable, was not bound by prior to the consummation of the transactions contemplated by this Agreement; (B) the granting by the Company or any of its Subsidiaries, as applicable, of any license of Intellectual Property to a third party (including, without limitation, a covenant not to sue) other than as granted by the Company or any of its Subsidiaries, as applicable, prior to the consummation of the transactions contemplated by this Agreement; and (C) the loss or impairment of the Company’s or any of its Subsidiaries’, as applicable, rights to own or use any material Intellectual Property.

Section 4.12 Taxes. To the knowledge of the Company:

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions), and all such filed Tax Returns are complete and accurate in all material respects, and (ii) paid or accrued (in accordance with GAAP) all material Taxes that are due and owing whether or not shown to be due on such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any stockholder, employee, creditor or third party, other than such Taxes as are being contested in good faith by the Company or its Subsidiaries and for which adequate reserves have been established in accordance with GAAP as reflected in the most recent consolidated balance sheet;

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(b) There are no (i) pending or, to the knowledge of the Company, threatened, federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries, (ii) no material deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries, or (iii) material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP as reflected in the most recent consolidated balance sheet;

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries;

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the receipt (whether in cash or property or the vesting of property) by any “disqualified individual” (as such term is defined in Proposed Treasury Regulation Section 1.280G 1) with respect to the Company or any of its Subsidiaries of any amount that would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has incurred any liability to make any payments that are or may be nondeductible under Section 162(m) of the Code;

(e) Neither the Company nor any of its Subsidiaries is a party to, bound by or has any material obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any material payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than any agreements among any of the Company or any of its Subsidiaries or any contracts or arrangements entered into with employees, consultants or independent contractors or in connection with purchase or sale agreements or sale leasebacks); and

(f) The Company and its Subsidiaries (A) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax Return or an affiliated, combined or unitary group other than a group the common parent of which is the Company, and (B) have no liability for Taxes of any Person under Treasury Regulation 1.1502 6(a) (or any similar provision of state, local or foreign Law) (other than for Taxes of the Company and its Subsidiaries), or as a transferee or successor, by contract or otherwise.

Section 4.13 Real and Personal Property.

(a) To the knowledge of the Company, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real property and personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of Liens subject to minor imperfections in title that would not materially affect the Surviving Corporation’s use and enjoyment thereof after the Effective Time. Section 4.13(a) of the Company Disclosure Schedule as of the date hereof sets forth a list of all owned real property and real property subject to a Lease. The Company and/or its Subsidiaries has a valid leasehold interest in the leasehold estates and licenses created by the Leases free and clear of Liens, except where such Liens would not interfere in any material respect with the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted on the leased premises. No consent or approval is required to be obtained under any of the Leases, and no material breach, default or right of termination shall arise under any Lease nor does any landlord or other party have the right to increase the amounts payable or charge any sum under any Lease, in each case in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any affiliates of any of the foregoing is, or has an ownership, financial or other interest in, the landlord under any of the Leases.

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(b) All of the Company’s and its Subsidiaries’ material personal property, including computers, electronics, leasehold improvements, furnishings, machinery and equipment, is in good repair (ordinary wear and tear excepted), is in good working order and, to the knowledge of the Company, materially complies with all applicable Laws.

Section 4.14 Environmental.

(a) To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of material permits, licenses and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary.

(c) To the knowledge of the Company, (i) with respect to the real property currently or previously owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Materials that require a Cleanup, and (ii) none of the Company, its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, manufactured, distributed, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given rise to Liabilities or could give rise to Liabilities pursuant to any Environmental Laws.

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to, any liability of any other Person or entity relating to Environmental, Health, and Safety Requirements.

(e) To the knowledge of the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, or any of their respective predecessors could reasonably be expected to prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

Section 4.15 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and there are no labor or collective bargaining agreements that pertain to the employees of the Company or any of its Subsidiaries other than works councils required by statute, (b) there is no pending or to the knowledge of the Company, threatened labor dispute, strike, work stoppage, lockout or other labor controversy involving the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries experienced any such labor controversy within the past three years, (c) there is no union or similar organization currently certified, and there is no union representation question and no union or other organization activity that would be subject to the National Labor Relations Act (20 U.S.C. § 151 et seq.) or similar applicable Law exists, or to the knowledge of the Company, is threatened with respect to the Company’s or any of its Subsidiaries operations; (d) to the knowledge of the Company, no employee of the Company or any of its Subsidiaries (“Employee”) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such Employee and any other Person besides the Company or any of its Subsidiaries, as applicable, that would be material to the performance of such Employee’s employment duties, or the ability of the Company or Merger Sub to conduct their business, (e) there is no pending or, to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or any of its Subsidiaries by or before any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employee, labor organization or other representative of employees of

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the Company or any of its Subsidiaries, (f) the Company and its Subsidiaries are in material compliance with all applicable Laws, agreements, and policies relating to employment of labor, employment practices and terms and conditions of employment, including, but not limited to, all such Laws relating to hours, wages, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding and/or Social Security taxes and other similar taxes, and (g) all salaries, wages and other benefits, bonuses and commissions of all directors, officers and employees of the Company and its Subsidiaries have, to the extent due, been paid or discharged in full or are reflected as liabilities on the financial statements contained in the SEC Reports.

Section 4.16 Insurance. Section 4.16 of the Company Disclosure Schedule contains a list as of the date hereof of all insurance policies (including name of issuer, policy number, insured parties, expiration date, type and amount of coverage and deductible) and binders of insurance and all surety and fidelity bonds which are owned by the Company and any of its Subsidiaries and which name the Company or any of its Subsidiaries as an insured, including without limitation self insurance programs (the “Insurance Policies”). All such Insurance Policies are in full force and effect and (a) each of the Insurance Policies is valid and outstanding and, to the knowledge of the Company, enforceable, and all premiums due thereon have been paid in full, (b) none of the Insurance Policies shall terminate or lapse (or be affected in any other material adverse manner) by reason of the Merger, (c) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (d) to the knowledge of the Company, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or given notice of any intent to do so or not to renew any such Insurance Policy, (e) to the knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion and there has been no denial or reservation of rights issued by any insurer under any Insurance Policies with respect to any pending insurance claim, (f) there have been no gaps in insurance coverage as with respect to time or limits for policies in effect since January 1, 2003, (g) the historical aggregate insurance limits have not been significantly impaired, and all properties of the Company are adequately insured to full replacement cost and appropriate levels of business interruption insurance.

Section 4.17 Information Supplied.

(a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy or information statement (including any amendment or supplement thereto) related to the meeting of the Company’s shareholders to be held in connection with the Merger and the transactions contemplated by this Agreement (the “Proxy Statement”) will, at the time the Proxy Statement is first published, sent or given to the shareholders of the Company, at the time of the Company Shareholders Meeting or at the Effective Time, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. All documents that the Company is responsible in whole or in part for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder at the time the Proxy Statement is first published, sent or given to the shareholders of the Company and at the Effective Time.

(b) Notwithstanding the foregoing provisions of this Section 4.17, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.18 Absence of Certain Changes or Events. Since September 30, 2009, (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, (ii) there has not been any condition, event or occurrence which has had or would have a Company Material Adverse Effect and (iii) the Company and its Subsidiaries have not:

(a) declared, set aside for payment or paid any dividend or other distribution in respect of any Common Stock or otherwise made any payments to shareholders in their capacity as such;

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(b) split, combined, subdivided or reclassified any Common Stock;

(c) except for Common Stock issued or delivered pursuant to the Company Equity Plans and except for the issuance, grant or delivery of equity awards issued pursuant to the Company Equity Plans in the Ordinary Course of Business, issued, delivered, sold, disposed of, pledged or otherwise encumbered, or authorized or proposed the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock;

(d) made or committed to be make or enter into any Contracts (or amendments, modifications, supplements or replacements to existing Contracts) to be performed by the Company or any of its Subsidiaries relating to, capital expenditures by the Company or any of its Subsidiaries under which the obligations of the Company or any of its Subsidiaries from and after September 30, 2009 will be in excess of $500,000 in the current year or any future calendar year, or in the aggregate for such capital expenditures with a value in excess of $500,000 and the Company and its Subsidiaries have not made any capital expenditures in excess of such amounts since September 30, 2009;

(e) acquired, by merging or consolidating with, by purchasing an equity interest in, by purchasing all or a portion of the assets of, or by any other manner, any business or any Person, or otherwise acquired any assets of any Person (other than the purchase of equipment, inventories and supplies in the Ordinary Course of Business);

(f) other than sales of inventory in the Ordinary Course of Business, acquired, sold, leased, disposed of, pledged or encumbered any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(g) except as disclosed in the Company SEC Reports and except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on September 30, 2009 or required by applicable Law or contemplated by Section 2.6, and other than the grant of awards in the Ordinary Course of Business pursuant to the Company’s stock option plans prior to the date of this Agreement, granted any material increases in the compensation of its directors, officers or employees;

(h) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(i) except as disclosed in the Company SEC Reports, incurred any indebtedness for borrowed money in excess of $500,000 or guaranteed any such indebtedness or made any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company;

(j) taken any actions or made any omissions which would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome the ability of the Surviving Corporation or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company’s permits in effect immediately following the Merger on substantially the same terms as in effect on the date of this Agreement; or

(k) (i) materially amended any Tax Returns or claims for refunds filed or (ii) made or rescinded any material Tax election with respect to the treatment of items on such Tax Returns.

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Section 4.19 Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no material Contracts between the Company or any of its Subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of 10% or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

Section 4.20 Vote Required. The Company Shareholder Approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt the Company Voting Proposal.

Section 4.21 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided Parent with a true and complete copy of the engagement letters relating to its arrangements with HLHZ.

Section 4.22 Opinion of Financial Advisor. The Strategic Committee has received the opinion of HLHZ that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock. A written copy of such opinion will be furnished, for informational purposes, to Parent as promptly as practicable. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.23 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors, agents and employees have taken any action that (i) violated the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq., or (ii) violated any similar Law of any jurisdiction in which the Company or any of its Subsidiaries conducts business.

Section 4.24 Rights Plan. The Rights Agreement between the Company and American Stock Transfer and Trust Co., dated May 4, 1999, as amended October 28, 2000 (the “Rights Agreement”) terminated on May 4, 2009, and the Company is not a party to any other agreements that provide similar rights to the Company’s equity holders as were contained in the Rights Agreement.

Section 4.25 Disclosure. The representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Organizational Documents of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents.

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Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally.

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any provision of the Organizational Documents of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the CCC, (B) requirements under other state corporation Laws, (C) the HSR Act and any applicable antitrust and competition Laws of jurisdictions other than the United States and (D) the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 5.4 Litigation. There is no action, claim, suit, proceeding pending or, to the knowledge of Parent and Merger Sub, threatened, that would result in a Parent Material Adverse Effect.

Section 5.5 Ownership of Common Stock. None of Parent, Merger Sub or any of their Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 5.6 Compliance with Law. Neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties that would result in a Parent Material Adverse Effect.

Section 5.7 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.8 Information Supplied.

(a) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first published, sent or given to shareholders of the Company, at the time of the Company Shareholders Meeting or the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. All

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documents that Parent or Merger Sub are responsible in whole or in part for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder at the time the Proxy Statement is first published, sent or given to the shareholders of the Company and at the Effective Time.

(b) Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.9 Financing. Parent currently has, and Parent and Merger Sub will have as of the Effective Time, cash and cash equivalents sufficient for Merger Sub and the Surviving Corporation to pay the Merger Consideration and the aggregate Per Share Option Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses.

Section 5.10 Investigation by Parent and Merger Sub.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain financial projections and other financial forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such financial projections and other financial forecasts and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all financial projections and other financial forecasts so furnished to it.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”) (except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within 72 hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company will use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers and employees and maintain its relations and goodwill with its material suppliers, customers, landlords, creditors and others having material business relationships with it. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within 72 hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time neither the Company nor any of its Subsidiaries will:

(a) amend its Organizational Documents;

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(b) except for Common Stock to be issued or delivered pursuant to the Company Equity Plans and except for the issuance, grant or delivery of equity awards issued pursuant to the Company Equity Plans in the Ordinary Course of Business, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(c) redeem, purchase, exchange or otherwise acquire, or propose to redeem, purchase, exchange or otherwise acquire, any outstanding Common Stock;

(d) split, combine, subdivide or reclassify any Common Stock;

(e) declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(g) other than sales of inventory in the Ordinary Course of Business, acquire, sell, lease, exclusively license, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, or have a fair market value (or are valued on the records of the Company) in excess of $500,000;

(h) incur any indebtedness for borrowed money in excess of $1,000 in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company;

(i) other than in the Ordinary Course of Business, grant any material increases in the compensation of, or grant bonuses or special remuneration to, or make severance payments (other than severance payments required by existing plans or policies of the Company or as required by law) to, any of its directors, officers or employees, or enter into any new employment or severance protection agreements with any such directors, officers or employees;

(j) terminate, amend or waive any material rights in any Material Contract in a manner that would be materially adverse to the Company or fail to perform any material obligations under any Material Contract;

(k) enter into any Contract that would be a Material Contract, other than Contracts for the sales of products in the Ordinary Course of Business;

(l) adopt, terminate or amend any Benefit Plans in a manner that would materially increase the costs to the Company;

(m) change any of the accounting methods used by the Company, including accelerating the payment of any Liabilities or delaying the collection of any receivables in a manner inconsistent with past practices, unless required by GAAP or applicable Law;

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(n) take any action that would invalidate or cause the cancellation of any current insurance coverage or fail to maintain current insurance coverage or suitable renewals thereof providing coverage substantially the same as any expiring policy; enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(o) make any investments or capital contributions to any Person other than capital contributions to direct or indirect wholly-owned Subsidiaries of the Company

(p) settle any material litigation against the Company and/or its directors, including litigation relating to the transactions contemplated hereby or by the Prior Agreement; provided that the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation.

Section 6.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would reasonably be likely to delay the consummation of the Transactions.

Section 6.3 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other advisors or authorized representatives (collectively, “Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties, books and records of the Company and its Subsidiaries; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further investigation of the Company, including environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement.

(b) The Mutual Confidentiality Agreement, dated November 30, 2009 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.4 Acquisition Proposals.

(a) No-Shop Period; Acquisition Proposal. The Company shall cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and during the period beginning on the date hereof and continuing until the termination of this Agreement in accordance with Article VIII, the Company agrees that the Company shall not, nor shall it authorize or knowingly permit any of its Subsidiaries or Representatives to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal or (iii) terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party (or fail to take reasonable measures to enforce

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the provisions of any such agreements), or take any action to exempt any person (other than Parent, Merger Sub and their Affiliates) from any applicable takeover Laws or otherwise cause such restrictions not to apply; provided, however, that if on or after the date hereof and prior to the approval of the principal terms of the Merger and adoption of this Agreement at the Company Shareholders Meeting, the Company receives a bona fide unsolicited Acquisition Proposal not obtained in violation of this Section 6.4 which causes the Company Board or the Strategic Committee to determine in good faith (i) after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes, or could reasonably be likely to result in, a Superior Proposal and (ii) after consultation with its outside counsel, that failure to take any of the actions referred to in clauses (i) through (iii) of this Section 6.4(a) would reasonably be expected to result in a breach of its fiduciary duties to the Company shareholders under applicable Law, then the Company Board or the Strategic Committee may take any of the actions referred to in clauses (i) through (iii) of this Section 6.4(a).

(b) Except as expressly permitted by this Section 6.4(b), neither the Company Board, nor any committee thereof (including the Strategic Committee) shall (i) withdraw or modify in a manner adverse to Parent, the Company Recommendation (a “Change of Recommendation”), (ii) approve or recommend any Acquisition Proposal, or (iii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or authorize, approve or publicly recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for an Acceptable Confidentiality Agreement entered into in the circumstances referred to in Section 6.4(a). Notwithstanding the foregoing, prior to the approval of the principal terms of the Merger and adoption of this Agreement at the Company Shareholders Meeting, (A) if in response to the receipt of a written Acquisition Proposal which causes the Company Board or the Strategic Committee to determine in good faith (x) after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes, or could reasonably be likely to result in, a Superior Proposal and (y) after consultation with its outside counsel, that failure to take any of the following actions would reasonably be expected to result in a breach of its fiduciary duties to the Company shareholders under applicable Law to continue to recommend the Merger, then the Company Board or the Strategic Committee may approve or recommend such Superior Proposal and, in connection with the approval or recommendation of such Superior Proposal, make a Change of Recommendation and/or terminate this Agreement (and subject to Article VIII, in connection with such termination, if it so chooses, cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal); and (B) other than in connection with an Acquisition Proposal, if the Company Board or the Strategic Committee determines in good faith, after consultation with its outside legal counsel, in response to a material development occurring or arising after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement (such material development, an “Intervening Event”), that its failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company shareholders under applicable Law, then the Company Board or the Strategic Committee may make a Change of Recommendation; provided, however, that the Company Board or the Strategic Committee may not take any actions set forth in clauses (A) or (B) of the immediately preceding sentence unless the following conditions have been met:

(i) the Company has complied in all material respects with, and the Acquisition Proposal was not a result of a breach by the Company of, Section 6.4;

(ii) the Company Board or the Strategic Committee shall have first provided prior written notice to Parent (A) that it is prepared to effect a Change of Recommendation in response to a Superior Proposal and/or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall attach the most current version of any proposed written agreements relating to the transaction that constitutes such Superior Proposal, including the identity of the person making such Superior Proposal and shall promptly notify Parent of any material revisions to the Superior Proposal, or (B) that it is prepared to effect a Change of Recommendation in response to an Intervening Event, including a brief description of the material development giving rise to such Intervening Event;

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(iii) Parent and its Representatives shall have had through 11:59 pm California time on the third Business Day following receipt of such notice from the Company (or longer period if extended by the mutual agreement of the Company and Parent) (the “Notice Period”) to make a proposal (if Parent desires) to modify the terms of this Agreement in response to such Superior Proposal or Intervening Event;

(iv) following receipt of any such proposal with respect to such modifications to the terms of this Agreement by Parent, the Company and its Representatives shall have negotiated in good faith during the Notice Period with Parent and its Representatives (if Parent desires to so negotiate) to make such modifications to the terms of this Agreement as would make the relevant Acquisition Proposal no longer a Superior Proposal or in a manner that obviates the need for taking such action as a result of an Intervening Event;

(v) after the Company and its Representatives shall have negotiated in good faith with Parent and its Representatives to make such modifications to the terms of this Agreement as would make the relevant Acquisition Proposal no longer a Superior Proposal or in a manner that obviates the need for taking such action as a result of an Intervening Event, the Strategic Committee shall have again determined in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account any such modifications proposed by Parent, that failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, would reasonably be expected to be a breach of its fiduciary duties to the Company shareholders under applicable Law to continue to recommend the Merger; and

(vi) with respect to a Superior Proposal, the Company shall have paid the Termination Fee pursuant to Section 8.3(b)(ii), prior to, and as a condition of, the termination of this Agreement.

The Company shall be required to deliver a new written notice in the event of any material revisions to the Superior Proposal, in which event a new Notice Period shall commence following receipt of such new written notice by Parent.

(c) Notices to Parent. The Company shall as promptly as possible (but in any event within one Business Day) provide notice to Parent of receipt by the Company of any Acquisition Proposal, any inquiry with respect to, or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the person making any such Acquisition Proposal, inquiry or request and shall keep Parent informed on a current basis of the status thereof and of any material communications, material modifications or material developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all Acquisition Proposals. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(d) Certain Permitted Disclosure. Nothing in this Section 6.4 shall prohibit the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e 2(a), Rule 14d 9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law and any such disclosure which would otherwise constitute a Change of Recommendation shall not be deemed to constitute such a Change of Recommendation for the purposes of Section 6.4(b) if the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement in such communication. In addition, it is understood and agreed that, for purposes of this Section 6.4(d), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop look and listen” communication shall not constitute a Change of Recommendation for the purposes of Section 6.4(b).

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Section 6.5 Employee Benefits.

(a) As of the Effective Time, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide each of the Employees with base salary or wage rates and incentive compensation opportunities and other cash compensation and benefits that are in line with current market rates for similar employment positions and Parent further intends to supplement such compensation and benefits with performance incentive programs. For the avoidance of doubt, this Section 6.5(a) does not guarantee any Employee employment with the Company at any time after the Effective Time except as may be set forth in any written contract with the Company.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all written employment contracts and other compensation agreements with any Employee, in each case existing immediately prior to the execution of this Agreement and as that are disclosed on Schedule 4.7 of the Company Disclosure Schedule.

(c) Parent shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) or Affiliates following the Effective Time and in which any of the Employees participate or are eligible to participate (the “Parent Plans”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any Company Benefit Plan provides past service credit) as service with Parent and its Subsidiaries. Parent shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Employee and his or her spouse and dependents under a corresponding Company Benefit Plan during the calendar year in which occurs the later of the Effective Time and the date on which the Employee begins participation in such Parent Plan.

(d) Nothing in this Section 6.5 shall confer any rights or remedies of any kind or description upon any of the Employees, or their respective successors and assigns, and nothing in this Section 6.5 shall constitute an amendment to any Company Benefits Plan.

Section 6.6 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement related to the matters described in Section 6.4, Section 8.1 and Section 8.2.

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) The Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article V of the articles of incorporation of the Company, and Article X of the by-laws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries.

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(b) After the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative (collectively, “Action”), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Effective Time, to the fullest extent permitted under the CCC for directors and officers of California corporations (including the requirement that such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Party’s conduct was unlawful), for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) each Indemnified Party will be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by Merger Sub or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the CCC, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.7(b) shall be in addition to any rights such person may have under the Organizational Documents of the Company and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time as described in Section 6.7(b); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(c) more than a one-time premium payment of no more than 200% of the current annual premium paid by the Company for such insurance; provided, however, that if the cost of the “tail” policy exceeds 200% of the current annual premium paid by the Company for such insurance, the Surviving Corporation will obtain such “tail” policy in such amount and scope as can be obtained for 200% of the current annual premium.

(d) This Section 6.7 is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to

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the Company or its Subsidiaries any of their officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. The Proxy Statement shall comply as to form and content in all material respects with the applicable provisions of the federal securities Laws. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Subject to Section 6.4(b), the Company, acting through the Company Board, shall include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”). The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and all responses to requests for additional information by and replies to comments of the staff of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all correspondence with the SEC or its staff or any other government officials with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC.

(b) If, at any time prior to the Company Shareholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

Section 6.9 Shareholders Meeting.

(a) The Company shall, in accordance with applicable Law, the Company’s Organizational Documents and the rules of The Nasdaq Global Market promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Shareholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.4(b), (i) the Company Board shall make the Company Recommendation and include such Company Recommendation in the Proxy Statement, (ii) the Company Board shall not withhold, withdraw or modify in a manner adverse to Parent, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the Company Recommendation, and (iii) the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Global Market or the CCC to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, with the mutual agreement of Parent may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

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(b) Prior to the termination of this Agreement in accordance with Section 8.1, (i) nothing contained in this Agreement shall limit in any way the obligation of the Company to convene and hold the Company Shareholders Meeting in accordance with Section 6.9(a) of this Agreement, and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

Section 6.10 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities or any other third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent, Merger Sub or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or its Subsidiaries will make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences; (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. For the avoidance of doubt, Parent, Merger Sub and the Company agree that nothing contained in this Section 6.10(a) shall modify or affect their respective rights and responsibilities under Section 6.10(b). The provisions of this Section 6.10(a) shall not apply to the matters described in Section 5.9 and Section 6.17.

(b) Parent, Merger Sub and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to prepare, as promptly as practicable and within the applicable regulatory deadlines, any required merger notifications or obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the

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consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law (an “Antitrust Order”). The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, subject to applicable privileges including attorney-client and attorney work product privileges, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Without limiting the generality of the foregoing, neither the Parent, Merger Sub, nor any of its Affiliates (or any of their respective subsidiaries) nor (unless such action is conditioned upon the Closing) the Company or any of its Affiliates, shall, under this Section 6.10(b), be required to (i) effect any sale, divestiture or disposition of existing or acquired assets or businesses, or (ii) take or agree to take any other action or agree to any limitation that (A) adversely affects any of the Parent’s, Merger Sub’s, the Company’s and any of its Subsidiaries’ or any of their Affiliates’ businesses, or (B) would have a materially adverse effect on any material benefit Parent or the Company or its stockholders seek to receive from the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, neither Company, Parent, Merger Sub nor any of their respective Affiliates shall be under any obligation to take any action under this Section 6.10(a) or (b) if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

Section 6.11 Delisting; NASDAQ Quotation. The Company agrees to take, or causing to be taken, all actions necessary to delist the Common Stock from The Nasdaq Global Market and to terminate registration under the Exchange Act, and to use its reasonable best efforts to remove from quotation the Common Stock on The Nasdaq Global Market effective as of the Effective Time.

Section 6.12 Takeover Laws. If any takeover Law is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors shall (a) take all necessary action to ensure that such transactions contemplated hereby may be consummated as promptly as reasonably practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover Law.

Section 6.13 Notification of Certain Matters. During the Pre-Closing Period, Merger Sub shall give prompt notice to the Company, and the Company shall give prompt notice to Merger Sub, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in a manner that would cause the conditions set forth in Section 7.2(a) or Section 7.3(a), as applicable, not to be satisfied, in each case at any time during the Pre-Closing Period, or (b) any failure of Parent, Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in a manner that would cause the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, not to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.14 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be reasonably required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) which will result from the transactions contemplated by Articles II and III of this Agreement by each officer or director who is subject to the reporting requirements of Section  16(a) of the Exchange Act with respect to the Company.

Section 6.15 Resignations. The Company shall obtain and deliver to Merger Sub at the Closing evidence reasonably satisfactory to Merger Sub of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries (except those designated by Merger Sub to the Company in writing prior to the Closing).

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Section 6.16 Existing Standstill Agreements. Except as provided in Section 6.4, the Company shall enforce all standstill or similar agreements under confidentiality agreements or executed by third-parties in connection therewith that have been signed prior to the date hereof and are still currently in effect.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Voting Proposal shall have received the Company Shareholder Approval at the Company Meeting at which a quorum is present, in accordance with the CCC;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling (i) enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement, or (ii) compelling the Company, Parent, Merger Sub or any of their respective Subsidiaries to dispose of or hold separate any significant portion of the business or assets of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement; and

(c) any applicable waiting period under the HSR Act and any other applicable foreign Antitrust Laws shall have expired or been terminated.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

(a) the representations and warranties of the Company contained in this Agreement (i) that are not qualified by Company Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect and (ii) that are qualified by Company Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (A) the representations and warranties set forth in Section 4.2(a) and Section 4.8(a)(iii) shall be true and correct in all respects (except for immaterial deviations) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; and (B) the representations and warranties set forth in Section 4.5, shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; and (C) the representations and warranties set forth in Section 4.3, shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

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(d) since the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in Section 5.9 shall be true and correct as of the Effective Time as though made on and as of the Effective Time and (ii) each of the representations and warranties of Parent and Merger Sub set forth in Article V (other than in Section 5.9 and Section 5.11) (A) that are not qualified by Parent Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect and (B) that are qualified by Parent Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) each of Parent and Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section  6.10(a).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder Approval of the Company Voting Proposal, by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to the five month anniversary of the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to the Termination Date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non appealable; or

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(iii) if the Company Shareholders Meeting shall have concluded without the Company Shareholder Approval of the Company Voting Proposal having been obtained in accordance with the CCC.

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Merger Sub through the exercise of their reasonable best efforts and Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); or

(ii) prior to the Company Shareholders Meeting, under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 6.4(b) and provided that the Termination Fee referenced in Section 8.3(b)(ii) shall have been paid by the Company to such Person or Person(s) as shall have been designated in writing by Parent.

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); or

(ii) if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change of Recommendation, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Alternative Acquisition Agreement other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement related to an Acquisition Proposal, (C) the Company shall have failed to call the Company Shareholders Meeting in accordance with Section 6.9 or shall have failed to deliver the Proxy Statement in accordance with Section 6.8 in material breach of such Sections and such failure shall not be due to any material breach by Parent or Merger Sub of their obligations under Section 6.8(b), or (D) a tender offer or exchange offer for outstanding shares of Common Stock shall have been commenced (other than by Parent or Merger Sub or their respective Affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except (i) as provided in Section 8.3, and (ii) each party will be fully liable for any liabilities incurred or direct damages actually suffered (excluding any indirect, punitive, consequential, special or incidental damages) and incurred by the other parties as a result of such first party’s willful failure to perform its covenants or willful breach of its representations or warranties contained in this Agreement. Notwithstanding the foregoing, the provisions of Section 6.3(b), this Section 8.2, Section 8.3 and Article IX shall survive any such termination).

Section 8.3 Fees and Expenses.

(a) Except as provided in Section 8.3(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger or any other transaction contemplated hereby are consummated; provided, however, that the fees and expenses incurred in connection with or related to (x) the preparation, printing, filing and mailing (excluding

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legal and accounting fees and expenses)) of the Proxy Statement shall be borne equally by Parent and the Company, and (y) any required merger notifications or obtaining any governmental clearances or approvals required for Closing under any Antitrust Laws (including the HSR Act), shall be borne equally by Parent and the Company.

(b) The Company shall pay to such Person or Person(s) as shall be designated in writing by Parent the Termination Fee, if:

(i) this Agreement is terminated pursuant to Section 8.1(d)(ii);

(ii) this Agreement is terminated pursuant to Section 8.1(c)(ii); or

(iii) if (A) (x) this Agreement is terminated pursuant to Section 8.1(b)(i) (provided, that the Termination Fee shall not be payable if Parent’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to the Termination Date), Section 8.1(b)(iii) or Section 8.1(d)(i) and (y) at any time after the date hereof and prior to such termination (1) any Acquisition Proposal shall have been made known to the Company or publicly disclosed or (2) any Person actively makes a non-exempt “solicitation” under Rule 14a-1(l) of the Exchange Act in opposition to the adoption of this Agreement by the shareholders of the Company, and (B) within 12 months after any such termination, the Company Board shall have recommended or the Company or any of its Affiliates consummates, or becomes a party to, any Alternative Acquisition Agreement with respect to, any Acquisition Proposal (which need not be the same Acquisition Proposal that was made or publicly disclosed prior to the Company Meeting).

For purposes of this Agreement, “Termination Fee” shall mean $9,600,000. The Termination Fee due under Section 8.3(b)(i) shall be paid by the Company to Parent, or such Person or Person as shall be designated in writing by Parent, by wire transfer of same-day funds within two Business Days following termination of this Agreement. The Termination Fee due under Section 8.3(b)(ii) shall be paid by the Company to Parent, or such Person or Person as shall be designated in writing by Parent, immediately prior to termination of this Agreement pursuant to Section 8.1(c)(ii). The Termination Fee due under Section 8.3(b)(iii) shall be paid to Parent, or such Person or Person as shall be designated in writing by Parent, by wire transfer of same-day funds within two Business Days following the recommendation of the Company Board to enter into, or the actual entry into the Alternative Acquisition Agreement or, in the absence thereof, the consummation of the Acquisition Proposal, as applicable.

(c) In the event that this Agreement is terminated under the circumstances described in Section 8.3(b)(iii)(A) (provided, that the requirements of clause (y) of Section 8.3(b)(iii)(A) shall be disregarded for this purpose in the event this Agreement is terminated pursuant to Section 8.1(b)(iii)), then the Company shall pay to Parent, within three Business Days of such termination, an amount equal to the reasonable and documented out-of-pocket fees and expenses (including, all legal, accounting, financial and tax, environmental, appraisals, insurance and benefits, consulting and expert opinions, background investigations, technology, travel expenses and other expenses such as research, telecommunications charges, photocopying, delivery and postage) incurred by Parent and Merger Sub after the date hereof in connection with the investigation, negotiation, documentation and closing of the Merger up to a maximum of $2,000,000, as such amount may be increased by mutual agreement of Parent and the Company Board (the “Parent Expenses”) (provided, that in the event this Agreement is terminated pursuant to Section 8.1(b)(iii), the phrase “after the date hereof” in the definition of “Parent Expenses” shall be ignored for this purpose only); provided, however, the existence of circumstances that could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(c) or Section 8.3(a); provided, further, however, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(c) or Section 8.3(a) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b) (but the Company shall be entitled to deduct from the Termination Fee payable the amount of any Parent Expenses previously paid to Parent pursuant to this Section 8.3(c) or Section 8.3(a)).

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(d) For purposes of this Section 8.3, the references to “10%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(e) If the Company fails to pay when due any amounts payable to the other under this Section 8.3 within the specified times for any such payment, then (i) then the Company shall reimburse Parent for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to 3% over the “prime rate” (as announced by The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee described in Section 8.3(b) shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (ii) of Section 8.2, but is otherwise the sole and exclusive remedy of Parent and Merger Sub and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated. For the avoidance of doubt, other than as provided in clause (ii) of Section 8.2, the maximum aggregate liability of the Company shall be limited to an amount equal to the Termination Fee, plus any amounts that become due under Section 8.3(f), and in no event shall Parent, Merger Sub or any of their respective Affiliates seek (i) any damages in excess of such amounts, (ii) any damages in any amount if the Termination Fee has been paid or (iii) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Non Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon confirmation of receipt) by delivery in person, by a nationally recognized next day courier service, or by facsimile transmission. In addition, notices, claims, demands and other communications hereunder may be given by email with pdf attachments (and shall be deemed to have been duly given upon confirmation of receipt), provided that such email notice shall be deemed to be duly given only if all copies required hereunder were also given and receipt confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

(a)	if to Parent or Merger Sub:

Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, Arizona 85224

Facsimile No: (480) 792-4112

Attention: Steve Sanghi, Chairman, President and Chief Executive Officer

email: steve.sanghi@microchip.com

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with a copy to:

Wilson Sonsini Goodrich and Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Facsimile No: (415) 947-2099

Attention: Robert T. Ishii

email: rishii@wsgr.com

(b)	if to the Company:

Strategic Committee of the Board of Directors of Silicon Storage Technology, Inc.

5201 Great America Parkway, Suite 270

Santa Clara, California 95054

Facsimile No: (408) 894-7983

Attention: Ronald Chwang, Chairman of the Strategic Committee

email: ronaldchwang@idsoftcapital.com

with a copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, California 94105

Facsimile No: (415) 616 1199

Attention: Steve L. Camahort

email: steve.camahort@shearman.com

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.5 Third Party Beneficiaries. Except for (i) the provisions set forth in Section 6.7, (ii) the right of the Company’s shareholders to receive the Merger Consideration at the Effective Time, and (iii) the right of the holders of Options to receive the Per Share Option Consideration at the Effective Time, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.6 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any

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action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.7 without bond or other security being required.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided, however, that provisions that are required under the Laws of the State of California to be governed by the Laws of the State of California will be so governed. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

Section 9.8 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

Section 9.9 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or partners at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval of the Company Voting Proposal, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.10 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY Silicon Storage Technology, Inc.

By:	/S/ BERTRAND CAMBOU
Name:	Bertrand Cambou
Title:	President

PARENT Microchip Technology Incorporated

By:	/S/ STEVE SANGHI
Name:	Steve Sanghi
Title:	Chairman, President and CEO

MERGER SUB Sun Acquisition Corporation

By:	/S/ ERIC BJORNHOLT
Name:	Eric Bjornholt
Title:	Director, and CFO

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ANNEX A-2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of February 2, 2010 (the “Merger Agreement”), by and among Silicon Storage Technology, Inc., a California corporation (the “Company”), Microchip Technology Incorporated, a Delaware corporation (“Parent”), and Sun Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), is made and entered into as of February 22, 2010 by and among the Company, Parent and Merger Sub. All capitalized terms that are used in this Amendment but not defined in this Amendment shall have the respective meanings ascribed thereto in the Merger Agreement.

WHEREAS, on February 22, 2010, Parent offered to amend the Merger Agreement on the terms set forth herein;

WHEREAS, the boards of directors of Merger Sub and Parent have approved this Amendment, and have determined that it is advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth in the Agreement (as amended by this Amendment);

WHEREAS, the Company Board, acting upon the recommendation of the Strategic Committee, has approved this Amendment and recommended approval and adoption of the Agreement (as amended by this Amendment) by the shareholders of the Company;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Amendment to Section 2.6(a). Section 2.6(a) of the Merger Agreement is hereby amended by replacing, in the definition of Merger Consideration set forth therein, the reference to “$2.85” with “$3.00”.

2. Amendment to Section 8.3(b). Section 8.3(b) of the Merger Agreement is hereby amended by replacing, in the definition of Termination Fee set forth therein, the reference to “$9,600,000” with “$10,120,624”.

3. Additional Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows (each of which representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.3 of the Merger Agreement):

The Company has the requisite corporate power and authority to execute and deliver this Amendment and, subject to obtaining the affirmative vote for approval of the principal

A-2-1

terms of the Merger and adoption of the Agreement (as amended by this Amendment) and the transactions contemplated by the Agreement (as amended by this Amendment), by the Company Shareholder Approval on the record date for the Company Shareholders Meeting to consider the Company Voting Proposal, to perform its obligations and consummate the transactions contemplated by the Agreement (as amended by this Amendment). The Strategic Committee has determined that the transactions contemplated by the Agreement (as amended by this Amendment) are advisable and fair to and in the best interests of the Company and its shareholders and has recommended that the full Company Board approve this Amendment and the transactions contemplated by the Agreement (as amended by this Amendment). The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the transactions contemplated by the Agreement (as amended by this Amendment) have been duly authorized by the Company Board (acting upon the unanimous recommendation of the Strategic Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment, except for the Company Shareholder Approval of the Company Voting Proposal. This Amendment has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.

4. Additional Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (each of which representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 5.2 of the Merger Agreement):

Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Amendment and to consummate the transactions contemplated the Agreement (as amended by this Amendment). The execution, delivery and performance by Parent and Merger Sub of this Amendment, approval and adoption of this Amendment and the consummation of the transactions contemplated the Agreement (as amended by this Amendment) have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Amendment and the consummation by them of the transactions contemplated the Agreement (as amended by this Amendment). This Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally.

5. Merger Agreement References. The parties hereto hereby agree that all references to the “Agreement” set forth in the Merger Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Merger Agreement as amended by this Amendment.

A-2-2

6. Full Force and Effect. Except as expressly amended or modified hereby, the Merger Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Merger Agreement shall remain in full force and effect without any amendment or other modification thereto.

7. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Amendment and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy, PDF or other reproduction hereof.

[Remainder of Page Intentionally Left Blank]

A-2-3

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

COMPANY
Silicon Storage Technology, Inc.

By:	/s/ Bing Yeh
Name:	Bing Yeh
Title:	Chairman and CEO

PARENT
Microchip Technology Incorporated

By:	/s/ Steve Sanghi
Name:	Steve Sanghi
Title:	Chairman, President and CEO

MERGER SUB
Sun Acquisition Corporation

By:	/s/ Eric Bjornholt
Name:	Eric Bjornholt
Title:	Director, and CFO

[Amendment No. 1 to Agreement and Plan of Merger]

A-2-4

Annex B

February 2, 2010

The Special Committee of the Board of Directors

Silicon Storage Technology, Inc.

1171 Sonora Court

Sunnyvale, CA 94086

Dear Members of the Special Committee:

We understand that Silicon Storage Technology Inc. (the “Company”) intends to enter into the Agreement (as defined below) by and among the Company, Microchip Technology Incorporated (the “Acquiror”) and Sun Acquisition Corporation, a wholly-owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, no par value per share, of the Company (“Company Common Stock”) will be converted into the right to receive $2.85 in cash (the “Consideration”), and the Company will become a wholly-owned subsidiary of the Acquiror.

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the following agreements:

a.	the Agreement and Plan of Merger, dated as of February 2, 2010, by and among the Company, the Acquiror and Merger Sub (the “Agreement”);

b.	the Agreement and Plan of Merger, dated as of November 13, 2009, by and among Technology Resources Holdings, Inc., Technology Resources Merger Sub, Inc., and the Company (the “Prior Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) regularly prepared financial projections relating to the Company through the end of 2010 prepared by management of the Company, and financial projections extrapolated therefrom through the end of 2014 based on discussions with management of the Company (such financial projections being collectively referred to herein as the “Financial Projections”), and (b) a liquidation analysis prepared by management of the Company;

Citicorp Center — One Sansome Street, Suite 1700 — San Francisco, California 94104 — tel.415.974.5888 — fax.415.974.5969 — www.HL.com

Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

The Special Committee of the Board of Directors

Silicon Storage Technology, Inc.

February 2, 2009

4.	spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Company Common Stock, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Financial Projections and liquidation analysis reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading, in each case that would be material to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto, in each case other than as would not be material to our analyses or this Opinion. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company have an effect on the Company that would be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We were, however, provided a copy of the liquidation analysis identified in item 3 above, and we have relied upon and assumed, without independent verification, the accuracy of the conclusions set forth therein with respect to amounts and values other than those related to securities valuation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or asset. We have

The Special Committee of the Board of Directors

Silicon Storage Technology, Inc.

February 2, 2009

undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. In reaching our conclusion set forth in the last sentence of this Opinion, we have considered the terms and conditions of other indications of interest received by the Company to enter into a change of control transaction with the Company, including indications of interest received during the “go-shop” period contemplated by the Prior Agreement. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Committee in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. In connection with the proxy statement or other similar communication required to be filed by the Company with the Securities and Exchange Commission and delivered to the Company’s shareholders in connection with the Transaction, the Company may include a copy of this Opinion, provided that (i) this Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to Houlihan Lokey, the Company’s engagement of Houlihan Lokey, the services provided by Houlihan Lokey or this Opinion) shall be subject to Houlihan Lokey’s prior review and written approval. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror and other participants in the Transaction and certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction, including such negotiations occurring during the “go-shop” period contemplated by the Prior Agreement, and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or to any other party, except as expressly set forth in the last sentence of this

The Special Committee of the Board of Directors

Silicon Storage Technology, Inc.

February 2, 2009

Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

Annex C

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

DISSENTERS’ RIGHTS

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause(A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Silicon Storage Technology, Inc.

common stock for the 2010 Special Meeting of Shareholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free at 1-866-235-8882 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-215-521-1348.)

2.	Vote by Internet – Please access https://www.proxyvotenow.com/ssti and follow the simple instructions on the screen. Please note you must type an “s” after http.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or

Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Silicon Storage Technology, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND

RETURN IN THE ENVELOPE PROVIDED

☒  Please mark your votes as in this example using dark ink only.

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 2, 2010, as amended on February 22, 2010 (the “Merger Agreement”), among Microchip Technology Incorporated, Sun Acquisition Corporation and Silicon Storage Technology, Inc., and approve the principal terms of the merger as contemplated by the Merger Agreement (the “Merger”).

For	Against	Abstain
☐	☐	☐

2.	To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval of the principal terms of the Merger and adoption of the Merger Agreement.

For	Against	Abstain
☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

For address change/comments, mark here.	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

, 2010
Date		Signature	Signature (Joint Owners)

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND

RETURN IN THE ENVELOPE PROVIDED

SILICON STORAGE TECHNOLOGY, INC.

1020 Kifer Road, Sunnyvale, California 94086

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 8, 2010

PROXY

The shareholder(s) hereby appoint(s) Ronald Chwang and James B. Boyd, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all shares of common stock of Silicon Storage Technology, Inc. (the “Company”) that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 10:00 a.m., local time, on April 8, 2010 at 1020 Kifer Road, Sunnyvale, California 94086 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side